                                                           EXHIBIT 2.1












                              AMENDED AND RESTATED

                          MASTER TRANSACTION AGREEMENT




                                      AMONG




                          INTERSIL HOLDING CORPORATION,

                              INTERSIL CORPORATION

                                       AND


                               HARRIS CORPORATION





                                  JUNE 2, 1999


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                                TABLE OF CONTENTS

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ARTICLE 1   DEFINITIONS AND RULES OF CONSTRUCTION ..............................   1

            1.1      Definitions ...............................................   1

ARTICLE 2   SALE AND PURCHASE OF THE ASSETS ....................................   1

            2.1      Transferred Assets ........................................   1

            2.2      Excluded Assets ...........................................   4

            2.3      Assumption of Liabilities..................................   6

            2.4      Excluded Liabilities.......................................   8

            2.5      Election to Transfer Assets Using Subsidiary...............  10

            2.6      Election to Transfer United Kingdom Assets.................  10

ARTICLE 3   THE CLOSING ........................................................  10

            3.1      Place and Date ............................................  10

            3.2      Purchase Price ............................................  11

            3.3      Allocation of Purchase Price; Section 338(h)(10)
                      Elections.................................................  11

            3.4      Deliveries ................................................  12

            3.5      Closing Balance Sheet......................................  12

            3.6      Post-Closing Purchase Price Adjustment.....................  13

            3.7      Limitations................................................  14

            3.8      Consent of Third Parties; Further Assurances ..............  14

            3.9      Shared Contracts...........................................  15

            3.10     Apportionment at Closing Date; Customer Billing............  15

            3.11     Warranty Claims............................................  16

            3.12     Purchase Agreement for Harris Malaysia.....................  16

            3.13     Deferred Closing...........................................  16

            3.14     Environmental Consents.....................................  16

            3.15     Pennsylvania Indebtedness..................................  16

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF HARRIS ...........................  17

            4.1      Organization, Standing, Etc. of Business Entities..........  17

            4.2      Corporate Authorization; Enforceability ...................  17

            4.3      Charters and Bylaws; Capitalization of Transferred
                     Subsidiaries ..............................................  18


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            4.4      No Violations .............................................  18

            4.5      Governmental Authorizations and Consents ..................  18

            4.6      Compliance with Other Instruments and Laws ................  18

            4.7      Baseline Financial Statements .............................  19

            4.8      Absence of Certain Changes or Events ......................  19

            4.9      Title to Transferred Assets ...............................  21

            4.10     Year 2000 Readiness .......................................  24

            4.11     Assumed Contract Obligations ..............................  24

            4.12     Litigation ................................................  26

            4.13     Licenses and Permits ......................................  26

            4.14     Environmental Compliance ..................................  26

            4.15     Absence of Certain Business Practices .....................  27

            4.16     Personnel Matters .........................................  27

            4.17     Labor Matters .............................................  28

            4.18     Seller Benefit Plans.......................................  28

                     4.18.1     United States...................................  28

                     4.18.2     Non-U.S. Employee Benefit Plans.................  30

            4.19     Insurance .................................................  31

            4.20     Powers of Attorney.........................................  31

            4.21     Brokers ...................................................  31

            4.22     Taxes......................................................  32

            4.23     Transferred Assets - General...............................  33

            4.24     Personal Property..........................................  33

            4.25     Warranty Claims............................................  33

            4.26     Inventory..................................................  34

            4.27     Malaysian Activities.......................................  34

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF BUYER
            AND PARENT .........................................................  34

            5.1      Organization and Standing of Buyer and Parent; Charter
                     and Bylaws ................................................  34

            5.2      Authorization .............................................  35
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            5.3      Enforceability ............................................  35

            5.4      Compliance with Other Instruments and Laws ................  35

            5.5      Governmental Authorizations and Consents ..................  35

            5.6      Litigation ................................................  36

            5.7      Access.....................................................  36

            5.8      Financial Capacity ........................................  36

            5.9      Brokers....................................................  36

            5.10     Hart-Scott-Rodino Antitrust Improvements Act of 1976.......  36

ARTICLE 6   COVENANTS RELATING TO PERSONNEL ARRANGEMENTS........................  36

            6.1      Employees; Collective Bargaining Agreements;
                     Transferee Employees.......................................  36

            6.2      Severance Obligations......................................  37

            6.3      Plans, Benefits and Policies...............................  38

            6.4      Foreign Employees..........................................  39

            6.5      Commissions and Bonuses....................................  40

ARTICLE 7   COVENANTS OF SELLERS ...............................................  40

            7.1      Conduct of Business .......................................  40

            7.2      Non-Competition............................................  42

            7.3      Access.....................................................  43

            7.4      Environmental Transfer Statutes ...........................  44

            7.5      Title Insurance............................................  44

            7.6      Surveys....................................................  45

            7.7      Estoppel Certificates......................................  45

            7.8      Zoning Letters.............................................  45

            7.9      Foreign Real Estate -- Due Diligence and Assurances........  45

            7.10     No Shop....................................................  46

ARTICLE 8   COVENANTS OF BUYER AND PARENT ......................................  46

            8.1      Investigation .............................................  46

            8.2      Assistance with Respect to Excluded Assets ................  46

            8.3      Names and Logo ............................................  46

            8.4      Space Used by Harris ESS...................................  46

            8.5      Reimbursement and Indemnity for Certain Costs and

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                     Liabilities................................................  47

ARTICLE 9   COVENANTS OF ALL PARTIES ...........................................  47

            9.1      Commercially Reasonable Efforts ...........................  47

            9.2      HSR Filing; Other Filings .................................  47

            9.3      Public Announcements ......................................  48

            9.4      Consents; Cooperation .....................................  48

            9.5      Communications with Customers and Suppliers ...............  48

            9.6      Liability for Transfer Taxes...............................  49

            9.7      Tax Matters................................................  49

                     9.7.1    Tax Returns.......................................  49

                     9.7.2    Indemnity.........................................  50

                     9.7.3    Tax Liability.....................................  51

                     9.7.4    Tax Contests......................................  51

                     9.7.5    Cooperation.......................................  52

                     9.7.6    Transfer Pricing Agreements and Related
                              Documentation.....................................  53

            9.8      Tax Elections..............................................  53

            9.9      Confidentiality............................................  53

            9.10     Books and Records..........................................  54

            9.11     Ancillary Agreements.......................................  54

            9.12     Obligations Concerning China Subsidiaries..................  54

            9.13     Latham Lease...............................................  55

            9.14     Ownership of Intersil Name.................................  56

ARTICLE 10  CONDITIONS TO OBLIGATIONS OF BUYER AND PARENT
            TO CLOSE ...........................................................  56

            10.1     Accuracy of Representations and Warranties ................  56

            10.2     Performance ...............................................  56

            10.3     No Conflict ...............................................  57

            10.4     Material Adverse Change....................................  57

            10.5     Certificate ...............................................  57

            10.6     HSR Act ...................................................  57

            10.7     Consents ..................................................  57
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            10.8     Transfer Documents ........................................  57

            10.9     Transaction Documents......................................  58

            10.10    Resignations...............................................  58

            10.11    Corporate Records..........................................  58

            10.12    Further Instruments........................................  58

            10.13    Sellers' Counsel Opinion...................................  58

            10.14    Financing..................................................  58

            10.15    Environmental Transfer Statutes............................  58

            10.16    Possession.................................................  58

            10.17    Working Capital Amount.....................................  58

            10.18    Real Estate Matters........................................  58

            10.19    Real Property Agreements...................................  58

            10.20    Harris Advanced Technology (Malaysia) Sdn Bhd..............  58

ARTICLE 11  CONDITIONS TO OBLIGATIONS OF HARRIS TO CLOSE .......................  59

            11.1     Accuracy of Representations and Warranties ................  59

            11.2     Performance ...............................................  59

            11.3     No Conflict ...............................................  59

            11.4     Certificate ...............................................  60

            11.5     HSR Act ...................................................  60

            11.6     Consents ..................................................  60

            11.7     Assumption Agreement ......................................  60

            11.8     Transaction Documents......................................  60

            11.9     Buyer's Counsel Opinion....................................  60

            11.10    Further Instruments........................................  60

            11.11    Financing..................................................  60

            11.12    Working Capital Amount.....................................  60

            11.13    Royalty Agreement..........................................  60

ARTICLE 12  TERMINATION ........................................................  61

            12.1     Right to Terminate Agreement ..............................  61

            12.2     Effect of Termination .....................................  61

ARTICLE 13  CERTAIN REMEDIES AND LIMITATIONS ...................................  62

            13.1     Expiration of Representations, Warranties and Covenants ...  62
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            13.2     Indemnity by Harris .......................................  62

            13.3     Indemnity by Buyer and Parent..............................  63

            13.4     General Indemnification Procedures ........................  63

            13.5     Environmental Procedures...................................  65

            13.6     Costs Related to Direct Claims.............................  67

            13.7     Exclusivity ...............................................  67

            13.8     No Set-Off.................................................  67

            13.9     Retention of Records ......................................  68

            13.10    Notice as to Representations ..............................  68

            13.11    Separate Indemnification for Taxes ........................  68

            13.12    Indemnification Payments as Purchase Price Adjustment......  68

ARTICLE 14  MISCELLANEOUS ......................................................  69

            14.1     Material Adverse Effect ...................................  69

            14.2     Disclaimer of Projections, Etc. ...........................  69

            14.3     Expenses ..................................................  69

            14.4     Compliance with Bulk Sales Laws............................  69

            14.5     Inconsistencies............................................  69

ARTICLE 15  AGREEMENT CONVENTIONS...............................................  70


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                                    SCHEDULES

Schedule      Subject Matter
--------      --------------

2.1(a)        Owned Fixed Assets

2.1(d)        Equity Interests of Transferred Subsidiaries

2.1(t)        Other Transferred Assets

2.2(t)        Other Excluded Assets

2.3           Mountaintop, Pennsylvania Facility Debt

2.4           Other Excluded Liabilities

4.3           Capitalization of Transferred Subsidiaries

4.4           Seller Violations

4.5           Government Authorizations and Consents Required by Sellers

4.6           Compliance with Other Instruments and Laws

4.7           Financial Statements

4.8           Certain Changes and Events

4.9(a)        Title to Transferred Assets Other than Real Estate

4.9(b)        Title to and Duality of Real Estate

4.11          Contractual Obligations

4.12          Litigation

4.13          Licenses and Permits Exceptions

4.14          Environmental Compliance Exceptions

4.16(b)       Disputes between Employees and Business Entities

4.16(c)       Employee Policies and Manuals

4.17          Labor Orders and Disputes

4.18          Seller Benefit Plans

4.19          Insurance Policies

4.20          Powers of Attorney

4.22          Tax Matters

4.23          Exceptions to Transferred Assets





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Schedule      Subject Matter
--------      --------------

4.24          Personal Property Operation Exceptions

4.25          Warranty Claims

5.5           Government Authorizations and Consents Required by Buyer

7.1           Covenants of Sellers

10.7          Consents That Are Conditions to Buyer's Obligations

11.6          Consents That Are Conditions to Sellers' Obligations




                                     -viii-
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                                    EXHIBITS


A.       Definitions and Rules of Construction

B.       Agreement Conventions

C.       Intellectual Property Agreement

D.       Patent Assignment and Services Agreement

E.       License Assignment Agreement

F.       Harris Trademark License Agreement

G.       Secondary Trademark Assignment and License Agreement

H.       Transition Services Agreement

I.       Subordinated Promissory  Note

J.       Indenture

K.       Securities Purchase and Holders Agreement

L.       Registration Rights Agreement

                AMENDED AND RESTATED MASTER TRANSACTION AGREEMENT

         THIS AMENDED AND RESTATED MASTER TRANSACTION AGREEMENT (this "Master Agreement") is entered into as of June 2, 1999, by and among INTERSIL CORPORATION, a Delaware corporation ("Buyer"), INTERSIL HOLDING CORPORATION, a Delaware corporation ("Parent"), and HARRIS CORPORATION, a Delaware corporation ("Harris").


                                    RECITALS

         WHEREAS, Harris, through the Harris Semiconductor Sector (as defined in Exhibit A), including the Transferred Subsidiaries, is engaged in the business (the "Business", as defined in Exhibit A) of defining, designing, developing, manufacturing and selling integrated circuits and other semiconductors and related products and certain other activities related thereto;

         WHEREAS, Parent, the direct parent of Buyer, owns directly all of the stock of Buyer and desires to assist Buyer in acquiring the assets and liabilities to be conveyed hereunder;

         WHEREAS, Buyer and Parent wish to purchase and acquire from Harris, and Harris wishes to sell, assign and transfer to Buyer and Parent, certain assets of the Business, and Buyer and Parent have agreed to assume certain specified liabilities of the Business, all for the purchase price, and upon the terms and subject to the conditions, herein set forth; and

         WHEREAS, following the closing of the transactions contemplated by this Master Agreement, Buyer and Harris will have certain ongoing business relationships as set forth in the Ancillary Agreements (as defined in Exhibit
A).

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE 1

                      DEFINITIONS AND RULES OF CONSTRUCTION

         1.1 DEFINITIONS. The definitions and rules of construction set forth in Exhibit A are incorporated herein by reference.

                                    ARTICLE 2

                         SALE AND PURCHASE OF THE ASSETS

         2.1 TRANSFERRED ASSETS. Subject to and upon the terms and conditions set forth in this Master Agreement, at the Closing, Harris shall, or shall cause the other Sellers to, sell, assign, transfer, convey and deliver to Buyer (or, as to certain assets selected by Buyer, at Buyer's written request to Harris five (5) Business Days prior to the Closing Date, to Parent), and Buyer and Parent shall purchase and acquire from each Seller, all right, title and interest of each Seller in and to all of the properties, assets, contracts and rights constituting or primarily used or held primarily for use in the Business (other than the Excluded Assets), wherever such assets, properties and rights are located and whether such assets are real, personal or mixed, tangible or intangible, matured or unmatured, known or unknown, contingent or fixed, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Sellers' books or financial statements (collectively, the "Transferred Assets"), including, without limitation, the assets listed below (as listed below, the Transferred Assets include properties, contracts, rights and assets owned by the Transferred Subsidiaries and all such properties, contracts, rights and assets shall be transferred indirectly by transferring the capital stock of the Transferred Subsidiaries):

                  (a) all of the Fixed Assets described on Schedule 2.1(a);

                  (b) all of the Owned Real Estate;

                  (c) the assets and rights conveyed pursuant to the terms of the IP Transfer Agreements;

                  (d) all ownership interests in the Transferred Subsidiaries listed on Schedule 2.1(d);

                  (e) all of the Assumed Contract Obligations, including those under the Material Contracts listed on Schedule 4.11;

                  (f) all inventory, wherever located (including inventory in transit), including, without limitation, all the raw materials, work in process, recycled materials, finished products, supplies, and spare parts located at the Manufacturing Facilities or elsewhere and primarily used or held primarily for use in the conduct of the Business, including items of the type and nature of the materials identified as inventory in the Baseline Financial Statements;

                  (g) all of the furniture and office equipment, including desks, tables, chairs, file cabinets and other storage devices, communications equipment, computers and office supplies which are owned or leased by a Seller and located at the Transferred Facilities or elsewhere and that are primarily used or held primarily for use in the conduct of the Business, or that are in transit to or temporarily removed from a location specified above and which would otherwise be included among the items identified above;

                  (h) all of the prepaid expenses and security deposits reflected on the Audited Closing Balance Sheet;

                  (i) all of the Books and Records;



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


                  (j) to the extent their transfer is permitted by Applicable Law, all Governmental Approvals primarily used or held primarily for use in the Transferred Facilities or the Business, including all applications therefor;

                  (k) to the extent transferable, all rights under express or implied warranties and licenses from Sellers' suppliers (including manufacturers and distributors) with respect to the Transferred Assets and any related claims, credits, rights of recovery and set-off with respect to such items;

                  (l) all rights to causes of action, lawsuits, claims and demands of any nature available to the Business Entities that relate primarily to the Transferred Assets (it being understood that Buyer's rights to causes of action, lawsuits, claims and demands in respect of Patents and Intangible Property Rights are governed by the IP Transfer Agreements) or the Assumed Liabilities;

                  (m) to the extent transferable, all guarantees, warranties, indemnities and similar rights in favor of Sellers in connection with the Transferred Assets and any related claims, credits, rights of recovery and set-off with respect thereto;

                  (n) the Policies;

                  (o) all of the Leased Real Estate, except for the Retained Leased Real Estate;

                  (p) all of the motor vehicles, whether or not licensed or registered to operate on public highways, including automobiles, trucks, self-propelled carts, and other motorized lifting, material handling or transporting equipment and all spare parts, fuel and other supplies, tools and other items used in the operation or maintenance thereof which are owned or leased by a Seller and located at the Transferred Facilities or elsewhere and which are primarily used or held for use primarily in the conduct of the Business, or which are in transit to or temporarily removed from a location specified above and which would otherwise be included among the items described above;

                  (q) all rights of the Business Entities to any insurance proceeds relating to the damage, destruction or impairment of assets or other rights described in this Section 2.1 which would have been Transferred Assets but for such damage, destruction or impairment prior to the Closing;

                  (r) all assets (other than Excluded Assets) reflected in the April 2, 1999 balance sheet which is included in the Baseline Financial Statements, together with all replacements thereof, all expansions, enhancements and modifications thereto and all assets (other than Excluded Assets) of like character that have been or are acquired by the Business Entities subsequent to such balance sheet date and on or prior to the Closing Date, primarily for use in the Business, except to the extent such assets have been disposed of in the ordinary course of business on or after such date;

                  (s) foreign currency hedges related primarily to the operations of the Business;

                  (t) all the items, if any, listed on Schedule 2.1(t);

                  (u) unrestricted cash on deposit in the United States, as of the close of business on the Closing Date, in the amount of $2,000,000;

                  (v) [RESERVED]; and

                  (w) cash (to be transferred to Buyer at the time other assets of Harris Semiconductor GmbH (Germany) are transferred to Buyer) in Germany in an amount equivalent to the amount accrued as of the Closing Date, as reflected in the Audited Closing Balance Sheet, for all German pension obligations including that disclosed on Schedule 4.18.2 and unrestricted cash in the United States in an amount equivalent to the amount accrued as of the Closing Date, as reflected in the Audited Closing Balance Sheet, for obligations with respect to Transferred Employees, whether based inside or outside the United States, under Harris' supplemental employee retirement plan.

         In addition to the foregoing, Sellers shall sublease to Buyer all or such portions of the Retained Leased Real Estate as Sellers and Buyer may mutually agree in writing upon prior to the Closing (all of such subleased real estate, the "Subleased Real Estate") under and pursuant to subleases in form and substance mutually acceptable to Sellers and Buyer (collectively, the "Subleases") and, except where specifically excluded, as used herein the term "Transferred Assets" includes the Subleased Real Estate.

         The assets to be acquired by Parent shall consist of the Intellectual Property as may be specified in accordance with Section 2.1, and if the fair market value of the Intellectual Property shall be less than ninety million dollars ($90,000,000), with such difference in value being called the Parent Additional Assets Value, the Parent will acquire additional Transferred Assets having an aggregate fair market value equal to the Parent Additional Assets Value. The assets acquired by Parent (other than certain Intellectual Property determined by Parent) shall be transferred by Parent to Buyer as a capital contribution immediately following the Closing, and Parent hereby directs that Harris transfer at Closing such assets directly to Buyer on its behalf. All other Transferred Assets shall be acquired directly by Buyer from Harris.

         Buyer shall be permitted to have the acquisition of any Transferred Subsidiary not formed or incorporated in a state of the United States to be made by a wholly-owned subsidiary of Buyer incorporated under the laws of any jurisdiction, including, but not limited to, the laws of Malaysia.

         2.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section 2.1 hereof to the contrary, the Transferred Assets do not include any of the following (herein referred to collectively as the "Excluded Assets"):

                  (a) except to the extent set forth in the IP Transfer Agreements, the names and marks "Harris" and "Harris Corporation" and any name or mark derived from or including the foregoing, including all corporate symbols or logos incorporating "Harris" or "Harris Corporation";

                  (b) the rights in Intellectual Property, Intangible Property Rights, License Agreements and Software Licenses not transferred, assigned or licensed to Buyer in accordance with the terms of the IP Transfer Agreements;

                  (c) all cash, and cash equivalents, and similar type investments, such as certificates of deposit, treasury bills and other marketable securities, as of the close of business on the Closing Date including any such items remaining with any of the Transferred Subsidiaries or with any of the other Transferred Assets as of the Closing Date, but excluding the cash specified in Sections 2.1 (u) and
         (w);

                  (d) intercompany receivables and payables arising from the conduct of the Business prior to the Closing Date (which receivables and payables shall be settled as of the Closing Date as provided in
         Section 7.1(c));

                  (e) all books and records relating to or used in the business of Sellers which are not primarily used or held primarily for use in the conduct of Business;

                  (f) except for the Policies, all insurance policies maintained by the Business Entities and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies;

                  (g) all rights to causes of action, lawsuits, claims and demands available to or being pursued by Sellers as of the Closing Date to the extent they do not relate to the Business or they relate to Excluded Assets or Excluded Liabilities;

                  (h) all claims against third parties for Losses suffered in connection with Excluded Assets and Excluded Liabilities;

                  (i) all right, title and interest of the Business Entities in and to and any claims for any refund, credit, rebate or abatement with respect to Taxes of the Business for any period or portion thereof prior to the Closing Date;

                  (j) any of Business Entities' right, title, estate or interest in any of the Retained Leased Real Estate or the Retained Leases, except for Buyer's right, title, estate and interest in the Subleased Real Estate under the Subleases;

                  (k) all assets relating to Seller Benefit Plans, except as specifically provided in Article 6;

                  (l) to the extent owned or held, directly or indirectly, by the Business Entities, all equity interests in, and debt if any of, Guangzhou Harris Telecommunications Company Ltd. and Anshan Harris Broadcast Equipment Company Ltd.;

                  (m) the assets that are identified on Exhibit D to the Transition Services Agreement;

                  (n) except to the extent provided under the Ancillary Agreements following the Closing Date, the Transition Services Software and services available to the Business Entities that are not primarily used or held primarily for use in the Business as conducted prior to the Closing Date;

                  (o) assets and rights primarily used or held primarily for use in the Sellers' Suppression Business conducted primarily from Dundalk, Ireland;

                  (p) assets and rights (including the right to occupy specified premises in the Manufacturing Facility in Palm Bay, Florida under and pursuant to a lease or other agreement or arrangement mutually reasonably acceptable in form and substance to Buyer and Sellers) primarily used or held primarily for use in the Sellers' Photomask Business conducted primarily from Palm Bay, Florida;

                  (q) all rights to any royalty payments made pursuant to the Retained License Agreements;

                  (r) the fabrication inventory in process with respect to Suppression Products of the Sellers at the Findlay, Ohio facilities of the Business;

                  (s) the value of assembly and testing services in process with respect to Suppression Products of the Sellers on consignment for assembly and testing at the Kuala Lumpur facilities of the Business;

                  (t) the assets listed on Schedule 2.2(t);

                  (u) Harris corporate assets not primarily used in the Business but which have been made available to the Business, and which are not either (i) reflected on the Baseline Financial Statements, or (ii) necessary to the day-to-day operations of the Business, such as, but not limited to, the Harris Customer Briefing Center; and

                  (v) all leases and subleases for property located in Milpitas, California.

         2.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor, perform and discharge when due all of the Liabilities and obligations relating to the Transferred Assets (including the Transferred

Subsidiaries) and the Business (other than the Excluded Liabilities), including, without limitation, the following:

                  (a) all Liabilities and obligations of the Business Entities arising and to be performed from and after the Closing Date under or relating to the Assumed Contract Obligations;

                  (b) all Liabilities (other than Tax Liabilities and Retirement Plan Accruals) and obligations of the Business Entities relating to or arising out of the operation of the Business (i) as reflected in the Baseline Financial Statements, (ii) as reflected in an identified reserve reflected in the Baseline Financial Statements, or (iii) that arise in the ordinary course of business between the date of the Baseline Financial Statements and the Closing Date;

                  (c) all Liabilities and obligations relating to or arising out of the conduct of the Business following the Closing Date;

                  (d) all warranty obligations of the Business Entities relating to (i) products sold by the Business, whether before or after the Closing Date, and (ii) the Assumed Contract Obligations;

                  (e) indebtedness related to the Transferred Facilities in Mountaintop, Pennsylvania listed on Schedule 2.3 in the original principal amount of $5,000,000;

                  (f) all Liabilities with respect to License Agreements assigned under the terms of the License Assignment Agreement;

                  (g) all Liabilities related to foreign currency hedges included in the Transferred Assets;

                  (h) all Tax liabilities for foreign Taxes of Sellers that are foreign entities of the type reflected in the Baseline Financial Statements and also reflected on the Audited Closing Balance Sheet up to a maximum aggregate liability of $3,600,000 (the "Assumed Pre-Closing Taxes");

                  (i) Liabilities for post-Closing performance of (excluding Liabilities in the nature of indemnities for breaches of representations, warranties or covenants) agreements entered into with the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, in connection with the disposition of the Sellers' Suppression Business and the Sellers' Photomask Business;

                  (j) to the extent provided in Article 6, all Liabilities and obligations of the Business Entities with respect to (i) severance payments for Employees of the Business and (ii) accrued vacation of Employees of the Business as reflected in the Final Closing Balance Sheet;

                  (k) reimbursement and similar obligations related to bonds or letters of credit, if any, delivered in connection with the Transferred Facilities or the conduct of the Business that will remain in effect following the Closing Date in an aggregate amount not to exceed $2,000,000 (the liabilities and obligations described in clauses (a) through (k) are collectively referred to as the "Assumed Liabilities"); and

                  (l) all Liabilities with respect to European Severance
         Accruals.

         2.4 EXCLUDED LIABILITIES. Buyer and Parent shall not assume or in any way be responsible for, and the Sellers shall remain responsible for and shall pay, the following debts, claims, commitments, liabilities and obligations of Sellers and the Business (the "Excluded Liabilities"):

                  (a) (i) all Tax liabilities (including those of the Transferred Subsidiaries and those arising from the transactions contemplated by Sections 7.1(c), 3.12, and 10.20), including penalties and interest, in respect of taxable years ending on or prior to the Closing Date or portions thereof ending on or prior to the Closing Date, including Tax liabilities associated with the consummation of the transactions contemplated by this Master Agreement (including any liabilities associated with a Section 338(h)(10) Election, as defined in Section 3.3), but excluding the Assumed Pre-Closing Taxes, Parent's and Buyer's share of Transfer Taxes (as defined in Section 9.6), Taxes incurred as a result of transfers made pursuant to Section 2.5 (other than Sellers' share of Transfer Taxes with respect thereto, which shall be Excluded Liabilities), and Taxes incurred as a result of transfers among Parent, Buyer and their Affiliates, and (ii) Tax liabilities arising pursuant to Treasury Regulation 1.1502-6 or any similar provision of foreign, state or local law;

                  (b) except as provided in Sections 2.3(e) and 2.3(k), indebtedness for borrowed money or negative cash balances relating to the conduct of the Business for all periods prior to the Closing Date including all debt secured by mortgages or deeds of trust on the Owned Real Estate or on Sellers' leasehold estates in the Leased Real Estate;

                  (c) Liabilities to the extent related to the Excluded Assets;

                  (d) intercompany payables and receivables arising from the conduct of the Business prior to the Closing Date;

                  (e) the Retirement Plan Accruals and obligations under, or with respect to, any Seller Benefit Plan or collective bargaining agreement, except as specifically provided in Article 6, or except as accrued on the Audited Closing Balance Sheet with respect to the period from July 3, 1999, to the Closing Date as regards profit sharing contributions to be made to the Harris Corporation Union Retirement Plan or the Harris Corporation Retirement Plan;

                  (f) Liabilities arising out of any Business Entity's failure or alleged failure to comply, prior to the Closing Date, with the rules and regulations of any Governmental Authority;

                  (g) the Liabilities, if any, listed on Schedule 2.4;

                  (h) Environmental Liabilities to the extent not reflected in the Baseline Financial Statements;

                  (i) Liabilities of any Business Entity or any of its Affiliates (including, without limitation, any Environmental Liability) incurred by any Business Entity or any of its Affiliates in connection with the conduct of their businesses other than the Business;

                  (j) Liabilities of any Business Entity or any of its Affiliates (other than obligations of Buyer or Parent under this Master Agreement, the Ancillary Agreements and the Shareholders Agreement) arising under this Master Agreement, the Ancillary Agreements or the Shareholders Agreement;

                  (k) Liabilities of any Business Entity or any of its Affiliates for indemnification of, or advancement of expenses or payment of insurance proceeds to, any present or former director or officer of (or other person serving in a fiduciary capacity at the request of) any Business Entity or any of its Affiliates based upon an actual or alleged breach of fiduciary duty of such person prior to the Closing;

                  (l) Liabilities arising out of or relating to any business or product line formerly owned or operated by any Business Entity or any predecessor thereof but not currently so owned or operated, except for those referred to in Section 2.3(i);

                  (m) Liabilities arising out of, or related to, any indemnification or other provision under any contract or other agreement pursuant to which any sale or disposition was made of any business or product line formerly owned or operated by any Business Entity or any predecessor thereof but not currently so owned or operated, except for those referred to in Section 2.3(i);

                  (n) Liabilities of any Seller or any of its Affiliates arising out of matters occurring, or obligations incurred, after the Closing;

                  (o) Liabilities of any Business Entity for any professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of the Master Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, or any other proposed transaction for the direct or indirect sale of the Business or any portion thereof, including without limitation, the fees, expenses and disbursements of Sellers' counsel and accountants (including accountants fees, expenses and disbursements in connection with the preparation of the Baseline Financial Statements);

                  (p) Liabilities of any Business Entity or any of its Affiliates arising out of any Shared Contract;

                  (q) Liabilities of any Business Entity or any of its Affiliates arising during or related to periods prior to the Closing Date to the extent the amount of such liability or obligation is covered by a policy of insurance or other indemnity agreement maintained by or for the benefit of any Business Entity or any of its Affiliates, unless the rights under such policy of insurance or indemnity agreement have been assigned to Buyer;
                  (r) Liabilities to which Buyer, any Transferred Assets or the Business becomes subject that would not otherwise constitute an Assumed Liability arising as a result of failure to comply with bulk sales laws or any similar law;

                  (s) Taxes, expenses and any other Liabilities, if any, arising from the transfers and transactions contemplated by Sections 7.1(c) and 9.12, subject in the case of Section 9.12 to the use, in accordance with such section, of proceeds, if any, from the disposition of the facility owned by Harris Suzhou; and

                  (t) all Liabilities arising out of, resulting from or relating to claims, whether founded upon negligence, strict liability in tort or other similar legal theory (but not breach of warranty or infringement or breach of Patents or Intangible Property Rights), seeking compensation or recovery for or relating to injury to person or damage to property arising out of the conduct of the Business prior to the Closing Date.

         2.5 ELECTION TO TRANSFER ASSETS USING SUBSIDIARY. Notwithstanding
Section 2.1 hereof, Buyer may, at Buyer's election, require Harris, prior to the Closing Date, and conditioned upon the occurrence of the transactions contemplated by this Master Agreement, to transfer any or all of the Transferred Assets to a corporation duly and properly incorporated by Harris in the state of Delaware (or in another state mutually satisfactory to the parties) at least 5 days preceding the Closing Date, which corporation shall have only one class of stock authorized, all the outstanding shares of which shall, at any time, have been held solely by Harris, and which shall have no right, title or interest in or to any assets, have assumed or become subject to any liabilities, or conducted any business or operations (other than as is necessary to incorporate) prior to such transfer. The stock of such corporation shall be a Transferred Asset, and such corporation shall be a Transferred Subsidiary. At the election of Buyer, Buyer and Harris shall make an election under Section 338(h)(10) of the Code (and any comparable election under any Tax law) with respect to such corporation in accordance with the procedures set forth in Section 3.3.

         2.6 ELECTION TO TRANSFER UNITED KINGDOM ASSETS. Sellers may elect, at their sole discretion, to transfer the assets of Harris Semiconductor Ltd. (UK) in lieu of transferring the equity interest in such entity. In the event Sellers so elect, Buyer shall designate the entity to which such assets shall be transferred and an appropriate portion of the Purchase Price shall be allocated to such assets.

                                    ARTICLE 3

                                   THE CLOSING

         3.1 PLACE AND DATE. The closing of the sale and purchase of the Transferred Assets (the "Closing") and the assumption of the Assumed Liabilities shall take place at 10:00 A.M. local time not later than the second Business Day following the satisfaction or waiver of the conditions referred to in Articles 10 and 11 at the offices of Dechert Price & Rhoads, 30 Rockefeller Plaza, New York, NY, or such other place upon which the parties may agree. The day on which the Closing actually occurs is sometimes referred to herein as the "Closing Date."

         3.2 PURCHASE PRICE. On the terms and subject to the conditions set forth in this Master Agreement, upon the Closing, Parent and Buyer shall pay an aggregate consideration to Harris, or another Seller as directed by Harris, of U.S. $610,000,000 (as adjusted pursuant to Section 3.6, the "Purchase Price"), in the following manner:

                  (a) Parent shall pay to Harris U.S. $90,000,000 by a subordinated promissory note of Parent substantially in the form attached hereto as Exhibit I (the "Note"), and, if the value of the property transferred to Parent shall exceed $90,000,000 (with such excess value being called the "Excess Value"), then Parent shall pay to Harris U.S. dollars in an amount equal to the Excess Value by wire transfer of immediately available funds to an account, or accounts, designated by Harris; and

                  (b) Buyer shall pay U.S. dollars in an aggregate amount equal to $520,000,000 less the Excess Value, if any, to Harris and the other Sellers, as directed by Harris, which amount shall be paid by wire transfer of immediately available funds to an account or accounts designated by Harris.

         3.3      ALLOCATION OF PURCHASE PRICE; SECTION 338(H)(10) ELECTIONS.

                  (a) The parties shall allocate the aggregate consideration received by Sellers with respect to the Transferred Assets other than the Transferred Subsidiaries for which a Section 338(h)(10) Election (as defined in
Section 3.3(b) is made (each, an "Elected Subsidiary"), in accordance with
Section 1060 of the Code, as mutually agreed to by the parties pursuant to the procedure described below. The parties shall allocate the consideration received by Sellers with respect to each Elected Subsidiary among the assets of such subsidiary in accordance with Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder, as mutually agreed to by the parties pursuant to the procedure described below. Subject to the requirements of any applicable Tax law or election, all such mutually agreed-to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 or
Section 338(h)(10) of the Code or any similar provisions of state or local law and all relevant Income Tax Returns. Neither Buyer, Parent nor Sellers will take any position before any taxing authority or in any judicial proceeding with respect to Income Taxes or other Taxes that is inconsistent with such mutually agreed-to allocations without the prior written consent of the other party, which consent shall not unreasonably be withheld. The parties shall exercise commercially reasonable efforts to support such mutually agreed-to reported allocations in any audit proceedings initiated by any taxing authority; provided, however, that none of Sellers shall have any obligation to incur unreasonable or extraordinary out-of-pocket expenses.

                  (b) At the election of Buyer (or, if relevant, Parent), Buyer (or, if relevant, Parent) and Sellers shall make an election under Section 338(h)(10) of the Code (and any comparable election under any Tax law) for any or all of the Transferred Subsidiaries for which such election is permissible (a "Section 338(h)(10) Election"). If any Section 338(h)(10) Election is made, Buyer (or, if relevant, Parent) and Sellers shall jointly execute IRS Form 8023 and all attachments required to be filed therewith as well as any other forms required to be executed pursuant to any Tax law.

                  (c) With respect to the Transferred Assets other than the Elected Subsidiaries, Buyer, Parent and Sellers shall report the consideration allocated to such assets on IRS Form 8594 and all attachments required to be filed therewith as well as on any other forms required to be executed pursuant to any Tax law.

                  (d) Buyer and Parent, no later than 150 days after the Closing Date, shall deliver to Harris a statement reflecting (i) with respect to each Elected Subsidiary, a proposed determination of the "MADSP" (as determined in accordance with Treasury Regulation Section 1.338(h)(10)-1(f)) for the assets of such subsidiary and a proposed allocation of such MADSP among such assets and
(ii) with respect to all other Transferred Assets, a proposed allocation of the consideration received therefor (the "Allocation Statement"). If a Section 338(h)(10) Election is not made for a Transferred Subsidiary, the Allocation Statement shall provide an allocation of a portion of the consideration to the stock of such subsidiary. Within 30 days after receipt of the Allocation Statement, Harris shall deliver to Buyer and Parent a statement of proposed changes with respect to such Allocation Statement (the "Statement of Changes"). If Harris shall fail to deliver a Statement of Changes within such 30-day period, Harris shall be deemed to have accepted the Allocation Statement. If Harris delivers a Statement of Changes, Buyer, Parent and Harris shall attempt in good faith to accommodate such changes, but if they are unable to do so within 15 days after Buyer and Parent's receipt of the Statement of Changes, final determination of the amounts set forth on the Allocation Statement shall be made by the Independent Accounting Firm whose costs shall be borne 50% by Buyer and Parent and 50% by Harris.

         3.4 DELIVERIES. At the Closing, (a) Buyer shall deliver to, or as directed by, Harris the Purchase Price and the agreements, instruments of assumption, opinions, certificates and other documents required to be delivered by Buyer or Parent pursuant to Article 11 and (b) Sellers shall deliver to Buyer the agreements, instruments of transfer, opinions, certificates and other documents required to be delivered by Sellers pursuant to Article 10 and possession of (i) all of the Real Estate except the Retained Leased Real Estate and (ii) the Subleased Real Estate.

         3.5      CLOSING BALANCE SHEET.

                  (a) At least five Business Days prior to the Closing, Harris shall prepare in good faith and deliver to Buyer an estimated unaudited balance sheet (the "Estimated Closing Balance Sheet") of the Business as of the Closing Date setting forth the Estimated Working Capital of the Business as of the Closing Date, together with (i) a statement of the calculations and supporting detail of Estimated Working Capital and (ii) a certificate signed by Harris to the effect that the Estimated Working Capital was determined in accordance herewith. Buyer shall have the right to review any work papers relating to the Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet shall be prepared in a manner consistent with the Baseline Financial Statements and the terms of this Master Agreement and shall reflect Harris's best estimate of the Transferred Assets, Assumed Contract Obligations and other Assumed Liabilities as of the Closing Date.

                  (b) In the event that the amount of Estimated Working Capital of the Business as reflected on the Estimated Closing Balance Sheet is either less or more than $189,900,000, then the amount of the cash portion of the Purchase Price payable under Section 3.2(b) shall be reduced or increased, as the case may be, by an amount equal to such difference. Any adjustment to the Purchase Price made under this Section 3.5, or under Section 3.6, or otherwise made under this Master Agreement shall first be applied against the portion of the Purchase Price paid by the Buyer, with any excess being applied against the portion paid by Parent.

                  (c) Harris shall cause the cash portion of the Estimated Closing Balance Sheet to be not less than $2,000,000, not including any cash in the possession of any of the Transferred Subsidiaries as of the Closing Date.

         3.6      POST-CLOSING PURCHASE PRICE ADJUSTMENT.

                  (a) As promptly as practicable, but in no event later than 60 days following the Closing Date, Buyer shall cause to be prepared and delivered to Harris (i) an audited balance sheet of the Business as of the Closing Date (the "Audited Closing Balance Sheet"), together with an audit report thereon by Ernst & Young LLP, or another national accounting firm selected by the Buyer (the "Buyer accountants"), prepared in accordance with GAAP, and (ii) a statement based on such Audited Closing Balance Sheet setting forth in detail a calculation of the Closing Date Working Capital. For purposes of this Agreement, "Estimated Working Capital" and "Closing Date Working Capital" shall mean an amount equal to (i) all accounts receivable plus inventory plus prepaid assets plus the assets described in Section 2.1(w) plus, in the case of the calculation of the Closing Date Working Capital, the assets described in Section 2.1(u), as such constitute Transferred Assets, minus (ii) accounts payable and accrued liabilities (other than accrued Tax Liabilities, the Retirement Plan Accruals and any European Severance Accruals) including the liabilities referred to in Sections 6.3(k) and 6.4, as such constitute Assumed Liabilities, in each case as are accrued and reflected on the Estimated Closing Balance Sheet and the Audited Closing Balance Sheet, respectively. Except as set forth below in this Section 3.6(a), the Audited Closing Balance Sheet shall be deemed to be and shall be final, binding and conclusive on the parties hereto. The Audited Closing Balance Sheet shall be deemed final for the purposes of this Section 3.6(a) upon the earlier of (i) the failure of Harris to notify Buyer of a dispute within 30 days of the delivery of the Audited Closing Balance Sheet to Harris, (ii) the resolution of all disputes, pursuant to Section 3.6(b), by Harris' accountants and Buyer's accountants, and (iii) the resolution of all disputes, pursuant to
Section 3.6(b), by the Independent Accounting Firm.

                  (b) Harris may dispute any amounts reflected on the Audited Closing Balance Sheet delivered pursuant to Section 3.6(a), to the extent the net effect of such disputed amounts would affect the Closing Date Working Capital reflected on the Audited Closing Balance Sheet by more than $1,000,000, but only on the basis that the amounts reflected on such statement are incorrect or were not arrived at in accordance with GAAP consistently applied. In the event of such a dispute, Buyer's accountants and Harris's accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Buyer's accountants and Harris's accountants are unable to reach a resolution within 60 days after the delivery of the Audited Closing Balance Sheet, Buyer's accountants and Harris's accountants shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Buyer and Harris (the "Independent Accounting Firm"), which shall, within 30 days after such submission, determine and report to Buyer and Harris upon such remaining disputed items, and such report shall be final, binding and conclusive on Buyer and Harris. The balance sheet resulting from that report shall be the Audited Closing Balance Sheet. The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Harris in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting Firm bears to the total amount of such remaining disputed items.

                  (c) The Purchase Price adjustment shall be an amount equal to the Closing Date Working Capital minus the Estimated Working Capital. If the result is a positive number in excess of $1,000,000, then the Purchase Price determined pursuant to Section 3.5(b) shall be adjusted upward in an amount equal to the result obtained under this Section 3.6(c), and such amount shall be paid in cash by wire transfer of immediately available funds by Buyer to Harris as soon as practicable (but in no event more than 10 days) after such determination. If the result obtained in this Section 3.6(c) is a negative number in excess of $1,000,000, then the Purchase Price determined pursuant to
Section 3.5(b) shall be adjusted downward in an amount equal to the result obtained under this Section 3.6(c), and such amount shall be paid by wire transfer of immediately available funds by Harris to Buyer as soon as practicable (but in no event more than 10 days) after such determination.

         3.7 LIMITATIONS. To the extent that a Liability is reflected on the Audited Closing Balance Sheet, Buyer shall not have the right to also recover under a claim for indemnification for such Liability pursuant to Article 9 or
Article 13 hereof.

         3.8    CONSENT OF THIRD PARTIES; FURTHER ASSURANCES.

                  (a) From time to time following the Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer such additional instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to more effectively convey or transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Transferred Assets. Nothing in this Master Agreement shall be construed as an attempt or agreement to assign any asset, contract, lease, permit, license or other right which would otherwise be included in the Transferred Assets but which is by its terms or by law nonassignable without the consent of the other party or parties thereto or any Governmental Authority unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Sellers, any other Business Entity or the Business would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement (the "Non-Assignable Assets"). Sellers shall use their Best Efforts to obtain such consent promptly. At such time as any Non-Assignable Assets is properly assigned to Buyer, such Non-Assignable Asset shall become a Transferred Asset. Following the Closing and until such time as such Non-Assignable Assets may be properly assigned to Buyer, such Non-Assignable Assets shall be held by Sellers in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in the name of Sellers and all benefits and obligations existing thereunder shall be for the account of Buyer. During such period, Sellers shall take or cause to be taken such action in its name or otherwise as Buyer may reasonably request, at Buyer's expense, so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets and Sellers shall promptly pay over to Buyer all money or other consideration received by them (or their Affiliates) in respect of all Non-Assignable Assets. Following the Closing, Sellers authorize Buyer, to the extent permitted by Applicable Law and the terms of the Non-Assignable Assets, at Buyer's expense, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets and appoints Buyer their attorney-in-fact to act in their name on its behalf (and on behalf of its Affiliates) with respect thereto.

                  (b) Notwithstanding anything in this Master Agreement to the contrary, this Master Agreement shall not constitute an agreement by Sellers to assign or delegate, or by Buyer to assume and agree to pay, perform or otherwise discharge, any Non-Assignable Asset if an attempted assignment, delegation or assumption thereof without the consent of a third Person (including, without limitation, any Governmental Authority) thereto would constitute a breach thereof unless and until such consent is obtained.

                  (c) Except as set forth in Section 3.8(a), Section 3.9 or as provided in the Transition Services Agreement, to the extent reasonably practicable, the Sellers shall perform all obligations and be entitled to all the benefits under the Non-Assignable Assets; provided, however, that Sellers shall be liable for the failure to perform any such obligation.

         3.9 SHARED CONTRACTS. Subject to the terms of the Transition Services Agreement, to the extent any Contracts relate both to the Business and to other businesses of the Sellers ("Shared Contracts"), such Shared Contracts shall not be assigned to Buyer. At Buyer's request, with respect to any Shared Contract, the Sellers shall use Best Efforts to obtain the agreement of the other party or parties to any Shared Contract to enter into a separate agreement with Buyer with respect to the matters covered by such Shared Contract that relate to the Business. Buyer shall be responsible for fulfilling the obligations under the Shared Contracts related to or arising from benefits received by Buyer pursuant to the Shared Contracts as contemplated by the Transition Services Agreement.

         3.10     APPORTIONMENT AT CLOSING DATE; CUSTOMER BILLING.

                  (a) At the Closing, the parties shall make, without duplication of adjustments reflected in the Audited Closing Balance Sheet, customary closing adjustments with respect to the conveyance of the Transferred Facilities as of the Closing Date and the usual adjustments relating to the Business as of the Closing Date, including prepaid lease payments, security deposits, rents, real estate taxes, local improvements charges, assessments (special and ordinary), sewer impost charges, utility charges, water rents, monthly maintenance charges, rebates and royalties, deposits and prepaid expenses with any public utility or any municipal, governmental or other public authority, wages and any other ongoing charges, and all such payments, taxes and charges shall be apportioned and adjusted as of the Closing Date, and at the Closing the net amount thereof shall be pro rata paid by Harris to Buyer or paid by Buyer to Harris, as the case may be. Any such apportionments and adjustments shall be subject to correction for any errors or omissions that subsequently may be discovered provided that the party discovering such error or omission provides written notice of same to the other party. Such other party shall, within 15 days after receipt of such notice, reimburse the party delivering such notice for the full amount of such error or omission.

                  (b) In the event that Harris or any of its Affiliates receives payment after the Closing Date on invoices issued by Buyer relating to products sold or services rendered on or after the Closing Date, Harris will promptly notify Buyer of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Buyer. In the event that Buyer or any Affiliate of Buyer receives payment after the Closing Date on invoices issued by Harris or any of its Affiliates relating to products sold or services rendered prior to the Closing Date that have given rise to accounts receivable that are included in the Excluded Assets, Buyer will promptly notify Harris of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Harris.

         3.11. WARRANTY CLAIMS. Except as expressly provided in Sections 2.3 and
2.4 and this Section 3.11, all of the obligations and liabilities of the Business Entities with respect to any Products transferred to Buyer as part of the Transferred Assets which are shipped or provided by Buyer on or after the Closing shall be for the account of, and exclusively the obligation of Buyer. Buyer shall assume the obligation to satisfy all warranty claims or liabilities with respect to any products or services shipped or provided by the Business Entities prior to the Closing.

         3.12 PURCHASE AGREEMENT FOR HARRIS MALAYSIA. On or prior to the Closing Date, at Harris' request, Buyer will, or will cause a Subsidiary, to enter into a separate Purchase Agreement (the "Malaysian Purchase Agreement") with HAS and HSSM to purchase the stock of Harris Malaysia on terms mutually acceptable to Buyer, HAS and HSSM. The closing date for such purchase shall be the Closing Date, or such other date as the parties shall agree. The purchase price for the stock of Harris Malaysia shall be paid in cash to HAS and HSSM and shall reduce the cash portion of the Purchase Price to be paid to Harris pursuant to Section 3.2.

         3.13 DEFERRED CLOSING. The parties expect that the shares of Harris Semiconductor (Taiwan) Ltd. and Harris Semiconductor Y.H. (Korea) and the assets of Harris Semiconductor GmbH, the assets of Harris S.A. (Belgium), and the assets of Harris Semiconductor Design & Sales Pte. Ltd. (Singapore) may be Non-Assignable Assets, as defined in Section 3.8, as of the Closing Date. Sellers and Buyer shall, on the Closing Date, execute a deferred closing agreement with respect to such assets containing provisions substantially the same as Section 3.8, except that such agreement shall contain an absolute obligation to complete the transfer of the shares of Harris Semiconductor (Taiwan) Ltd., the shares of Harris Semiconductor Y.H. (Korea), the assets of Harris Semiconductor GmbH (Germany), the assets of Harris S.A. (Belgium) and the assets of Harris Semiconductor Design and Sales Pte. Ltd. (Singapore), within 180 days of the Closing Date (each such closing a "Deferred Closing" and collectively, the "Deferred Closings"). The Non-Assignable Assets shall be considered Transferred Assets for purpose of calculating the Estimated Closing Balance Sheet and the Audited Closing Balance Sheet. No adjustment shall be made to the Purchase Price as a result of such assets being Non-Assignable Assets.

         3.14 ENVIRONMENTAL CONSENTS. To the extent that environmental permits are not obtained by the Closing Date, the parties agree to use Best Efforts to obtain the transfer of such permits as promptly as possible following the Closing Date.

         3.15 PENNSYLVANIA INDEBTEDNESS. To the extent the indebtedness listed on Schedule 2.3 is unable to be transferred to Buyer because the holder of such debt does not consent to such transfer or because the merger of Harris Semiconductor (Pennsylvania), Inc. into a limited liability company was a breach of one or more of such loans, Harris shall repay the debt in full, and Buyer shall enter into a loan agreement, or agreements, with Harris on substantially the same terms and security as the indebtedness which could not be so transferred, provided that, Buyer shall repay to Harris the outstanding balance of such loans (the "Replacement Loans") at the time the outstanding principal balance of the Note is repaid if, and only if, the bonds issued by

Buyer on the Closing Date have been repaid, and provided further, if the due dates of such bonds are extended, the Buyer shall cause the terms governing such bonds to be modified to permit the repayment of the Replacement Loans at the time the Note is paid.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF HARRIS

         Except as set forth in the Disclosure Schedule delivered to Buyer contemporaneously herewith (the "Disclosure Schedule"), of which the Schedules referred to below are a part, and in the documents and other materials identified in the Disclosure Schedule, and subject to the limitations contained in Article 13, Harris represents and warrants to Buyer as set forth below as of the date of this Master Agreement. This Article 4 does not apply to Transferred Assets conveyed to Buyer through the IP Transfer Agreements, which include the only representations and warranties of Harris made with respect to such assets.

         4.1 ORGANIZATION, STANDING, ETC. OF BUSINESS ENTITIES. Each Business Entity (other than Harris Semiconductor, LLC, Harris Semiconductor (Ohio), LLC, and Harris Semiconductor (Pennsylvania), LLC) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction where it is organized and has all requisite corporate power and authority to carry on the Business as currently conducted by it and to own or lease and to operate the properties of the Business used by it. Each Business Entity (other than Harris Semiconductor, LLC, Harris Semiconductor (Ohio), LLC, and Harris Semiconductor (Pennsylvania), LLC) is qualified to do business and is in good standing in each state of the United States in which the Business is conducted that requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Business. For the purposes of the Transaction Documents, a "Material Adverse Effect on the Business" means any material adverse change in, or material adverse effect on, the assets, liabilities, business or operations of the Transferred Assets or the Business taken as a whole.

         4.2      CORPORATE AUTHORIZATION; ENFORCEABILITY.

                  (a) The execution, delivery and performance of this Master Agreement and all other documents executed or to be executed pursuant to this Master Agreement by any Seller, and the consummation of the transactions contemplated hereby and thereby, have, or prior to the Closing will have, been duly authorized by all necessary corporate action on the part of each Seller. This Master Agreement and the Ancillary Agreements executed or to be executed by a Seller have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of each such Seller.

                  (b) This Master Agreement and each Ancillary Agreement executed or to be executed by a Seller constitutes, or at the time executed by a Seller will constitute, the valid and legally binding obligation of each Seller, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

         4.3 CHARTERS AND BYLAWS; CAPITALIZATION OF TRANSFERRED SUBSIDIARIES. Copies of the charters and bylaws and other organizational documents of the Business Entities have been made previously available to Buyer, and each such copy is true, correct and complete. Schedule 4.3 sets forth the authorized and outstanding capital stock of the Transferred Subsidiaries. Except as set forth on Schedule 4.3, none of the Transferred Subsidiaries has any outstanding securities convertible into or exercisable for any shares of its capital stock, nor does it have any outstanding rights to subscribe for or to purchase, or any options for the purchase, or any arrangements providing for the issuance (contingent or otherwise), of, or any calls against, commitments by or claims against it of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

         4.4 NO VIOLATIONS. The execution, delivery and performance of this Master Agreement and the Ancillary Agreements executed or to be executed by Sellers, and the consummation of the transactions contemplated hereby and thereby, will not cause or result in any violation of or default under any provision (a) of the charter or bylaws of any Business Entity, (b) except as set forth on Schedule 4.4, of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Seller or the Business, the result of which, with respect to items identified in clause (b), would (either individually or in the aggregate) have a Material Adverse Effect on the Business or would have a Material Real Estate Impairment.

         4.5 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Except as set forth on
Schedule 4.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority are required to be obtained or made by any Business Entity in connection with the execution, delivery, performance, validity and enforceability of this Master Agreement or any Ancillary Agreement, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act, (b) if required, a filing with the Committee on Foreign Investment in the United States under
Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, and (c) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on the Business and would not cause a Material Real Estate Impairment.

         4.6 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. No Business Entity is in violation of any term of its charter or bylaws or other charter documents or, except as set forth on Schedule 4.6, any mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money or of any judgment, decree or order which names such Business Entity, or of any term of any other Assumed Contract Obligation which is among the Transferred Assets, which violation, either individually or when aggregated with all other such violations, would have a Material Adverse Effect on the Business or would have a Material Real Estate Impairment. To Sellers' Knowledge, no Business Entity is in violation of any Applicable Law applicable to the Business or any of the Transferred Assets, which violation, either individually or when aggregated with all other such violations, would have a Material Adverse Effect on the Business or would have a Material Real Estate Impairment. This Section 4.6 does not apply to Environmental Laws.

         4.7 BASELINE FINANCIAL STATEMENTS. Harris has delivered to Buyer the statement of the Transferred Assets and Assumed Liabilities and the related statement of income of the Business (other than Excluded Assets) for the nine months ended April 2, 1999 (the "Financial Statements Date") (such statements, including the notes thereto, hereinafter being referred to as the "Baseline Financial Statements"). The Baseline Financial Statements are included in
Schedule 4.7 and have been prepared in accordance with the accounting records and policies of Harris and with GAAP and present fairly in all material respects the Transferred Assets and the Assumed Liabilities of the Business as of the dates thereof and the results of its operations for the period then ended, except (a) as set forth on Schedule 4.7 and (b) that the Baseline Financial Statements do not contain all footnote disclosures required by GAAP. During the last five fiscal years ended July 2, 1998, there has not been any material change in the method of accounting or keeping of books of account or accounting practices with respect to the Business, except as (i) required by GAAP or (ii) described in Harris' annual reports on Form 10-K or 10-K/A for the five fiscal years ended July 2, 1998 as filed with the Securities and Exchange Commission.

         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 4.8 as of the date of this Master Agreement, since the Financial Statements Date, and except for activities related to the transactions contemplated by this Master Agreement, each Business Entity has conducted its operations related to the Business in the ordinary course of business, and neither the Business nor the Transferred Assets have suffered a Material Adverse Effect on the Business or a Material Real Estate Impairment. Without limiting the generality of the foregoing, except as set forth on Schedule 4.8, since the Financial Statements Date in each case as related to the Business:

                  (a) no Business Entity has or has entered into any agreement to sell, lease, transfer, mortgage or assign or subject to any lien any of the Transferred Assets, tangible or intangible, other than in the ordinary course of business;

                  (b) no party (including any Business Entity) has, other than in the ordinary course of business, accelerated, terminated, materially modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses), involving more than $125,000 to which any Business Entity is a party or by which the Transferred Assets are bound;

                  (c) no Business Entity has made any commitment for any capital expenditure (or series of related capital expenditures) outside the ordinary course of business for an amount that exceeds $250,000;

                  (d) no Business Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than in the ordinary course of business;

                  (e) no Business Entity has canceled, compromised, knowingly waived or released any material right or claim (or series of related rights and claims) under Material Contracts, outside the ordinary course of business;

                  (f) no Business Entity has incurred, assumed, guaranteed or discharged any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, or any indebtedness for borrowed money, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

                  (g) no Business Entity has received any notice of termination of any Material Contract or any work order thereunder, lease or other agreement which in any case or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Business, and there has not been any change or, to the Sellers' Knowledge, any threat of any change in any relation with, or any loss or, to the Sellers' Knowledge, threat of loss of, any of the suppliers, distributors or customers of the Business which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect on the Business;

                  (h) no Business Entity has suffered any damage to or destruction or loss of any tangible assets (whether or not covered by insurance), in any case or in the aggregate, in excess of $150,000;

                  (i) no Business Entity has made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee of the Business, other than increases and payments in the ordinary course of business consistent with past practice in the compensation payable to Employees of the Business;

                  (j) no Business Entity has encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts and has not entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any Employee of the Business; and

                  (k) no Business Entity has made a change in accounting method, keeping of books of account or accounting practices, nor has any Business Entity made any election for Tax purposes or for purposes of a Tax Return (or had any such election made on its behalf) except as set forth in Sections 4.22 and 10.20, or entered into any agreement, arrangement or settlement with respect to Taxes.

         4.9      TITLE TO TRANSFERRED ASSETS.

                  (a) Personal Property. Except as set forth on Schedule 4.9(a), and except for personal property subject to valid leases, each Business Entity has good title to or other valid ownership rights in the Transferred Assets. Except as set forth on Schedule 4.9(a), and except for personal property subject to valid leases, the Transferred Assets are owned free and clear of all material Liens except for Permitted Liens. This Subsection 4.9(a) does not apply to Real Estate.

                  (b) Real Estate.

                           1. Owned Real Estate.
                              ------------------

                           (i) Schedule 4.9(b) sets forth a list of all of the
real estate owned by any one or more of the Business Entities and used primarily in the Business (such real estate, together with all beneficial, appurtenant easements and other appurtenances thereto and with all buildings, structures and other improvements thereon and all fixtures attached thereto or forming a part thereof, is collectively referred to herein as the "Owned Real Estate"), and includes the street address of each parcel of the Owned Real Estate. Except as set forth on Schedule 4.9(b) and subject to any lease or other written agreement executed prior to Closing pursuant to Section 8.4, each Business Entity has good, valid, marketable and indefeasible fee simple title to, and is in actual, exclusive possession of, its respective Owned Real Estate. The Sellers have made, or at the request of Buyer will make prior to Closing, available to Buyer true, correct and complete copies of all (i) legal descriptions, (ii) title reports, title insurance policies and commitments therefor, (iii) surveys, (iv) licenses, certificates of occupancy, plans, specifications and permits, pertaining to the Owned Real Estate that are in the possession or control of any of the Business Entities.

                           (ii) The Owned Real Estate is free and clear of all
Liens except for Permitted Liens.

                           (iii) To the  Sellers'  Knowledge,  no  portion  of
any of the Owned Real Estate is subject to a special ad valorem tax valuation or rate that will be lost as a result of the transfer to Buyer pursuant to the provisions hereof.

                           (iv)  The  Owned  Real  Estate  and the  use  thereof
by the Business Entities in connection with the Business as currently used and consistent with past practice complies, in all material respects, with all covenants, easements and restrictions of record affecting the Owned Real Estate.

                           (v)   All construction of the facilities and
improvements located in Mountaintop, PA have been completed to the reasonable satisfaction of the Business Entities in accordance with the appropriate construction contracts, and there is not currently any ongoing construction at any of the Owned Real Estate other than ordinary course maintenance and repair and to Sellers' Knowledge no Business Entity has any claim for any construction defect.

                           2. Leased Real Estate.
                              -------------------

                           (i)  Schedule  4.9(b)  sets  forth a list of all of
the leases or rights of occupancy pursuant to which any Business Entity leases or subleases any real property or interest therein related to or used primarily in the Business (collectively, as heretofore modified, amended or extended, the "Leases"), including the identification of each of the lessors thereof and the street addresses of all of the real estate demised under each of the Leases (collectively, the "Leased Real Estate"). One or more of the Business Entities is the lessee under all Leases, and no party other than one or more of the Business Entities has any right to possession, occupancy or use of any of the Leased Real Estate. True and correct copies of (i) leasehold title insurance policies and commitments therefor, title reports, surveys, licenses, certificates of occupancy, plans, specifications, permits and other documents, pertaining to the Leased Real Estate that are in the possession or control of any of the Business Entities, and (ii) each of the Leases, including all amendments, modifications and extensions, and together with all subordination, non-disturbance and/or attornment agreements related thereto have been, or at the request of Buyer will be prior to Closing, made available by the Business Entities to Buyer. Each of the Leases is valid and in full force and effect and is binding and enforceable in accordance with its terms. Except as set forth on
Schedule 4.9(b), none of the Sellers has received any written notice of default under any provision of any of the Leases. Except as set forth on Schedule 4.9(b), to the Sellers' Knowledge, none of the Business Entities and none of the lessors under any of the Leases is in material default under any of the Leases and no event has occurred that with notice, the passage of time or both would constitute such a default.

                           (ii) Except as set forth in Schedule  4.9(b),  the
Business Entities are in actual, exclusive possession of the Leased Real Estate. The Business Entities have good, valid and indefeasible title to all the leasehold estates conveyed under the Leases free and clear of all Liens, except Permitted Liens.

                           (iii) Except as set forth in Schedule  4.9(b),  the
basic rent, all additional rent and all other charges and amounts payable under the Leases by the lessee thereunder have been paid to date. All work required to be performed under the Leases by the lessors thereunder or by any of the Business Entities has been performed in all material respects, and, to the extent that any of the Business Entities is responsible for payment of such work, has been fully paid for, whether directly to the contractor performing such work or to such lessor as reimbursement therefor, except for items (i) which any of the Sellers is disputing in good faith by appropriate action, and
(ii) are not reasonably expected to have a Material Adverse Effect on the Business or cause a Material Real Estate Impairment.

                           (iv) Except as set forth on Schedule  4.9(b) or
reflected in the Baseline Financial Statements, there are no brokerage commissions or finder's fees due from any of the Business Entities which are unpaid with regard to any of the Leases or the Leased Real Estate, or which will become due at any time in the future with regard to the Leases or the Leased Real Estate, including with respect to the Existing Subleases.

                           (v)  Except as set forth on Schedule 4.9(b),  there
have been no acts of God, forces of nature, or other casualties which could result in the termination of any of the Leases.

                           (vi)   Except as set forth on  Schedule  4.9(b):
(i) no consent of any of the lessors under any of the Leases is required by reason of any of the transactions contemplated by this Master Agreement; and
(ii) none of the rights of any of the Business Entities under any of the Leases will be impaired by the consummation of the transactions contemplated by this Master Agreement and all of such rights (other than those under the Retained Leases) and all of Buyer's rights under the Subleases will be enforceable by the Buyer after the Closing Date, to the same degree as by the Sellers prior to the Closing Date without the consent or agreement of any other party (except in the case of the Subleases, in which case Buyer shall have such rights as are provided to it by the Subleases).

                           (vii)  The use of the Leased  Real Estate  located in
the Triangle Research Park in North Carolina and the Leased Real Estate located in Malaysia as currently used and consistent with past practice complies, in all material respects, with the applicable Leases and with all covenants easements and restrictions of record affecting such Leased Real Estate.

                           (viii) Except pursuant to the subleases and similar
agreements described on Schedule 4.11(l) (collectively, the "Existing Subleases"), no portion of any of the Leased Real Estate has been leased or subleased to any Person and no Person, other than one or more of the Transferred Business Entities, has any right to use or occupy any portion of the Leased Real Estate. All of the Existing Subleases are in full force and effect and, to Sellers' Knowledge, no default or event or occurrence which with notice, the passage of time or both would constitute a default, on the part of any party to any Existing Sublease, has occurred. None of the Existing Subleases interferes or grants rights which if exercised could reasonably be expected to interfere with Seller's use of the affected Leased Real Estate or the conduct of the Business thereon as currently conducted and as conducted consistent with past practice, in a manner that has or could reasonably be expected to have a Material Adverse Effect or a Material Real Estate Impairment.

                            3.   General.
                                 -------

                           (i)   The water,  gas,  electricity and other
utilities serving the Owned Real Estate and the Leased Real Estate (collectively, the "Real Estate") have been and are currently adequate to service the normal operations conducted thereon consistent with past practice.

                           (ii)  Each parcel of the Real Estate has  physical
and, to the Sellers' Knowledge, legal vehicular and pedestrian access to and from public roadways. To the Sellers' Knowledge, no fact or condition exists which would result in the termination of the current access from the Real Estate to any presently existing highways and roads adjoining or situated on the Real Estate.

                           (iii) Except as set forth on Schedule  4.9(b),
no Business Entity has received any written or, to the Sellers' Knowledge, oral notice or order from any Governmental Authority, insurance company which has issued a policy with respect to any of the Real Estate or any board of fire underwriters or other body performing similar functions or any other Person which (x) relates to or alleges a violation of or nonconformity with any zoning, building, safety, subdivision, wetlands or other similar law, code, rule, regulation, ordinance, permit, license, certificate, covenant, restriction or condition with respect to any of the Real Estate or the use thereof which violation of nonconformity could reasonably be expected to have a Material Real Estate Impairment, or (y) requests the performance of any material repairs, alterations or other work that have not yet been cured or performed, as applicable. None of the Sellers have received any written notice from any Governmental Authority or other Person of any condemnation action, eminent domain proceeding or other similar proceeding concerning any of the Real Estate. There is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting any of the Real Estate and, to the Sellers' Knowledge, no such action, proceeding or litigation is threatened.

                           (iv)  All of the  buildings  and  improvements
situated upon the Real Estate are operable and in normal condition and repair, subject to ordinary wear and tear and to the items set forth on Schedule 4.9(b).

                           (v)   Other than:  (x) the Owned Real  Estate,
(y) the Leased Real Estate other than the Retained Leased Real Estate, and (z) the Subleased Real Estate, no other real estate or rights, titles, estates or interest therein is reasonably necessary to the conduct of the Business as currently conducted and consistent with past practice.

         4.10 YEAR 2000 READINESS. The Harris Semiconductor Sector (a) has conducted an assessment of its information system technologies, automated manufacturing, billing and other operations for the purpose of identifying, and
(b) is engaged in an effort to mitigate (which is continuing in the ordinary course of business), any significant disruption in operations that it anticipates as a consequence of the Y2K Problem. Assuming the efforts to mitigate are continued, with respect to the Transferred Assets, by Buyer in the ordinary course of business after the Closing Date, the Transferred Assets are not reasonably expected to experience any disruption in operations as a consequence of the Y2K Problem that could reasonably be expected to have a Material Adverse Effect on the Business or to have a Material Real Estate Impairment. As used in this Section 4.10, the "Y2K Problem" means a date-handling problem relating to the Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process and handle date-related data for the dates within and between the twentieth and twenty-first centuries and all other centuries.

         4.11 ASSUMED CONTRACT OBLIGATIONS. Harris has made available to Buyer a copy or description of all outstanding active Contracts constituting:

                  (a) All customer contracts and open purchase orders of the Business with a reasonably expected value in excess of $250,000 per annum;

                  (b) All pending bids for customer contracts for Products with a reasonably expected value in excess of $250,000 per annum;

                  (c) All contracts for the employment of any Person by a Business Entity specific to the Business and providing for cash compensation equal to or greater than $100,000 per annum;

                  (d) All collective bargaining agreements specific to the Business;

                  (e) All consulting agreements to which the Business Entities are parties in connection with the conduct of the Business;

                  (f) All joint venture, teaming and similar arrangements to which the Business Entities are parties in connection with the Business;

                  (g) All subcontracts, agreements and other arrangements pursuant to which a third party processes products for the Business with reasonably expected annual payments in excess of $250,000;

                  (h) All agreements for the purchase by a Business Entity of raw materials or other supplies specific to the Business with a reasonably expected value in excess of $250,000 per annum;
                  (i) All agreements for the purchase by a Business Entity of equipment specific to the Business involving outstanding commitments in excess of $500,000;

                  (j) All mortgages, indentures, notes and installment obligations and other instruments and contracts specific to the Business and relating to any borrowing of, or issuance of letters of credit for, an amount in excess of $250,000 by one or more Business Entities;

                  (k) All guaranties of any obligation specific to the Business in excess of $250,000 by a Business Entity (excluding any non-recourse guaranties and any endorsement made in the ordinary course of business for collection);

                  (l) All leases of real or personal property specific to the Business under which a Business Entity is lessor;

                  (m) All leases of real property to be (i) assumed by Buyer and
(ii) subleased to Buyer;

                  (n) All leases of personal property specific to the Business under which a Business Entity is lessee and is obligated to make payments of more than $250,000 per annum;

                  (o) All agreements materially limiting the freedom of a Business Entity to compete in the Business with any Person or other entity or in any geographical area;

                  (p) All Contracts specific to the Business not otherwise listed with a reasonably expected contract value in excess of $250,000 per annum or $500,000 in the aggregate; and

                  (q) All distributor and sales agent agreements specific to the Business.

A list or description of each of the items described above (the "Material Contracts") is set forth on Schedule 4.11, and Sellers have made available to Buyer true copies of each of the Material Contracts. As of the date of this Master Agreement, except as disclosed on Schedule 4.11, all Material Contracts are valid, binding and enforceable against each Business Entity which is a party thereto, and to the Sellers' Knowledge, the other parties thereto, in accordance with their terms and are in full force and effect and, as to each Material Contract, there does not exist thereunder any default on the part of any Business Entity, and there does not exist any event, occurrence or condition, including the consummation of the transactions contemplated hereunder, which (after notice, passage of time, or both) would constitute a default thereunder on the part of such Business Entity, which default has had or would have a Material Adverse Effect on the Business. Except as disclosed on Schedule 4.11, no Business Entity has received any written claim from any other party to any Material Contract that any Business Entity has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder, except any of the foregoing which could not reasonably be expected to have a Material Adverse Effect on the Business.

         4.12 LITIGATION. Except as set forth on Schedules 4.12 and 4.14, there are no actions, suits, proceedings or governmental investigations pending against any Business Entity or Transferred Asset or, to the Sellers' Knowledge, threatened, involving the Business or the Transferred Assets, at law or in equity or before any Governmental Authority (including, without limitation, relating to the Management or Release of Hazardous Materials), or that have been settled, dismissed or resolved on or since the Financial Statements Date, that have had or would reasonably be expected to have a Material Adverse Effect on the Business. As of the date of this Master Agreement, no Business Entity or Transferred Asset is subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Business or a Material Real Estate Impairment.

         4.13 LICENSES AND PERMITS. Each Business Entity has all licenses, certificates of occupancy, permits and other authorizations from Governmental Authorities necessary for the conduct of the Business or the use, ownership or occupancy of any of the Transferred Assets as conducted, used, owned or occupied by the Business Entities prior to the date hereof and for the use, occupancy and operation of the Transferred Assets (collectively "Permits") except where the failure to have such Permits could not reasonably be expected to result in a Material Adverse Effect on the Business or a Material Real Estate Impairment. Except as set forth on Schedule 4.13, (a) each of said Permits is in full force and effect, (b) the Business is in compliance with the terms, provisions and conditions thereof, except where the failure to be so in compliance could not reasonably be expected to result in a Material Adverse Effect on the Business or a Material Real Estate Impairment, (c) there are no, and Sellers have not received any written notice of any, outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings adversely affecting any of said Permits, and (d) to the Sellers' Knowledge, no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any material Permits other than by expiration of the term set forth therein. Sellers make no representation or warranty with respect to the transferability of the Permits to Buyer.

         4.14 ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 4.14,
(a) the conduct of the Business complies in all material respects with all Environmental Laws; (b) neither Harris nor any of the Transferred Subsidiaries Manage or have Managed Hazardous Materials in connection with the operations of the Business in a manner which, to the Sellers' Knowledge, has caused, causes or threatens to cause environmental conditions which give rise to liability under Environmental Laws or under common law; and (c) with respect to the Real Estate and the Business, neither Harris nor any of the Transferred Subsidiaries has received and, to the Sellers' Knowledge, no one else has received, any requests for information, notices of claim, demands or other notifications that it or they (or any of their predecessors) are or may be potentially responsible with respect to any Remediation or other liability arising out of or resulting from any Hazardous Materials Released or Managed at any property now or formerly owned, operated or leased by Harris or any of the Transferred Subsidiaries or their predecessors, or at any other property, facility or off-site location to which the Hazardous Materials Released or Managed by Harris or any of the Transferred Subsidiaries or any of their predecessors have been transported or disposed of or have come to be located. "Environmental Laws" shall mean all applicable foreign, Federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the cities and counties in which the Business is located, the Environmental Protection Agency and all other applicable Governmental Authorities, in each case as in effect on the Closing Date.

         4.15 ABSENCE OF CERTAIN BUSINESS PRACTICES. To the Sellers' Knowledge, no Business Entity nor any officer, employee or agent of any Business Entity, or any other Person acting on their behalf, has, directly or indirectly, since the date of formation of such Business Entity, respectively, given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business in connection with the conduct of the Business (a) which subjected or could reasonably be expected to have subjected a Business Entity to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not given in the past, could reasonably be expected to have had a Material Adverse Effect on the Business, (c) which, if not continued in the future, could not reasonably be expected to have a Material Adverse Effect on the Business or subject a Business Entity to suit or penalty in any private or governmental litigation or proceeding, (d) for any purposes described in Section 162(c) of the Code, or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

         4.16  PERSONNEL MATTERS.

                  (a) Sellers have heretofore provided to Buyer a list of all of the employees for which Buyer will be responsible pursuant to Article 6 (such employees, collectively, "Employees of the Business") and their respective job titles, salaries, wages, and other compensation paid during calendar year 1998 as well as dates of employment, and date and amount of last salary increase.

                  (b) Except as set forth on Schedule 4.16(b), there are no material employment related disputes, grievances, or disciplinary actions pending or, to the Sellers' Knowledge, threatened, by or between any of the Business Entities and any Employees of the Business.

                  (c) All currently effective personnel policies and manuals of the Business Entities are listed on Schedule 4.16(c) and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to Buyer.

         4.17 LABOR MATTERS. This Section 4.17 does not extend to the subject matter of Section 4.18. Except as set forth on Schedule 4.17, in relation to the conduct of the Business:

                  (a) No Business Entity is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

                  (b) No Business Entity is a party or subject to any pending or, to Sellers' Knowledge, threatened labor or civil rights dispute or any other labor or employment related law suit, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees. No Business Entity has during the last three years received any notice that any labor representation petition or request is pending or is threatened with respect to Employees of the Business.

                  (c) Each Business Entity is in compliance in all material respects with all (i) Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and (ii) collective bargaining agreements related to the Union Plants.

                  (d) To the Sellers' Knowledge, no Employees of the Business or former employee of any Business Entity has any claim against any Business Entity (whether under Applicable Law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay, other than for the current payroll period; (ii) wages or salary (excluding bonuses and amounts accruing under any pension or profit-sharing plan, including but not limited to any Benefit Arrangement (as such term is defined in Section 4.18.1)) for a period other than the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current or past fiscal year or accrued on the Audited Closing Balance Sheet for Seller; or (iv) any other claim arising under any law governing labor and employment matters, including without limitation, discrimination claims.

                  (e) To the Sellers' Knowledge, during the last three years, there have been no strikes, work stoppages, work slowdowns or other such concerted activities.

         4.18     SELLER BENEFIT PLANS.

                  4.18.1   UNITED STATES.

                           (a) Schedule 4.18.1 lists and identifies (i) each
employee pension benefit plan, as defined in Section 3(2) of ERISA (a "Pension Plan"); (ii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a "Welfare Plan"); and (iii) each compensation and employment arrangement, including, but not limited to, any fringe benefit, incentive compensation, stock option, stock purchase, bonus, severance, deferred compensation, and supplemental executive compensation plan or employment agreement (a "Benefit Arrangement"), that is maintained by a Business Entity for Employees of the Business based in the United States (collectively, the "U.S. Benefit Plans"). True and complete copies of all U.S. Benefit Plans have been provided or made available to Buyer, including, but not limited to (i) each Pension Plan and any related trust agreement (including all amendments to such Pension Plan and trust) and its most recent summary plan description, any determination letter issued by the Internal Revenue Service, and (ii) each Welfare Plan and Benefit Arrangement and any related insurance contracts or other funding arrangement, administrative services agreement and summary plan description and the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service in respect of any Pension Plan, Welfare Plan and Benefit Arrangement. Except as specifically disclosed on Schedule 4.18, no Business Entity maintains or contributes to any Welfare Plan that provides benefits to employees after termination of employment other than as required by
Part 6 of Title I of ERISA.

                           (b)  Except as disclosed  on Schedule  4.18.1,
neither any Business Entity nor any ERISA Affiliate is obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA nor has been obligated to contribute to any multiemployer plan, at any time during the six most recent calendar years preceding the year of this Master Agreement. As used herein, the term "ERISA Affiliate" shall mean a (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Harris, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with Harris, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Harris, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above. With respect to any such multiemployer plan, no Business Entity or ERISA Affiliate had incurred, or is reasonably likely to incur, any withdrawal liability under Title IV of ERISA, nor is any such plan in reorganization.

                           (c)  Except for the Pension Plan of Choice
Microsystems, Inc., no Pension Plan is subject to Title IV of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Business Entity or any ERISA Affiliate with respect to any "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Harris or any ERISA Affiliate. All contributions required to be made by any ERISA Affiliate to any employee benefit plan subject to Section 412 of the Code or Section 302 of ERISA have been timely made. No employee benefit plan subject to Section 412 of the Code sponsored, maintained or contributed to by any ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

                           (d)  Each  Pension Plan which is intended to be
qualified under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be so qualified and each trust related to any such Pension Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code. There have been no prohibited transactions (as described in Section 406 or Section 4975 of the Code) with respect to any Pension Plan for which there is any outstanding liability. No material litigation or administrative or other proceedings involving the U.S. Benefit Plans has occurred which would reasonably be expected to have a Material Adverse Effect on the Business.

                           (e)  Each U.S.  Benefit Plan has been  administered
in accordance with its terms and Applicable Law except where the failure to be so administered either individually or in the aggregate with respect to all U.S. Benefits Plans, would not have a Material Adverse Effect on the Business.

                  4.18.2   NON-U.S. EMPLOYEE BENEFIT PLANS.

                           (a)  Except as set forth on Schedule  4.18.2,  with
respect to all Employees of the Business whose employment is based outside of the United States, none of the Business Entities presently maintains, contributes to or has any liability under any material non-U.S. bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, health, disability, stock option, stock purchase, savings, deferred compensation, severance pay or termination pay (to the extent established and formally communicated to employees), welfare or other employee benefit or fringe benefit plan, program or arrangement, excluding any foreign government sponsored or mandated plan, program or arrangement affecting such employees ("Government Sponsored or Mandated Plans"). The plans, programs and arrangements set forth on
Schedule 4.18.2 are herein referred to as the "Non-U.S. Employee Benefit Plans."

                           (b)  With respect to each of the Non-U.S.  Employee
Benefit Plans, Harris has made or will, prior to the Closing Date, make, available to Buyer true and complete copies of:

                                    (i) The plan documents, including any
                  related trust agreements or insurance contracts, including amendments thereto, or a written summary of the terms and conditions of the plan if there is no written plan document.

                                    (ii) With respect to any Non-U.S. Employee
                  Benefit Plan maintained primarily for the benefit of employees of a Business Entity, the most recent actuarial valuations and financial statements, if any.

                           (c)  To the Sellers' Knowledge,  the Non-U.S.
Employee Benefit Plans and Government Sponsored or Mandated Plans administered by Sellers have been administered and are in material compliance with all material requirements of Applicable Law and the terms of each such plan; any Non-U.S. Employee Benefit Plan which is intended to be qualified under Applicable Law or registered or approved by a Governmental Authority has been determined to be so qualified, registered or approved by the appropriate Governmental Authority; and to the Sellers' Knowledge, nothing has occurred between the date of the last such determination and the Closing Date to cause the appropriate Governmental Authority to revoke such determination or which would materially adversely affect the continuing qualified, registered or approved status of such Non-U.S. Employee Benefit Plan.

                           (d)  All  contributions  (including  premiums)
required by law or contract to have been paid or accrued, under or with respect to the Non-U.S. Employee Benefit Plans and Government Sponsored or Mandated Plans to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) will have been paid or accrued prior to the Closing Date except to the extent failure to pay or accrue such contributions individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on the Business.

                           (e)  The accrued  benefits  provided under each
Non-U.S. Employee Benefit Plan and Government Sponsored or Mandated Plans providing retirement, severance or similar benefits (to the extent established and formally communicated to employees), determined as of the Closing Date, will not exceed the fair market value as of such date of the assets applicable to such Non-U.S. Employee Benefit Plan or Government Sponsored or Mandated Plan, or the book reserve, balance sheet reserve or other reserve with respect thereto as of the Closing Date. Notwithstanding the foregoing, the only amounts so required to be so funded or reserved shall be the amounts required to be funded, reserved or provided for in conformity with generally accepted accounting principles in the applicable country. For this purpose, "accrued benefits" means the present value of all retirement, severance or similar benefits (as described above) under a plan recognizing salary and service to Closing.

                           (f)  There are no material pending or, to the
Sellers' Knowledge, threatened claims (other than routine claims for benefits), investigations, litigation or other enforcement actions against Seller, the Business Entities or any of their officers, directors, employees or agents, with respect to any of the Non-U.S. Employee Benefit Plans, nor is there any other liability with respect to such plans except those incurred in the normal course of operation.

                           (g)  No material  improvement in the benefits accrued
or provided under the Non-U.S. Employee Benefit Plans will be made on or before the Closing Date.

         4.19 INSURANCE. Schedule 4.19 contains a list of all material insurance policies (excluding title insurance policies) maintained by or on behalf of or covering any Seller that is specific to the Business (the "Policies"). Each Business Entity has made available to Buyer copies of all current declaration sheets relating to the Policies. Except as noted on Schedule 4.19, as of the date of the Agreement, the Policies are in full force and effect, no notices of cancellation or nonrenewal have been received by any Business Entity with respect thereto, and all premiums due thereon have been paid.

         4.20 POWERS OF ATTORNEY. Except as set forth on Schedule 4.20, none of the Business Entities has given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the transactions contemplated herein) to any person, firm, or corporation for any purpose whatsoever with respect to the Business.

         4.21 BROKERS. No agent, broker, Person or firm acting on behalf of Sellers or their stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         4.22   TAXES.  Except as set forth on Schedule 4.22:

                (a) Each Business Entity has, except where failure to do so would not have a Material Adverse Effect on the Business or a Material Real Estate Impairment, (i) timely filed (or caused to be filed) all Tax Returns required to be filed by it and each Tax Return is true, complete and accurate,
(ii) timely paid all Taxes shown thereon as due and owing, (iii) paid all other Taxes which otherwise have become due and payable, and (iv) adequately provided for, on its books of account and related records, liability for all other current Taxes not yet due and payable.

                (b) None of the Business Entities has received any written notice of a material proposed adjustment, deficiency or underpayment in relation to the Business, which notice has not been satisfied by payment or been withdrawn, and there are no material claims that have been asserted or threatened relating to Taxes related to the Business.

                (c) Each of the Business Entities has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party in relation to the Business.

                (d) There are no liens with respect to Taxes upon the Transferred Assets other than customary liens for current Taxes not yet due and payable.

                (e) As relates to the Business, none of the Business Entities
(i) has ever made any election under Treasury Regulation Section 301.7701-3(c) to treat any of the Transferred Subsidiaries as other than an association, except for entities organized in Malaysia, or (ii) has filed a consent under Code Section 341(f) concerning collapsible corporations.

                  (f) None of the Transferred Subsidiaries formed other than under the laws of a state of the United States has ever owned a United States real property interest within the meaning of Code Section 897(c).

                  (g) With respect to the Business Entities other than Harris ("Subsidiary Entities"): (i) no Subsidiary Entity has requested, nor has there been granted with respect thereto, an extension of time within which to file a Tax Return; (ii) no Subsidiary Entity is under audit, nor are any of such entities aware of any material threatened or proposed audits of their Tax Returns; (iii) no claim for Taxes (or request for Tax Returns) has ever been made of a Subsidiary Entity in a jurisdiction where such entity does not file Tax Returns; (iv) except as provided under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), none of the Subsidiary Entities has any liability for or any obligation to pay Taxes of another or of Harris as a transferee or successor, by contract or otherwise; (v) no Subsidiary Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (vi) no Subsidiary Entity is a party to a closing agreement, or the subject of a private ruling, concerning Taxes with any Governmental Authority; (vii) none of the Subsidiary Entities is required to make any adjustment under Section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting method; (viii) no Subsidiary Entity is a partner in any entity considered to be a partnership for federal income tax purposes; (ix) no Subsidiary Entity has ever entered into an advanced pricing agreement or any other agreement, whether arising upon audit or otherwise, relating to Section 482 of the Code, and (x) none of the Subsidiary Entities has made any payments, is obligated to make any payments, or is a party to any agreement, including this Master Agreement, that could obligate it to make any payments that will not be deductible under Code Section 280G.

                  (h) Except as disclosed on Schedule 4.22(h), Harris has never (with respect to the Business and relating to any taxable year subsequent to fiscal 1993 ) entered into an advanced pricing agreement or any other agreement, whether arising upon audit or otherwise, relating to Section 482 of the Code, and Harris has never (with respect to the Business) made any payments, is not obligated to make any payments, and is not a party to any agreement, including this Master Agreement, that could obligate Harris to make any payments that will not be deductible under Code Section 280G.

                  (i) With respect to the three year period ending with the Closing Date, (i) Harris, Harris Malaysia and their Affiliates in the United States have taken the position, for Federal income tax purposes, that: (A) all or substantially all of the sales made by Harris Malaysia to Harris do not generate United States source income within the meaning of Code Section 861 through 865, and (B) Harris Malaysia does not have an office or other fixed place of business in the United States nor does Harris Malaysia have any employees or agents engaging in sales activities in the United States; and (ii) there has not been any challenge to such positions taken by the Internal Revenue Service.

         4.23 TRANSFERRED ASSETS - GENERAL. Except for the Excluded Assets and except as set forth on Schedule 4.23, the Transferred Assets include (a) all of the assets and rights of Harris and the other Business Entities which were or are material to the conduct of the Business as conducted by Harris and the other Business Entities during fiscal 1999, subject to such changes as have occurred in the ordinary course of business since the end of Harris' fiscal 1998 and (b) all assets that will be reflected on the Audited Closing Balance Sheet.

         4.24 PERSONAL PROPERTY. Except as set forth on Schedule 4.24, to the Sellers' Knowledge, the items of personal property included in the Transferred Assets and presently and actively used in the operation of the Business are in normal operating condition, free of any defects (except those resulting from normal wear and operation) which individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect on the Business. Matters within the scope of Section 4.10 are outside the scope of this Section 4.24.

         4.25 WARRANTY CLAIMS. The Business Entities have paid (whether in money, property or services) claims relating to breaches of express or implied warranties (excluding claims founded upon negligence, strict liability in tort or other similar legal theory) made with respect to products of the Business Harris' fiscal years 1998, 1997 and 1996 in amounts not in excess of 2.5% of sales of the Business for such years, respectively. Except as set forth on
Schedule 4.25, there are no pending or, to the Sellers' Knowledge, threatened claims for the breach of any express or implied warranty made with respect to products of the Business, except for individual claims which involve claims for money, property or services of less than $50,000.

         4.26 INVENTORY. Except for inventory in the possession of sales agents and distributors, in transit, and as disclosed prior to the Closing Date, all inventory of the Business (other than Excluded Assets) is located at the Transferred Facilities.

         4.27 MALAYSIAN ACTIVITIES. To the best of the knowledge of Harris Malaysia and Harris, with respect to the three year period ending with the Closing Date, Harris Malaysia and Harris, with respect to substantially all of the sales made by Harris Malaysia to Harris, represent that:

                (a) title passage occurred from Harris Malaysia to Harris outside the United States;

                (b) shipping was made by a freight forwarder located outside the United States or, in any other situation, FOB at a location outside the United States;

                (c) all risk of loss passed from Harris Malaysia to Harris outside the United States;

                (d) all insurance and shipping costs are borne by Harris;

                (e) all governmental filing made in the United States reflect the facts that Harris is the importer of record to the United States; and

                (f) all documentation was consistence with the foregoing.

Furthermore, Harris Malaysia and Harris represent that Harris Malaysia does not have any leased or owned premises available for its use in the United States in its own name nor does Harris Malaysia have any employees on its payroll engaging in sales activities in the United States.

                                    ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         Buyer and Parent represent and warrant to Harris as set forth below as of the date of this Master Agreement:

         5.1 ORGANIZATION AND STANDING OF BUYER AND PARENT; CHARTER AND BYLAWS. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Master Agreement and the Ancillary Agreements, to carry out the transactions contemplated hereby and thereby to perform its obligations hereunder. Copies of the charter and bylaws or other organizational documents of each of Buyer and Parent have been made available to Harris, and each such copy is true, correct and complete.

         5.2 AUTHORIZATION. The execution, delivery and performance of this Master Agreement and the Ancillary Agreements executed or to be executed by Buyer and Parent pursuant to this Master Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Buyer and Parent. This Master Agreement and the Ancillary Agreements executed or to be executed by pursuant to this Master Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Buyer and Parent, as the case may be.

         5.3 ENFORCEABILITY. This Master Agreement and each Ancillary Agreement constitutes, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer and Parent, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

         5.4 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution, delivery and performance of this Master Agreement and the Ancillary Agreements executed or to be executed by Buyer and Parent pursuant to this Master Agreement, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default under any provision (a) of the charter or bylaws of Buyer or Parent, or (b) of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Parent or any of their properties or assets, the result of which, with respect to items identified in clause (b) would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer or Parent and their subsidiaries, taken as a whole, or would materially impair Buyer's or Parent's ability to consummate the transactions contemplated hereby (a "Material Adverse Effect on Buyer").

         5.5 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Except as set forth on
Schedule 5.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, bureau, agency or commission, or any third party, are required to be obtained or made by Buyer or Parent or their Affiliates in connection with the execution, delivery, performance, validity and enforceability of this Master Agreement or the other Ancillary Agreements, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act, (b) a filing with the Committee on Foreign Investment in the United States under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, and (c) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer. Neither Buyer nor Parent is currently engaged in, or contemplating, any business transaction that would be reasonably expected to hinder or delay the authorizations and consents referred to in this Section 5.5.

         5.6 LITIGATION. As of the date of this Master Agreement, no action, suit, proceeding or governmental investigation is pending or, to the knowledge of Buyer or Parent or their Affiliates, threatened, against Buyer or Parent or their properties, at law or in equity or before any Governmental Authority that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

         5.7 ACCESS. Buyer and Parent have received and reviewed the Baseline Financial Statements and are acquainted with the Business. Buyer and Parent have had an opportunity to review the assets, books, records and contracts of the Business, and has been given the opportunity to meet with officers and other representatives of Harris for the purpose of investigating and obtaining information regarding the operations of the Business and its financial and legal affairs.

         5.8 FINANCIAL CAPACITY. Buyer and Parent have heretofore provided to Harris an accurate written explanation of the Financing. As used herein, "Financing" shall mean the financing described in the "highly confident" and commitment letters (the "Commitment Letters") received by Buyer from financing sources providing for sufficient funds to pay the cash portion of the Purchase Price, to pay expenses in connection with the purchase of the Transferred Assets and to perform any necessary refinancing of existing indebtedness of the Business; PROVIDED that, in the event that any portion of the Financing pursuant to the Commitment Letters becomes unavailable, regardless of fault, Buyer may obtain such portion of the Financing from other sources, on terms no less favorable to Buyer than those applicable to the portion of the Financing which has become unavailable; PROVIDED, FURTHER, that such new terms do not reduce Buyer's equity to less than $90,000,000.

         5.9 BROKERS. No agent, broker, Person or firm acting on behalf of Buyer or Parent or their stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated hereby.

         5.10 HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976. Parent is not controlled by any other entity for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereunder, 16 C.F.R. Parts 801-803 (the "HSR Rules"). The total assets and annual net sales of the person consisting of Parent and all entities it controls, determined at the time of Closing in accordance with Section 801.11 of the HSR Rules, are each less than $10 million.

                                    ARTICLE 6

                  COVENANTS RELATING TO PERSONNEL ARRANGEMENTS

           6.1  EMPLOYEES; COLLECTIVE BARGAINING AGREEMENTS; TRANSFEREE
EMPLOYEES.

                (a) Buyer will recognize and engage in collective bargaining with the labor unions which are the bargaining agents for the represented employees at the Union Plants. Following the Closing, Buyer will continue in effect the terms and conditions of employment for the represented employees at the Union Plants, except as those terms and conditions may be modified pursuant to the collective bargaining process. Sellers shall not agree to any modification or change in the terms and conditions of employment for the represented employees at the Union Plants prior to the Closing without Buyer's written approval.

                (b) Effective upon the Closing Date as of 11:59 p.m. Eastern Daylight Savings Time, Sellers shall terminate the employment of the Employees of the Business, other than the employees of the Transferred Subsidiaries, and Buyer or one of its Subsidiaries shall offer employment to all employees whose employment is so terminated effective as of the time of their termination of employment with Sellers, including all employees who are not actively at work on the Closing Date and who (i) are not actively at work and who have recall or return-to-work rights under any collective bargaining agreement, or (ii) are not actively at work due to short-term disability, military service or other authorized leave of absence provided such employees return to work at the end of any such authorized leave of absence or in the case of military leave, before their statutory re-employment rights expire. In addition, Buyer shall offer employment to all Employees of the Business who on the Closing Date are absent from work due to a long-term disability and who notify Buyer within six months of the date of disability that they have recovered from such long-term disability. Each such offer shall be made on terms and conditions, including compensation and benefits, substantially equivalent in the aggregate to those provided by Sellers on the date hereof. All such employees who accept Buyer's offer of employment and all employees of Transferred Subsidiaries shall be referred to herein as "Transferee Employees." Except as otherwise provided herein, Sellers shall be responsible for (by payment or accrual on the Final Closing Balance Sheet) wages, salaries and benefits (including vacations) of employees until they become Transferee Employees.

         6.2 SEVERANCE OBLIGATIONS. Buyer will be solely responsible for obligations, if any, for severance pay for any Employees of the Business who do not become Transferee Employees if Buyer did not offer employment to such employees on substantially the same terms as such employees were employed by Sellers. Notwithstanding anything in this Agreement to the contrary, Buyer shall be responsible for severance pay to Eduard Verbeek and Dieter Schacht, whether termination of either or both of such individuals occurs before or after the Closing Date. Buyer shall be solely responsible for any obligation for severance pay for Employees of the Business who become Transferee Employees and are subsequently terminated by Buyer. Buyer acknowledges that it has not informed Sellers of any planned or contemplated decisions or actions by Buyer or one of its subsidiaries that would require service of notice under the Warn Act. Buyer agrees that it will be solely responsible for any liabilities created if either it or any of its subsidiaries takes any action (other than as set forth in the following sentence) which will cause the notice provision of the Warn Act to become applicable to the transactions contemplated by this Agreement. Buyer acknowledges that it has been informed by Seller that the closing of the 4" wafer FAB of the plant located in Findlay, Ohio, and the terminations related thereto, will require service of notice under the Warn Act and that the timing of some of such terminations will require Buyer to provide certain of such notices following the Closing Date.

         6.3   PLANS, BENEFITS AND POLICIES.

               (a) Except as otherwise provided herein, Buyer and its Subsidiaries will, as of 12:00 a.m. Eastern Daylight Savings Time on the day immediately after the Closing Date, adopt and provide for Transferee Employees whose employment is based in the United States employment and benefit packages (including, to the extent applicable, profit sharing and retirement plans, medical, severance, and post-retirement benefits) equivalent to Buyer's employment and benefit packages maintained for similarly situated employees of Buyer.

               (b) Buyer and its Subsidiaries will credit Transferee Employees with service with Sellers (and predecessors of Sellers) for purposes of (i) vesting for and eligibility to participate in any employee pension benefit plans (as defined in Section 3(2) of ERISA), but not for benefit accruals; (ii) any waiting periods, eligibility or pre-existing condition limitations for employee welfare benefit plans (as defined in Section 3(1) of ERISA); and (iii) eligibility and benefit computation for vacation and severance pay plans; provided, however, that with respect to vacation plans for the remainder of calendar year 1999 only, Buyer shall maintain vacation plans equivalent to, and in lieu of, Sellers' vacation plans covering the Transferee Employees immediately prior to the Closing Date (offset by vacation time used under Sellers' vacation plans as of the Closing Date). Buyer shall credit Transferee Employees with any amounts paid prior to the Closing Date under any Welfare Plan that is a health plan toward the satisfaction of deductible amounts and copayment minimums under the Buyer's corresponding welfare benefit plans.

               (c) Effective as of 11:59 p.m. Eastern Daylight Savings Time on the Closing Date, sponsorship of the Harris Corporation Union Retirement Plan shall be transferred to the Buyer and Buyer shall become the successor employer under such plan and thereby shall assume all liabilities related to such plan.

                  (d) Harris and Buyer shall effectuate a trust-to-trust transfer of the assets and liabilities of the Harris Corporation Retirement Plan in respect of the account balances of Transferee Employees to a defined contribution plan established or maintained by Buyer or one of its Subsidiaries (the "Buyer's Retirement Plan") as follows. As soon as administratively practicable after the Closing Date, Harris shall cause the account of each Transferee Employee in the Harris Corporation Retirement Plan to be valued and assets equal in value to the amount credited each such Transferee Employee's account under the Harris Corporation Retirement Plan, determined without regard to any vesting schedule, to be transferred to the trust maintained under Buyer's Retirement Plan. Such transferred assets shall be in cash or, to the extent mutually agreed upon by Harris and Buyer, in kind, and shall also include any promissory notes evidencing outstanding loan balances owed to the Harris Corporation Retirement Plan by the Transferee Employees. Prior to, and as a condition of, any transfer of assets from the Harris Corporation Retirement Plan to Buyer's Retirement Plan, each party shall provide the other with a copy of a determination letter from the Internal Revenue Service, or other reasonably satisfactory evidence, representations and relevant undertakings, including an opinion of counsel, evidencing the tax-qualified status of its plan and the tax-exempt status of the applicable plan's trust. As of the transfer date, and contingent upon the transfer, Buyer shall be liable for the payment of benefits accrued by and liabilities transferred in respect of the Transferee Employees under the Harris Corporation Retirement Plan.

                  (e) As soon as practicable after the Closing Date, Harris and Buyer shall take any action necessary to transfer the accounts of Transferee Employees in the "cafeteria plan," as defined in section 125 of the Code, maintained by a Seller to a cafeteria plan established or maintained by Buyer or one of its subsidiaries.

                  (f) Except as otherwise provided herein, as of 11:59 p.m. Eastern Daylight Savings Time on the Closing Date all Transferee Employees whose employment is based in the United States shall cease participation in Seller Benefit Plans.

                  (g) Sellers or the applicable employee benefit programs administered by Sellers shall be responsible for benefits accrued or claims incurred prior to the Closing with respect to Transferee Employees and their eligible dependents in accordance with the provisions of the applicable Seller's employee benefit program with respect to: (i) disability benefits, both long-term and short-term, for disabilities that commenced before 11:59 p.m. Eastern Daylight Savings Time on the Closing Date; (ii) benefits for confinements covered under Seller's medical plans that commenced before 11:59 p.m. Eastern Daylight Savings Time on the Closing Date; (iii) health care benefits for services rendered or materials received under Seller's medical plans before 11:59 p.m. Eastern Daylight Savings Time on the Closing Date; and
(iv) worker's compensation benefits for disabilities resulting from an accident or occurrence while employed by Seller or a Subsidiary of Seller or a predecessor thereof which occurred prior to the Closing Date.

                  (h) After Closing, Buyer and Sellers will cooperate with each other and provide each other such information as is required concerning Transferee Employees in order to determine whether a Transferee Employee is entitled to compensation from either party or benefits under any plan, program or arrangement sponsored or maintained by either party.

                  (i) No provision in this Section 6.3 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Harris, any Business Entity or any of their Affiliates.

                  (j) Nothing in this Section 6.3 shall be construed to constitute an assumption by Parent or Buyer of any Retirement Plan Accruals.

                  (k) Notwithstanding the foregoing, Buyer shall assume any obligation that Harris has to any Transferred Employee, whether based inside or outside of the United States, with respect to the Harris supplemental employee retirement plan.

         6.4 FOREIGN EMPLOYEES. As of the Closing Date Buyer shall provide benefit plans for Transferee Employees whose employment is based outside the U.S. which are reasonably equivalent, in the aggregate, to those provided by Sellers immediately prior to the Closing Date, subject to the right of Buyer and its Subsidiaries to amend or terminate such benefit plans. Buyer shall assume all obligations with respect to all German pension supplements including that disclosed on Schedule 4.18.2.

         6.5 COMMISSIONS AND BONUSES. Sellers and Buyer agree that Employees of the Business who become Transferee Employees will continue under the applicable commissions or bonus compensation policy of Seller through July 2, 1999. Buyer shall use commercially reasonable efforts to cooperate with Sellers in preparing the necessary sales and business performance data required to calculate such commissions or bonuses for performance during such period. Payment of such bonuses will be allocated between Sellers and Buyer on the basis of time of ownership of the unit for the applicable period for which the bonus is being paid. Sellers will use commercially reasonable efforts to forward such payments to such Transferee Employees as soon as possible, and Sellers shall invoice Buyer for its allocated share of such payments. Commissions with respect to shipments prior to the Closing Date and which were not accrued for in the Final Closing Balance Sheet will be paid by Sellers; all other commissions will be paid by Buyer.

                                    ARTICLE 7

                              COVENANTS OF SELLERS

         7.1   CONDUCT OF BUSINESS.

               (a) Except as set forth on Schedule 7.1 or as may be otherwise expressly permitted by this Master Agreement or with the prior written consent of Buyer in Buyer's sole discretion, from the date hereof and prior to the Closing, Harris will, and will cause each Business Entity to: (i) operate the Business only in the ordinary course and substantially in accordance with past practice and will use its reasonable efforts to not take any action inconsistent with this Master

Agreement or with the consummation of the Closing; (ii) use commercially reasonable efforts to preserve intact the organization of the Business; (iii) continue in full force and effect all existing insurance policies (or comparable insurance) specific to the Business or the Transferred Assets; and (iv) except for changes resulting from the ongoing reorganization of the sales distribution organization of the Harris Semiconductor Sector unrelated to the transactions contemplated by this Master Agreement, use commercially reasonable efforts to preserve each Business Entity's relationships with its suppliers, customers, licensors and licensees and others having business dealings with any Business Entity relating to the Business.

                  (b) Without limiting the generality of Section 7.1(a), and except as may be otherwise expressly permitted by this Master Agreement or with the prior written consent of Buyer, in Buyer's sole discretion, from the date hereof through the Closing, Harris shall not permit any Business Entity, with respect to the Business, to:

                           (i) enter into, extend, materially modify or renew
                  any Contract in connection with the Business that would increase or cause Buyer to be obligated to pay future payments in excess of $400,000 per year, in the aggregate with other such Contracts, or otherwise materially affect the rights or obligations of any Business Entity under such Contract, except in the ordinary course;

                           (ii) conduct the Business in a manner that departs
                  materially from the manner in which the Business was being conducted prior to the date of this Master Agreement or take any action or permit to occur any event set forth in Section 4.4;

                           (iii) sell, assign, transfer, convey, lease,
                  sub-lease, mortgage, pledge or otherwise dispose of or encumber or allow the encumbrances of any of the Transferred Assets or any interests therein or exercise any purchase option or right of first refusal contained in any of the Transferred Assets, except in the ordinary course of business and, without limiting the generality of the foregoing, the Business Entities may maintain and sell inventory consistent with its past practices;

                           (iv) fail to maintain the Transferred Assets in
                  substantially their current state of repair, excepting normal wear and tear, or fail to replace consistent with the Business Entities' past practice inoperable, worn-out or obsolete or destroyed Transferred Assets;

                           (v) intentionally do any other act or intentionally
                  fail to take any action which would cause any representation or warranty of Harris in this Master Agreement to be or become untrue in any material respect;

                           (vi) make any material change in its accounting
                  methods except to the extent required by GAAP;

                           (vii) incur or assume any debt, obligation, trade
                  payable or liability for which the Business is liable (whether absolute or contingent and whether or not currently due and payable), except in the ordinary course of business or obligations under Material Contracts;

                           (viii) pay, directly or indirectly, any of the
                  Business Entities' liabilities as they relate to the Business before the same became due in accordance with their terms or defer the payment of any liabilities or change its payable levels, in each case other than in the ordinary course of business;

                           (ix) accelerate the collection, directly or
                  indirectly, of any of its accounts receivable other than in the ordinary course of business or defer the collection of any such accounts other than in the ordinary course of business;

                           (x) defer or delay the purchase of any inventory or
                  change its inventory levels, except in the ordinary course of business;

                           (xi) other than in the ordinary course of business,
                  cancel any debts or waive any claims or rights of substantial value;

                           (xii) sell, transfer, or otherwise dispose of any of
                  its Transferred Assets, other than in the ordinary course of business at prices, on terms and in quantities consistent with past practice;

                           (xiii) make any loan or advance other than in the
                  ordinary course of business;

                           (xiv) cancel, compromise, knowingly waive or lease
                  any material right or claim (or series of related rights and claims) under Material Contracts, outside the ordinary course of business;

                           (xv) make a change in accounting method, keeping of
                  books of account or accounting practices, or make any election for Tax purposes or for purposes of a Tax Return (or have any such election made on its behalf) except as set forth in Sections 4.22 and 10.20, or enter into any agreement, arrangement or settlement with respect to Taxes;

                            (xvi) make any change in the rate of compensation.
                  commission, bonus or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee of the Business, other than the increases and payments in the ordinary course of business consistent with past practice in the compensation payable to Employees of the Business; or

                           (xvii) agree or otherwise become obligated to do any
                  of the foregoing.

                  (c) Notwithstanding anything to the contrary contained herein, but without limiting the effects of the representations and warranties set forth in Sections 4.7 and 4.23, (i) at any time prior to the Closing, Sellers may cause any asset of a Transferred Subsidiary that would not be included in the Transferred Assets if the assets, rather than the stock, of such Transferred Subsidiary were being conveyed hereunder, to be transferred to Harris or one or more of its Subsidiaries, and (ii) prior to the Closing, Harris shall remove from the books of each Subsidiary any intracompany receivable or intracompany payable, so that at and after the Closing no Subsidiary shall owe, or have the right to receive from, Harris or any of its Subsidiaries any amount for goods, services or cash advances or other extensions of credit provided prior to the Closing.

         7.2 NON-COMPETITION. For a period of five (5) years from the Closing Date, Harris shall not, and shall not permit any Affiliate of Harris to, for its own account or for the account of others, directly or indirectly (i) engage in any Competing Business, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of any person or entity who or which at any relevant time during such period is engaged in any Competing Business. Ownership of not more than 10% of the outstanding equity of any company registered under Section 12 of the Securities Exchange Act of 1934 or ownership in any venture, partnership or other person or entity that does not constitute an Affiliate of Harris shall not be a violation of this Section 7.2.
                  (a) As used herein, "Competing Business" shall mean the design, production, manufacture, assembly, testing, distribution, marketing or sale for Harris' own account or for the account of others of any product that has substantially the same specifications as any Products or the purchase for resale or repackaging of any Products.

                  (b) For a period of one year from and after the Closing Date, Harris will not and will cause its Affiliates not to, directly or indirectly, solicit or attempt to solicit any person or entity who is or has been a customer, supplier, licensor, licensee or business relation of the Business prior to or during such period to cease its particular business relationship with the Business.

                  (c) For a period of two years from the Closing Date with respect to any director, officer, employee or agent, no party hereto will, and the parties hereto will cause their respective Affiliates not to, directly or indirectly, solicit or induce any person or entity who is a director, officer, employee or agent of the other party or any of its Affiliates to terminate his, her or its relationship with, or employment by, such entity. This Subsection 7.2(c) shall not prohibit the parties and their Subsidiaries from engaging in general solicitations, in the form of newspaper, internet and similar advertising and solicitations, and accepting inquiries and applications in response thereto.

                  (d) This Section 7.2 shall not prevent Sellers or their Affiliates from engaging in the activities contemplated by the Ancillary Agreements or acquiring the capital stock or assets of any business that derives less than fifteen percent (15%) of its consolidated revenues during the twelve calendar months immediately preceding such acquisition from any Competing Business, so long as Harris uses commercially reasonable efforts to divest that portion of the acquired business that is engaged in a Competing Business as soon as commercially practicable.

                  (e) The restrictive covenants contained in this Section are covenants independent of any other provision of this Master Agreement and the existence of any claim which any party to this Master Agreement may allege against any other party to this Master Agreement, whether based on this Master Agreement or otherwise, shall not prevent the enforcement of these covenants. Each of Harris and Buyer agrees that the other's remedies at law for any breach or threat of breach of the provisions of this Section will be inadequate, and that each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party may be entitled at law or equity. In the event of litigation regarding the covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which the party seeking to enforce this covenant seeks to enforce this covenant. Should any provisions of this Section be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

         7.3 ACCESS. Subject to reasonable notice and as permitted by law, each Business Entity shall afford to Buyer and Parent and their respective officers, employees, accountants, counsel and other agents and representatives full access during normal business hours throughout the period prior to the Closing Date to all of their officers, employees and properties and full access for inspection and copying of all Books and Records, Contracts, commitments and any other information relating to the Business and, during such period, each Business Entity shall furnish promptly to Buyer and its representatives in relation to the Business access to all other information concerning the business, properties and personnel of the Business as Buyer may reasonably request. Each Business Entity shall promptly upon request provide Buyer access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in the Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, each Business Entity shall use its Best Efforts to secure consent from the other party(ies) to the agreement to provide such access prior to Closing with sufficient time for Buyer review. Buyer will treat the documents and other material and information referred to in this Section 7.3 in compliance with Section 9.9.

         7.4 ENVIRONMENTAL TRANSFER STATUTES. Harris shall comply and cause each of the Transferred Subsidiaries to comply, at Harris' sole cost and expense, with all obligations, requirements or responsibilities under New Jersey's Industrial Sites Recovery Act ("ISRA") or any similar foreign, state, federal, or provincial statute, each as may be amended ("Environmental Transfer Statute"), as may be imposed based on the execution and delivery of this Master Agreement or the Ancillary Agreements or the consummation of the transactions contemplated thereby. If Remediation is required at any property pursuant to any Environmental Transfer Statute, whether before or after the Closing, Harris shall carry out all such obligations, requirements or responsibilities, in form and substance reasonably satisfactory to Buyer including, without limitation, the execution of Remediation Agreement (as defined in ISRA) or similar document.

             7.5 TITLE INSURANCE. Harris shall and shall cause the other Business Entities to cooperate with Buyer and use their Best Efforts to assist Buyer in obtaining, at Buyer's cost, good and valid, irrevocable ALTA title insurance commitments (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from one or more title insurance companies reasonably acceptable to Buyer (collectively, the "Title Company"), irrevocably committing the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment and reasonably acceptable to Buyer) to issuing ALTA form of title insurance policies insuring good, valid, indefeasible fee simple title to the Owned Real Estate located in the United States in Buyer and, at Buyers' request, similar or equivalent insurance with respect to the Malaysian Facility, in all cases, in the respective amounts that Buyer requests prior to Closing, subject to no Liens or other exceptions to title other than Permitted Liens (collectively, the "Title Policies") and insuring pedestrian and vehicular access to and from one or more legally and physically open public rights of way satisfactory to Buyer, in its sole but reasonable discretion. Each of the Title Commitments shall be effective as of a date occurring not earlier than the date of this Master Agreement and the effective dates of each of them shall be brought down to the time of the Closing. Each such Title Policy shall include such endorsements thereto as may reasonably be requested by Buyer. On or prior to the Closing Date, the Sellers shall execute and deliver, or cause to be executed and delivered, to the Title Company any affidavits, standard gap indemnities and similar documents reasonably requested by the Title Company in connection with the issuance of the Title Commitments or the Title Policies.

         7.6 SURVEYS. Sellers shall cooperate with Buyer and use their Best Efforts to assist Buyer in obtaining, at Buyer's cost, no later than fifteen
(15) days prior to Closing, as-built surveys of each parcel of the Owned Real Estate located in the United States and, at Buyer's request, of the Malaysian Facility (collectively, the "Surveys") in accordance with (a) the 1997 minimum standard detail requirements for ALTA/ACSM Land Title Surveys, including, without limitation, Table A items 2, 3, 4, 6, 7, 8, 9, 10, 11 and 13 and such additional or different Table A Items as Buyer may, in its discretion, require,
(b) with the Accuracy Standards (as adopted by ALTA and ACSM) of an Urban Survey, and (c) local standards required by Buyer, in its discretion, dated after the date hereof, and showing, without limiting the foregoing, with respect to each parcel of the Owned Real Estate (and the Malaysia Facility, if applicable), all easements and other appurtenances benefiting and all easements and other encumbrances burdening such parcel. Each Survey shall be certified to any lender providing financing to Buyer for the transactions contemplated hereby, the Buyer, the Title Company and any other person reasonably requested by Buyer and shall comply with any requirements imposed by the Title Company as a condition to the removal of any survey exception from the general exceptions to the Title Policy covering the Owned Real Estate shown on such survey.

         7.7 ESTOPPEL CERTIFICATES. Promptly following execution of this Master Agreement, the Sellers shall exercise their, and shall cause the other Business Entities to cooperate with Buyer and to exercise their, Best Efforts to have delivered to Buyer prior to the Closing any estoppel certificates and lessor waivers reasonably determined by Buyer to be necessary to the completion of the transactions contemplated by this Agreement, in forms reasonably acceptable to Buyer and Harris (the "Estoppel Certificates"), from each lessor under the Leases.

         7.8 ZONING LETTERS. Sellers shall, at the request of Buyer, reasonably cooperate with Buyer in attempting to obtain building code and zoning code compliance letters stating that each parcel of Owned Real Estate complies with the building and zoning codes applicable thereto and otherwise in form and substance reasonably satisfactory to Buyer from the Governmental Authorities having jurisdiction over such matters.

         7.9 FOREIGN REAL ESTATE -- DUE DILIGENCE AND ASSURANCES. As set forth on Schedule 4.9(b), some of each of the Owned Real Estate and the Leased Real Estate is located outside of the United States of America (the "Foreign Owned Real Estate" and the "Foreign Leased Real Estate," respectively and collectively, the "Foreign Real Estate"). To the extent that Buyer reasonably determines that with respect to the Foreign Leased Real Estate, the items provided for in Sections 7.6 and 7.7 and with respect to the Foreign Owned Real Estate, the items provided for in any of Sections 7.5, 7.6 and 7.8 are either insufficient or not practical or desirable to be obtained, then Harris shall use its Best Efforts to help Buyer to obtain reasonable or locally customary due diligence materials and assurances: (a) of the validity and marketability of the Sellers' or Transferred Subsidiaries' fee or leasehold title to such Foreign Real Estate, as appropriate, and (b) that Buyer or Transferred Subsidiaries, from and after the Closing, shall be able to operate the subject Foreign Real Estate and conduct the Business thereon as currently conducted and consistent with past practice.

         7.10 NO SHOP. During the period from the date hereof until the Closing or until this Master Agreement is terminated in accordance with its terms, Harris will not, and will not authorize or permit any of its officers, directors, affiliates or representatives to, take, directly or indirectly, any action with respect to the Business to initiate, assist, solicit, negotiate, encourage, accept or otherwise pursue any offer or inquiry from any person or entity (a) to engage in any Business Combination (as defined below) other than the transactions contemplated by the Transaction Documents or (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination other than the transactions contemplated by the Transaction Documents. For purposes hereof, "Business Combination" means any
(i) merger, consolidation, sale of assets, business combination or similar transaction to which Harris or any or all of the Business Entities is a party relating to any or all of the Business, its assets or any interest therein, or
(ii) any sale or other disposition of capital stock of or other equity interests in any of Harris' Subsidiaries which comprise any portion of the Business or any sale, dividend or other disposition of all or any material portion of the assets and properties of any or all of the Business.

                                    ARTICLE 8

                          COVENANTS OF BUYER AND PARENT

         8.1 INVESTIGATION. In conducting their review of the Business, each of Buyer and Parent shall conduct itself so as to not unreasonably interfere with the Business or with the performance of any Business Entity's employees.

         8.2 ASSISTANCE WITH RESPECT TO EXCLUDED ASSETS. Following the Closing Date, upon request of Harris, Buyer and Parent will use their commercially reasonable efforts to assist in connection with the collection of any royalties with respect to any Retained License Agreements.



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

To the extent Buyer or Parent receives payment in respect of such items following the Closing Date, Buyer or Parent shall promptly pay such amounts to Harris.

         8.3 NAMES AND LOGO. Promptly after the Closing Date, Buyer shall, or shall cause its Subsidiaries to, amend the certificate of incorporation (or other charter documents) of each Transferred Subsidiary whose name includes Harris, or any derivative thereof, to change the name of each such Subsidiary to a name that does not include such name and is not confusingly similar therewith. Within a reasonable time after the Closing Date, Buyer shall, or shall cause its Subsidiaries to, revise product literature, change signage and stationery, and discontinue the use of the logo "Harris" except as permitted in the Harris Trademark License Agreement.

         8.4 SPACE USED BY HARRIS ESS. Following the Closing Date, Harris shall be entitled to continue to occupy the space in the Manufacturing Facilities in Palm Bay, Florida ("Palm Bay, Florida Facility") (Building 63) and Kuala Lumpur, Malaysia, currently used by the Harris electronic systems business on mutually agreeable terms that shall provide for a pass-through equivalent to Harris of the costs of such occupancy and use, pursuant, in each case, to a written lease or other written agreement executed by Buyer, or the appropriate Transferred Subsidiary, and by Harris, or one of its Subsidiaries, at or prior to Closing and in form and substance reasonably acceptable to each party thereto (collectively, the "Leaseback Agreements").

         8.5  REIMBURSEMENT AND INDEMNITY FOR CERTAIN COSTS AND LIABILITIES.

               a. On or immediately after the Closing Date, Buyer shall reimburse Harris for all documented, third-party expenses and capital contributions incurred or made after the date hereof by Harris on Parent's or Buyer's behalf in connection with the organization of direct or indirect subsidiaries of Buyer or the organization or establishment of employee and benefit plans of Parent or Buyer or similar organization expenses.

               b. Buyer and Parent shall indemnify and hold Sellers harmless from any cost or expense including Taxes or Transfer Taxes arising as a result of the conversion of Harris Semiconductor, Inc., and Harris Semiconductor
(Ohio), Inc. into limited liability companies and from the merger of Harris Semiconductor (Pennsylvania), Inc. into a limited liability company, except to the extent otherwise provided in Section 3.15.

                                    ARTICLE 9

                            COVENANTS OF ALL PARTIES

         9.1 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Master Agreement, each party agrees, both before and after the Closing to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law and the terms of this Master Agreement to consummate the transactions contemplated by this Master Agreement, including the execution and delivery of any further instruments or documents of any kind which are reasonably requested by a



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

party or its counsel to any party signatory hereto in order to evidence or facilitate the consummation of the transactions contemplated hereby.

         9.2  HSR FILING; OTHER FILINGS.

              (a) Not later than June 15, 1999, and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder, the parties shall cause to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice all requisite documents and notifications in connection with the transactions contemplated by this Master Agreement. The parties shall diligently and expeditiously comply with the HSR Act in connection with securing all necessary approvals or waivers thereunder and shall each use its reasonable best efforts to obtain an early termination of the applicable waiting period.

              (b) The parties shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Master Agreement and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

         9.3 PUBLIC ANNOUNCEMENTS. None of Buyer, Parent, the Business Entities nor any of their Affiliates will issue any press release or make any public statement with respect to this Master Agreement or the transactions contemplated hereby, or disclose the existence of this Master Agreement to any Person or entity, prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), subject to any applicable disclosure obligations pursuant to Applicable Law (including the parties' requirement to issue a press release promptly after the execution of this Master Agreement and Harris's obligation to file a Form 8-K with the U.S. Securities and Exchange Commission), PROVIDED that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

         9.4 CONSENTS; COOPERATION. The parties will use their respective Best Efforts, and Harris will cause the other Business Entities to use their respective Best Efforts:

              (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Authorities and any other Person or entity that are required on their respective parts, for the consummation of the transactions contemplated by this Master Agreement;

              (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought



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

derivatively or on behalf of third Persons (including Governmental Authorities) challenging this Master Agreement or the transactions contemplated hereby;

              (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

              (d) to reasonably assist each other as necessary with regard to the determination of contract or order closeouts or other issues which affect the Assumed Contract Obligations, to notify Buyer of additional disallowances or potential adverse audit findings, and to consult and reach agreement with respect to advanced coordination of negotiating positions, offers of compromise, or final agreements or settlements, all such cooperation to be without charge to both parties to this Master Agreement.

         9.5 COMMUNICATIONS WITH CUSTOMERS AND SUPPLIERS. Harris agrees, in consultation with Buyer, to promptly notify suppliers and customers of the Business of the consummation of the transactions contemplated by this Master Agreement and to reasonably assist Buyer, at Buyer's expense, in making arrangements with such customers for the payment of Buyer's accounts receivable in a manner satisfactory to Buyer.

         9.6  LIABILITY FOR TRANSFER TAXES.

              (a) Parent and Buyer, on the one hand, and Harris, on the other hand, shall share equally in the payment of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (for the avoidance of doubt, exclusive of any Income Taxes) ("Transfer Taxes") arising out of or in connection with or attributable to the transactions contemplated by this Master Agreement, except that Sellers shall pay any and all Transfer Taxes relating to the China subsidiaries, as provided in Section 9.12. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under Applicable Law, PROVIDED, HOWEVER, that such parties' preparation of any such Tax Returns shall be subject to the other parties' approval which approval shall not be unreasonably withheld, conditioned or delayed, and PROVIDED, FURTHER, that if any value added tax is paid by the parties and such tax is subsequently recovered, the recovery shall also be shared equally between Parent and Buyer, in the one hand, and Harris on the other.

              (b) The Transferred Assets are composed of (i) assets as to which the "isolated, casual or occasional sale" exemption or similar exemption from Transfer Taxes is or may be applicable and (ii) other assets as to which other exemptions from Transfer Taxes are or may be applicable. In order to obtain any exemption or favorable tax rate, the parties shall, to the extent consistent with Applicable Law, provide the other parties with any exemption or resale certificate, permit, license or such other documentation as may be required by any taxing authority to establish the right to such exemption or tax rate.




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
         9.7      TAX MATTERS.

                  9.7.1    TAX RETURNS.

                  (a) All tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the Transferred Subsidiaries, or between one or more of the Transferred Subsidiaries and Harris and/or any other Person, and any obligations thereunder, shall terminate as of the Closing Date, and none of the Transferred Subsidiaries shall have any liability thereunder for any and all amounts due in respect of periods ending on or before the Closing Date.

                   (b) Harris shall timely prepare and file (or cause to be prepared and filed) all Tax Returns of the Transferred Subsidiaries for taxable periods that end on or before the Closing Date and all other Tax Returns of the Transferred Subsidiaries required to be filed on or before the Closing Date. Harris shall timely pay (or cause to be paid) all Taxes shown as due and payable on such Tax Returns.

                  (c) Harris shall be the sole and exclusive agent of the Transferred Subsidiaries in any and all matters relating to the U.S. Federal income tax liability of the consolidated group of which Harris is the common parent (the "Seller Consolidated Group") for all consolidated return years. Harris shall, inter alia, have the right with respect to any Federal consolidated returns which it files (i) to determine (x) the manner in which such returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (y) whether any extensions of the due dates for filing of such returns or of the applicable statutes of limitations may be requested and (z) the elections that will be made by any member of Seller Consolidated Group, (ii) to file and prosecute any claim for refund, and (iii) to determine whether any refunds, to which Seller Consolidated Group may be entitled, shall be paid by way of refund or credited against the tax liability of Seller Consolidated Group. Prior to the Closing, Harris will cause the Transferred Subsidiaries to irrevocably appoint Harris as agent and attorney-in-fact to take such action (including the execution of documents) as Harris may deem appropriate to effect the foregoing.

                  (d) Harris shall have the sole right (but not the obligation), at its sole expense and for its sole benefit, to prepare and file or cause to be prepared and filed any amended Tax Return, or claim for refund, and to prosecute any claim for refund, with respect to any Taxes paid or payable by the Transferred Subsidiaries with respect to periods ending on or prior to the Closing Date.

                  (e) Buyer shall timely prepare and file (or cause to be prepared and filed) all Tax Returns of the Transferred Subsidiaries for taxable years or periods ending after the Closing Date and shall pay (or cause to be paid) the Taxes shown to be due on any such return. Upon notification and satisfactory documentation from Buyer at least fifteen days prior to the due date of such return, Harris shall pay to Buyer the Taxes paid with such return that Harris is liable for pursuant to Section 9.7.2(b) of this Master Agreement. Following the Closing Date, Buyer shall not cause or permit any of the Transferred Subsidiaries formed or incorporated in jurisdictions

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

other than a state of the United States or in Malaysia to pay any dividend, or make any other distribution, during the taxable year that includes the Closing Date, that would affect the liability of Sellers for Taxes in respect of periods prior to the Closing Date.

                  (f) Buyer shall have the sole right (but not the obligation), at its sole expense and for its sole benefit (except as provided in Section 9.7.2(b) hereof), to prepare and file (or cause to be prepared and filed) any amended Tax Return, or claim for refund, and to prosecute any claim for refund, with respect to any Taxes paid or payable by the Transferred Subsidiaries with respect to periods ending after the Closing Date.

                  9.7.2    INDEMNITY.

                  (a) Harris hereby agrees to indemnify and hold the Transferred Subsidiaries (and Buyer or any Affiliate thereof) harmless with respect to any Tax Liability of Seller Consolidated Group where such Liability arises solely by reason of any of the Transferred Subsidiaries being severally liable for any Taxes of Seller Consolidated Group pursuant to Treas. Reg. ss. 1.1502-6 or any similar provision of foreign, state or local law.

                  (b) Harris shall indemnify and hold Buyer harmless from and against, and pay and reimburse Buyer for, any and all Taxes of the Seller Consolidated Group or any member thereof, or of any other Transferred Subsidiary (other than Assumed Pre-Closing Taxes) for any taxable year or period ending on or before the Closing Date and the portion of any such Taxes for any taxable year or period ending thereafter that is attributable to the portion of such year or period prior to and including the Closing Date, and Harris shall be entitled to all refunds of such Taxes.

                  (c) Buyer shall indemnify and hold Harris harmless from and against, and pay and reimburse Harris for, any and all Taxes due by the Transferred Subsidiaries or any affiliated group of which the Transferred Subsidiaries become members after the Closing Date for any Taxable year or period beginning on or after the Closing Date and the portion of any such Taxes for any period beginning before and ending after the Closing Date that is attributable to the portion of such year or period beginning after the Closing Date, and Buyer shall be entitled to all refunds of such Taxes.
                  (d) Notwithstanding anything in this Master Agreement to the contrary, all of indemnity obligations set forth in this Section 9.7.2 shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Florida time) thirty (30) days after the expiration of the applicable statutes of limitation, including waivers and extensions thereof, and all liabilities with respect to the obligations set forth in this Section 9.7.2 shall thereupon be extinguished; provided, however, that to the extent a written notice asserting any claim for indemnification hereunder shall have been given prior to such date to the Tax Indemnitor, obligations relating to such claim shall survive, until such claim is fully resolved.

                  9.7.3 TAX LIABILITY. Whenever it is necessary for purposes of this Section 9.7 to determine the Tax Liability of the Transferred Subsidiaries for a taxable year or period that begins before and ends after the Closing Date, the determination shall be made by assuming that the

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

entity had a Taxable year that ended at the close of the Closing Date and by using the accounting practices and procedures previously used by Harris in preparing its Tax Returns, provided that (a) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis, (b) Taxes (other than income taxes) that are determined based upon specific transactions (including but not limited to value added, sales, and use Taxes) shall be allocated in accordance with the timing of such specific transactions, and (c) responsibility for real estate, personal property, license, franchise, doing business, and similar Taxes (but not including any Taxes based on income) shall be pro rated as of the Closing Date as set forth on the Final Closing Balance Sheet.

                  9.7.4    TAX CONTESTS.

                  (a) The party obliged to provide indemnification under this
Section 9.7 (the "Tax Indemnitor") shall assume and direct the defense or settlement of any hearing, arbitration, suit or other proceeding (each a "Tax Contest") commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability with respect to which the Tax Indemnitor would have an indemnification obligation under this Section 9.7 ("Tax Indemnification Liability"). The party entitled to be indemnified under this
Section 9.7 (the "Tax Indemnified Party") shall have the right to participate, as its own cost and expense, in the defense of such Tax Contest, it being understood that the Tax Indemnitor shall control such Tax Contest.

                  (b) The Tax Indemnitor shall pay all out-of-pocket expenses and other costs related to the Tax Indemnification Liability, including but not limited to reasonable fees for attorneys, accountants, expert witnesses or other consultants retained by the Tax Indemnitor and/or Tax Indemnified Party (other than fees for attorneys, accountants, expert witnesses or other consultants retained solely by the Tax Indemnified Party), and incurred at any time during which the Tax Indemnitor is controlling and directing the Tax Contest in respect of which such fees are incurred. To the extent that any such expenses and other costs have been or are paid by a Tax Indemnified Party, the Tax Indemnitor shall promptly reimburse the Tax Indemnified Party therefor.

                  (c) Any Tax Indemnified Party shall give written notice to the Tax Indemnitor of any settlement proposed by the Taxing authority. The Tax Indemnitor shall have the right, in its sole discretion, to settle any claim for which indemnification has been sought under this Section 9.7; provided, however, that the Tax Indemnitor shall not enter into any settlement, closing agreement or other agreement with respect to any Tax liability with respect to the Business, the Transferred Assets or the Transferred Subsidiaries without the prior written consent of the Tax Indemnified Party (such consent not to be unreasonably withheld or delayed) if such settlement, closing agreement or other agreement will adversely affect Taxes payable by the Tax Indemnified Party for taxable periods or portions thereof beginning on or after the Closing Date.

                  9.7.5    COOPERATION.

                  (a) Harris and Buyer shall provide each other with such assistance and documents, without charge and in a timely fashion, as may be reasonably requested by either of them in connection with (i) the preparation of any Tax Return (including any amended Tax Return), (ii) the conduct of any Tax Contest, or (iii) any other matter that is the subject of this Master Agreement. Such assistance shall include, without limitation: (i) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return ("Tax Data"); (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any Tax Contest, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations; and
(iii) the use of reasonable efforts to obtain any documentation from any Governmental Authority or other Person that may be necessary or reasonably helpful in connection with the foregoing. Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation"). If either party reasonably determines that the other party is not in compliance with this Section, the party reaching such conclusion shall have the right to retain a third party to obtain the necessary documentation and other assistance contemplated by this Section at the expense of the party which is not in compliance.

                  (b) Harris and each other member of Seller Consolidated Group and Harris' Affiliates, and Buyer and the Transferred Subsidiaries, shall retain or cause to be retained the Tax Data, the Tax Documentation, all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until one year after the expiration of all applicable statutes of limitations (including any waivers or extension thereof) with respect to the Taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that either Buyer or Seller, as the case may be, may reasonably request in writing with respect to specifically designated material records or documents; provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration date of an applicable statute of limitations, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired). After the expiration of the time when the Tax Data and the Tax Documentation must be retained pursuant to this Section 9.7.5(b), then any such material may be destroyed. Harris shall give Buyer not less than thirty (30) days prior written notice before Tax Data or Tax Documentation in the possession or control of any member of the Seller Consolidated Group or other Harris Affiliate is destroyed and shall give Buyer an opportunity to copy any such material during such thirty
(30) day period. Buyer shall give Harris not less than thirty (30) days prior written notice before any Tax Data or Tax Documentation in the possession or control of Buyer or any Transferred Subsidiary is destroyed and shall give Harris an opportunity to copy any such material during such thirty (30) day period.

                  (c) In order to assist Harris in the preparation of Sellers' Tax Returns, Buyer will report to Seller on a calendar quarterly basis payments made by Buyer on or after the Closing Date with respect to the accrued vacation liability assumed by Buyer at Closing. Buyer and Seller agree that vacation is taken on a FIFO basis. Such reports will be prepared on a FIFO basis every



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

calendar quarter and for each two and a half month period after each calendar year until the accrued vacation liability is extinguished.

                  9.7.6 TRANSFER PRICING AGREEMENTS AND RELATED DOCUMENTATION. Sellers will supply Buyer with a copy of all closing or other agreements related to the Business entered into with the Internal Revenue Service, the Malaysian taxing authorities, or any other state, local or foreign taxing authorities relating in whole or in part to Code Section 482 or any other comparable transfer pricing provision set forth under state, local or foreign tax law that arise from any transaction between (i) Harris Malaysia or any other Business Entity with (ii) any other Business Entity or with the Business, and Sellers will use their Best Efforts to supply, with respect thereto, any supporting documentation including, but not limited to, any transfer pricing or economic studies obtained for, or in anticipation of, any such proceeding.

         9.8 TAX ELECTIONS. No material new elections with respect to Taxes, or any material changes in current elections with respect to Taxes, affecting the Transferred Assets or the Transferred Subsidiaries for periods including the Closing Date that will have a material adverse effect on Taxes as to which Harris indemnifies Buyer under this Master Agreement shall be made after the date of this Master Agreement, with respect to the taxable year which includes the Closing Date, without the prior written consent of both Harris and Buyer.

         9.9      CONFIDENTIALITY.

                  (a) For a period of five years after the Closing Date, Harris agrees that it will keep confidential all of Buyer's Proprietary Information and Buyer and Parent agree that they will keep confidential all of Sellers' Proprietary Information except that Buyer and Parent shall not be required to keep confidential Proprietary Information relating to the Business and conveyed to Buyer as part of the Transferred Assets; such Proprietary Information shall include any Proprietary Information obtained in connection with the Ancillary Agreements. The obligation of each party to keep such Proprietary Information confidential shall not apply to any information which (i) is or becomes available to such party from a source other than the other party (or any Person who is bound by a confidentiality agreement with such other party with respect to such information), (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, or (iii) is required to be disclosed under Applicable Law or judicial process; PROVIDED, HOWEVER, that if a party is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any of such information, to the extent permitted by law, such party will provide the other party with prompt written notice to, and will cooperate with, such other party so that such other party may seek a protective order or other appropriate remedy; PROVIDED, FURTHER, that in the event such other party waives compliance with the provisions of this Section 9.9, such party shall disclose only that portion of the confidential information which is legally required and will exercise its Best Efforts to seek confidential treatment for such information. Notwithstanding anything in this Section 9.9 to the contrary, in the event that any such information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller which is more restrictive than the limitation contained in this Section 9.9, then the limitation in such agreement shall supersede this Section 9.9.

                  (b) Buyer acknowledges that, in obtaining copies of personnel-related records, it understands that certain of this information is confidential as a matter of state and/or federal law. Buyer further agrees to maintain (and disclose, if at all) such information in compliance with Applicable Law.

         9.10 BOOKS AND RECORDS. Subject to the confidentiality provisions hereof, Harris shall have the right to retain copies of the Books and Records. From and after the Closing and until the sixth anniversary thereof, (a) each Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the Business, but which are not Books and Records, and (b) Buyer and Parent agree to grant to Harris, upon reasonable notice and during normal business hours, reasonable access to any Books and Records included in the Transferred Assets that pertain to the operations of the Business on or prior to the Closing Date.

         9.11 ANCILLARY AGREEMENTS. Following the Closing Date, Harris and Buyer will perform, or cause to be performed, their respective obligations under the Ancillary Agreements.

         9.12     OBLIGATIONS CONCERNING CHINA SUBSIDIARIES.

                  (a) On or prior to the Closing Date, Harris Malaysia shall transfer its beneficial interest, and agree to transfer its title, in the shares of the China Subsidiaries to HAS. Harris Malaysia shall enter into purchase agreements (the "China Purchase Agreements") with HAS providing for such transfers. The China Purchase Agreements shall provide that any Net Proceeds realized from the ownership, sale, rental or other disposition of the assets or stock of any of the China Subsidiaries shall be paid to HAS. For purposes of this Section 9.12(a), Net Proceeds shall mean any proceeds realized from any such ownership, sale, rental, or other disposition net of all of expenses and other Liabilities associated with such ownership, sale, rental or other disposition and net of all Taxes, including Transfer Taxes and taxes imposed by the People's Republic of China and by the Republic of Malaysia, in connection with such ownership, sale, rental or other disposition and in connection with the distribution of the proceeds of such ownership, sale, rental or other disposition to Harris Malaysia and the further distribution to HAS.

                  (b) The China Purchase Agreements shall appoint HAS as Harris Malaysia's exclusive agent for purposes of exercising Harris Malaysia's rights as a shareholder in any of the China Subsidiaries and selling the equity of, or liquidating, any of the China Subsidiaries, as HAS shall, in its sole discretion, determine. The China Purchase Agreements shall require Harris Malaysia to cause each of the China Subsidiaries to appoint HAS as each China Subsidiary's exclusive agent for purposes of selling or renting the assets of such China Subsidiary, as HAS shall, in its sole discretion, determine. Buyer shall cause Harris Malaysia and each China Subsidiary to take any and all actions reasonably requested by Harris, at Harris' expense, to support the foregoing including any actions reasonably requested by Harris in order to distribute to Harris Malaysia any proceeds realized from the sale or rental of the assets of such China

Subsidiary. Subject to the provisions of this Master Agreement, such proceeds shall be for the account of HAS. Harris agrees that, provided Harris Malaysia cooperates, it will use Best Efforts to arrange for and consummate the transfer to HAS of title to the shares of Anshan Harris and Guangzhou Harris within six months of the Closing Date. Harris agrees that it will arrange for and consummate the sale, liquidation or other disposition of all of the China Subsidiaries or the assets thereof or the transfer to HAS of title to the shares of such China Subsidiaries within two (2) years of the Closing Date.

                  (c) In connection with the power and authority to be granted to HAS pursuant to the China Purchase Agreements and this Section 9.12, Harris agrees to pay, and to indemnify, defend and hold harmless Harris Malaysia and Buyer from, all costs, losses, Liabilities, claims and expenses (excluding any loss of investment value in the China Subsidiaries) related to, or in any way resulting from, (i) the ownership or transfer by Harris Malaysia of any China Subsidiary, or (ii) the ownership or operation or transfer by any China Subsidiary of its assets, including any Taxes incurred by Harris Malaysia in connection with such ownership, operation or transfer (including all Transfer Taxes) and any contributions or payments Harris Malaysia or Buyer is legally obligated to make in connection with such ownership provided that any Taxes or other expenses or Liabilities arising as a result of the sale of any China Subsidiary or the distribution of funds from any China Subsidiary as a result of liquidation or otherwise shall be paid, in the first instance, from such proceeds or distributions. The indemnification obligations of Harris under this
Section 9.12(c) shall be in addition to those obligations set forth in this Master Agreement, including those set forth under Section 9.7.2 hereof, and shall not, in any event, be considered indemnification obligations of Buyer under this Master Agreement.

         9.13 LATHAM LEASE. Harris is the lessee under a certain Lease Agreement dated November 18, 1992 with 762 Madison Avenue Associates, as lessor, as amended by Amendments First through Seventh thereof dated January 8, 1993, January 26, 1993, August 1, 1993, March 25, 1994, November 1, 1995, March 1,
1996 and January 1, 1998, respectively, for space in the building commonly known as 3 Northway Lane North, Latham, Town of Colonie, County of Albany, NY (the "Latham Lease"). Pursuant and subject to a certain Assignment and Assumption of Lease (the "Latham Lease Assignment") dated as of November 2, 1998, Harris has assigned the Latham Lease to Silicon Power Corporation, a Pennsylvania Corporation. Buyer and Sellers agree that the Latham Lease shall at Buyer's election be (i) transferred to Buyer and constitute a Transferred Asset, or (ii) retained by Harris and constitute an Excluded Asset. If Buyer elects to have the Latham Leased assigned to it, then (a) the Latham Lease shall constitute one of the Leases, (b) the real estate demised thereby shall constitute Leased Real Estate, (c) Schedule 4.11(m) shall be deemed to include the Latham Lease, (d) the Latham Lease and the Latham Lease Assignment shall constitute Assumed Contract Obligations, and (e) Schedule 4.11(l) shall be deemed to include the Latham Lease Assignment. If Buyer does not elect to have the Latham Lease assigned to it, the Latham Lease, the real estate demised thereby and the Latham Assignment shall constitute Excluded Assets and Excluded Liabilities for all purposes.

         9.14 OWNERSHIP OF INTERSIL NAME. Parent and Buyer hereby acknowledge and agree that the name "Intersil" is owned by Harris until the Closing at which time the ownership of such name shall pass to Parent and Buyer. Harris agrees that Parent and Buyer have a limited and



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

nontransferable license to use such name in their respective corporate names. Such license shall terminate in the event the Master Agreement is terminated. Upon the occurrence of such event, Buyer and Parent shall have no further rights in and to the name "Intersil" and shall promptly amend their respective charters to remove such name from their respective corporate names."

                                   ARTICLE 10

             CONDITIONS TO OBLIGATIONS OF BUYER AND PARENT TO CLOSE

         The obligations of Buyer and Parent to purchase the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Buyer and Parent, in their sole discretion, in whole or in part):

         10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in Article 4 shall be true and correct in all material respects (or, for representations and warranties that have any materiality qualifiers, in all respects) as of the date of this Master Agreement and as of the Closing, as though made on and as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects (or, for representations and warranties that have any materiality qualifiers, in all respects) as of such other date, and all representations and warranties of Sellers contained in the Ancillary Agreements shall be true and correct in all material respects (or, for representations and warranties that have any materiality qualifiers, in all respects) at and as of the Closing Date.

         10.2 PERFORMANCE. Harris shall have, and shall have caused each Business Entity to have, performed and satisfied in all material respects all agreements, covenants and obligations required by this Master Agreement to be performed by Buyer or Parent or any Business Entity on or before the Closing Date.

         10.3 NO CONFLICT. The transactions contemplated by this Master Agreement and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer contemplated hereby or the consummation of the Closing, or imposing Condition-Triggering Losses in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that result, or would reasonably be expected to result, in Condition-Triggering Losses.

         10.4 MATERIAL ADVERSE CHANGE. From the date of this Master Agreement, no change that will have a Material Adverse Effect on the Business shall have occurred.



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

         10.5 CERTIFICATE. Buyer shall have received from a duly authorized officer of each Seller a certificate dated the Closing Date confirming that the conditions in Sections 10.1 and 10.2 have been met.
         10.6 HSR ACT. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

         10.7 CONSENTS. All approvals, consents, waivers and authorizations required to be obtained by Sellers in connection with the transactions contemplated by this Master Agreement that are identified on Schedule 10.7, including without limitation any authorizations, consents, orders, permits, approvals or notifications required under Environmental Laws necessary for the operation of the Business, shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to result in Condition-Triggering Losses.

         10.8 TRANSFER DOCUMENTS. Harris shall, and shall have caused each Seller to, have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer title to the Transferred Assets and, in the case of the Real Estate, good and marketable fee simple title to the Owned Real Estate (or the practical equivalent with respect to the Malaysia Facility) and good and valid leasehold title with respect to the Leased Real Estate (other than the Retained Leased Real Estate) free and clear of any and all Liens thereon, other than Permitted Liens, including, without limitation:

                  (a) bills of sale, limited warranty deeds, assignments and general conveyances, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Transferred Assets other than Transferred Assets owned by the Transferred Subsidiaries;

                  (b) certificates representing all of the outstanding equity of the Transferred Subsidiaries accompanied by duly executed stock powers;

                  (c) assignments of all Assumed Contract Obligations and any other agreements and instruments constituting Transferred Assets (other than such Transferred Assets owned by the Transferred Subsidiaries), dated the Closing Date, assigning to Buyer all of each Seller's right, title and interest therein and thereto; and

                  (d) certificates of title to all owned motor vehicles, if any, included in the Transferred Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date.

         10.9 TRANSACTION DOCUMENTS. The parties other than Buyer, Parent and their respective Affiliates shall have entered into the Ancillary Agreements and other Transaction Documents.

         10.10 RESIGNATIONS. Sellers shall have delivered to Buyer the resignations of the directors and officers of the Transferred Subsidiaries.

         10.11 CORPORATE RECORDS. Sellers shall deliver or otherwise make available to Buyer the minute books and corporate records of the Transferred Subsidiaries.

         10.12 FURTHER INSTRUMENTS. Sellers shall deliver to Buyer such further instruments of assignment, conveyance or transfer or other documents of further assurance as Buyer may reasonably request.

         10.13 SELLERS' COUNSEL OPINION. Buyer shall have received an opinion of Sellers' counsel in form and substance reasonably acceptable to Buyer.

         10.14 FINANCING. Buyer and Parent shall have secured the proceeds of the Financing on terms satisfactory to Buyer and Parent, which terms may require equity of $90,000,000.

         10.15 ENVIRONMENTAL TRANSFER STATUTES. Harris will have complied with the requirements of Section 7.4 hereof and shall provide evidence of such compliance in form and substance satisfactory to Buyer prior to the Closing.

         10.16 POSSESSION. Sellers shall deliver possession of: (i) the Real Estate, except for the Retained Leased Real Estate, and (ii) the Subleased Real Estate, to Buyer.

         10.17 WORKING CAPITAL AMOUNT. The parties shall have agreed on the normalized working capital amount as contemplated by Section 3.5(b).

         10.18 REAL ESTATE MATTERS. Buyer shall have received the Title
Policies.

         10.19 REAL PROPERTY AGREEMENTS. Buyer or the appropriate Transferred Subsidiary (with Buyer's approval) and Sellers shall have fully executed and entered into all of the Subleases, the Malaysian Purchase Agreement, and the Leaseback Agreements and there shall be no default under the Malaysian Purchase Agreement.

         10.20 HARRIS ADVANCED TECHNOLOGY (MALAYSIA) SDN BHD. Sellers shall have caused the ownership interests of Harris Advanced Technology (Malaysia) Sdn Bhd ("Harris Malaysia") to have been sold to a Business Entity that is a domestic or foreign corporation (at Buyer's sole discretion). Sellers shall be permitted in their sole discretion to make the election under Treasury Regulation Section 301.7701-3(c) as to Harris Malaysia and the current owners of its membership interests at any time prior to the Closing Date, and Buyer and Parent hereby consent to such election. If such election is made, it shall remain in full force and effect as of the Closing Date. In the event Sellers do not make such election, Buyer shall have the right, at its sole discretion, to make an election under Section 338(g) of the Code with respect to Harris Malaysia and the current owners of its membership interest with Sellers bearing any costs related to the making of such election. In addition, if mutually satisfactory to both Buyer and Sellers, the consideration paid for Harris Malaysia (and the aggregate consideration to be paid Sellers pursuant to this Master Agreement) shall be reduced by an amount equal to that amount that can be borrowed by Harris Malaysia on or prior to the Closing Date, PROVIDED such borrowing shall be used to redeem a portion of the ownership interests in Harris Malaysia, with the balance of the ownership interests in Harris Malaysia being sold to Buyer pursuant to the provisions of this Section 10.19 and this Master Agreement including Section 3.12.

                                   ARTICLE 11

                  CONDITIONS TO OBLIGATIONS OF HARRIS TO CLOSE

         The obligation of Harris to sell the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Harris, in its sole discretion in whole or in part):

         11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Parent set forth in Article 5 shall be true and correct in all material respects (or, for representations and warranties that have any, materiality qualifiers, in all respects) as of the date of this Master Agreement and as of the Closing, as though made on and as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects (or, for representations and warranties that have any, materiality qualifiers, in all respects) as of such other date, and all representations and warranties of Buyer and Parent contained in the Ancillary Agreements shall be true and correct in all material respects (or, for representations and warranties that have any materiality qualifiers, in all respects) at and as of the Closing Date.

         11.2 PERFORMANCE. Each of Buyer and Parent shall have performed and satisfied in all material respects all agreements, covenants and obligations required by this Master Agreement to be performed by Buyer or Parent on or before the Closing Date.

         11.3 NO CONFLICT. The transactions contemplated by this Master Agreement and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that would reasonably be expected to have a material adverse effect on the transactions contemplated by this Master Agreement.

         11.4 CERTIFICATE. Harris shall have received from duly authorized officers of Buyer and Parent a certificate dated the Closing Date confirming that the conditions in Sections 11.1, 11.2 and 11.3 have been met.

         11.5 HSR ACT. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.



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

         11.6 CONSENTS. All approvals, consents, waivers and authorizations required to be obtained by Buyer or Parent in connection with the transactions contemplated by this Master Agreement that are identified on Schedule 11.6 shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to have a material adverse effect on the transactions contemplated by this Master Agreement.

         11.7 ASSUMPTION AGREEMENT. Harris shall have received from Buyer or Parent, as appropriate, an Assumption Agreement, in substance and form reasonably satisfactory to Harris, under which Buyer or Parent, as appropriate, shall have assumed the Assumed Liabilities.

         11.8 TRANSACTION DOCUMENTS. The parties other than Harris and its Affiliates shall have entered into the Ancillary Agreements and the other Transaction Documents.

         11.9 BUYER'S COUNSEL OPINION. Harris shall have received the opinion of counsel for Buyer and Parent in form and substance reasonably satisfactory to Harris.

         11.10 FURTHER INSTRUMENTS. Buyer and Parent shall deliver to Harris such further instruments of assumption or other documents of further assurance as Sellers may reasonably request.

         11.11 FINANCING. Buyer and Parent shall have secured the proceeds of the Financing.

         11.12 WORKING CAPITAL AMOUNT. The parties shall have agreed on the normalized working capital amount as contemplated by Section 3.5(b).

         11.13 ROYALTY AGREEMENT. The parties shall have entered into a mutually acceptable agreement providing for the payment to Harris Semiconductor Patents, Inc., of a royalty equal to 2% of the revenue generated by the sales of prism chip sets for a period of five years after the Closing Date.

                                   ARTICLE 12

                                   TERMINATION

         12.1 RIGHT TO TERMINATE AGREEMENT. This Master Agreement may be terminated prior to the Closing:

                  (a) by the mutual written agreement of Harris and Buyer; or

                  (b) by written notice by either Harris or Buyer at any time after September 30, 1999 (the "Section 12.1 Date"), if the Closing shall not have occurred on or prior to such date; PROVIDED, HOWEVER, that the right to terminate this Master Agreement under this Section 12.1(b) shall not be available to such party (i) unless such party is expressly entitled to refuse to close the transactions contemplated by this Master Agreement under Article 10 or 11, as the case may be, or (ii) if the action of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Master Agreement. Notwithstanding the foregoing, the Section 12.1 Date shall be extended as follows: (i) if the Closing does not occur because one or more of the representations and warranties in Article 4 is not true as of the Closing Date, Harris shall have thirty (30) days to cure such representation or warranty and the Section 12.1 Date shall be extended until the expiration of such cure period; (ii) if the Closing does not occur because it is enjoined by a court of competent jurisdiction or is otherwise prevented as a consequence of court proceedings, the Section 12.1 Date shall be extended until such injunction or other court ruling preventing the Closing is vacated or becomes final and is either nonappealable or the time for any such appeal has expired without an appeal having been filed; and (iii) if the Closing does not occur because the approval of the transaction under the HSR Act or foreign counterparts has not been obtained or the waiting period pursuant to such act has not expired, the
Section 12.1 Date shall be extended until such approval is obtained or denied, or such waiting period expires. In no event shall the Section 12.1 Date be extended beyond December 31, 1999.

         12.2 EFFECT OF TERMINATION. Upon the termination of this Master Agreement pursuant to Section 12.1:

                  (a) Buyer and Parent shall promptly cause to be returned to Harris all documents and information obtained from Harris in connection with this Master Agreement and the transactions contemplated by this Master Agreement and all documents and information obtained in connection with Buyer's investigation of the Business, including any copies made by or supplied to Buyer or any of Buyer's agents of any such documents or information; and

                  (b) No party hereto shall have any obligation or liability to the other party hereto, except that the parties hereto shall remain bound by the provisions of this Section 12.2 and Sections 9.3, 9.5, 9.11 and Article 14 and by the provisions of the Confidentiality Agreement between Citicorp Venture Capital and Harris.

                                   ARTICLE 13

                        CERTAIN REMEDIES AND LIMITATIONS

         13.1 EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All covenants set forth in this Master Agreement shall survive the Closing Date. All of the representations and warranties of Seller set forth in this Master Agreement and the Ancillary Agreements shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Florida time) on the date that is eighteen months after the Closing Date, and all liability with respect to such representations and warranties shall thereupon be extinguished, except as to matters with respect to which notice of a claim has been given prior to the expiration of such eighteen month period, provided that the representations and warranties of Seller set forth in (a) Section 4.18 and Section 4.22 shall continue in full force and effect until 60 days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed



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

therein, (b) Sections 4.13, 4.14 and 4.15 shall survive until the fifth anniversary of the Closing Date, and (c) Sections 4.1, 4.2, 4.3, and 4.9 shall survive the Closing Date.

         13.2     INDEMNITY BY HARRIS.

                  (a) Subject to the provisions of Section 13.1 relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, Harris agrees to indemnify, defend and hold harmless Buyer, Parent and their respective Affiliates, officers, directors, employees, representatives, agents and stockholders (collectively, "Buyer Indemnitees") against the net amount of all claims, losses, settlements, fines, liabilities, damages, deficiencies, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys', accountants' and expert witnesses' fees, interest, penalties, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder, suffered, sustained, incurred or required to be paid by any of Buyer Indemnitees (after deduction of the amount of any insurance proceeds recoverable (less premiums paid for such period) and net of any tax benefit actually realized) (hereafter individually a "Loss" and collectively "Losses") and due to, based upon, arising out of or relating to: (i) any Excluded Liability; (ii) any breach of any representation or warranty or any inaccuracy of any representation made by Harris in this Master Agreement or the Ancillary Agreements; (iii) any breach of any covenant, agreement or obligation of Harris contained in this Master Agreement or the Ancillary Agreements; and (iv) the failure to have obtained any authorizations, consents, orders, permits, approvals or notifications required under Environmental Laws prior to the Closing; (v) any of the Deferred Closings which Losses would not have been incurred if such Deferred Closing had occurred on the Closing Date; and (vi) the acquisition of assets of each of Harris S.A. (Belgium), Harris Semiconductor GmbH (Germany) and Harris Semiconductor Design & Sales Pte. Ltd. (Singapore) which Losses would not have been incurred if, in lieu of such asset sale, a stock sale was consummated. Notwithstanding the foregoing, damages shall constitute Losses for the purpose of clauses (i) through (iv) of this Section
13.2 only to the extent of the direct damages incurred (excluding consequential damages, whether or not foreseeable).

                  (b) Except as set forth below, Harris shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in Section 13.2(a)(ii) unless and until the aggregate amount of all such claims against Buyer Indemnitees exceeds three percent (3%) of the Purchase Price (the "Threshold") and then Buyer Indemnitees will be entitled to recover Losses in excess of the Threshold. Claims thereafter may be asserted regardless of amount; PROVIDED, HOWEVER, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon a breach of a representation contained in Sections 4.1, 4.2, 4.3, 4.9 or 4.22 hereof; and PROVIDED, FURTHER, that Harris's maximum liability to Buyer Indemnitees under this Section 13.2 (not including indemnification with respect to Excluded Liabilities, breaches of Section 7.2, breaches of representations contained in Section 4.22, matters described in
Section 13.2(a)(v) and (vi), and as set forth in Sections 9.7 and 13.11) shall not exceed fifteen percent (15%) of the Purchase Price in the aggregate.

                  (c) Notwithstanding anything to the contrary set forth in this
Article 13, no limitation or condition on liability or indemnity shall apply to any breach of a representation or warranty, if such breach of such representation or warranty was untrue and the party making it had, at the time, actual knowledge of such untruth.

         13.3     INDEMNITY BY BUYER AND PARENT.

                  (a) Subject to the provisions of Section 13.1 relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, Buyer and Parent jointly and severally agree to indemnify, defend and hold harmless Harris and its respective Affiliates, officers, directors, employees, representatives, agents and stockholders (collectively, "Seller Indemnitees") against the net amount of all claims, settlements, fines, losses, liabilities, damages, deficiencies, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys', accountants' and expert witnesses' fees, interest, penalties, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder, suffered, sustained, incurred or required to be paid by any of Seller Indemnitees (after deduction of the amount of any insurance proceeds recoverable (less premiums paid for such period) and net of any tax benefit actually realized) (hereafter individually a "Loss" and collectively "Losses") and due to, based upon, arising out of or relating to: (i) all Assumed Liabilities; (ii) any breach of any representation or warranty or any inaccuracy of any representation, made by Buyer or Parent in this Master Agreement or the Ancillary Agreements; and (iii) any breach of any covenant, agreement or obligation of Buyer and Parent contained in this Master Agreement or the Ancillary Agreements. Notwithstanding the foregoing, damages shall constitute Losses for the purpose of this Section 13.3 only to the extent of the direct damages incurred (excluding consequential damages, whether or not foreseeable).

         13.4     GENERAL INDEMNIFICATION PROCEDURES.

                  (a) In the event that any party incurs or suffers any Losses with respect to which indemnification may be sought by such party pursuant to this Article 13, the party seeking indemnification (the "Indemnitee") must assert the claim by giving written notice (a "Claim Notice") to the party from whom indemnification is sought (the "Indemnifying Party"). The Claim Notice must state the nature, basis and amount (if known) of the claim in reasonable detail based on the information available to the Indemnitee and, if the Claim Notice is being given with respect to a third party claim, it must be accompanied by a copy of any written notice of the third party claimant. If the Claim Notice is being given by reason of any third party claim, it shall be given in a timely manner but in no event more than 30 days after the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Claim Notice within such time period shall not relieve the Indemnifying Party of any liability for indemnification under this Article 13, except to the extent that the Indemnifying Party is prejudiced thereby. If the amount of the claim is not known at the time the Claim Notice is given, the Indemnitee shall also give notice of such amount to the Indemnifying Party at such time as the amount of the claim is reasonably ascertainable. Each Indemnifying Party to whom a Claim Notice is given shall respond to any Indemnitee that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the date that the Claim Notice is received by

Indemnifying Party. Any Claim Response shall specify whether or not the Indemnifying Party given the Claim Response disputes the claim described in the Claim Notice in whole or in part. If any Indemnifying Party fails to give a Claim Response within the Response Period, such Indemnifying Party shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnifying Party elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then such claim shall be conclusively deemed to be an obligation of such Indemnifying Party. Subject to the applicable limitations set forth in this Article 13, if any Indemnifying Party shall be obligated to indemnify an Indemnitee hereunder, such Indemnifying Party shall pay to such Indemnitee within 30 days after the last day of the applicable Response Period (or at such later time as the amount is ascertainable) the amount to which such Indemnitee shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Agreement, the Indemnifying Party and the Indemnitee shall resolve such dispute as provided in Section 6 of Exhibit B to this Master Agreement. If any Indemnifying Party fails to pay all or any part of any indemnification obligation on or before the later to occur of (x) 30 days after the last day of the applicable Response Period, and (y) if the Claim Notice relates to Losses that have not been liquidated as of the date of the Claim Notice, the date on which all or any part of such Losses shall have become liquidated and determined, then the Indemnifying Party shall also be obligated to pay to the Indemnitee interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate of ten percent.

                  (b) The Indemnitee shall provide to the Indemnifying Party on request all information and documentation reasonably necessary to support and verify any Losses that the Indemnitee believes give rise to the claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee that would have bearing on such claim.

                  (c) Except as hereinafter provided, in the case of third party claims for which indemnification is sought, the Indemnifying Party shall have the option: (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, it being understood that it shall not be unreasonable for the Indemnitee to withhold its consent from any settlement which (1) commits the Indemnitee to take, or to forbear to take, any action, or (2) does not provide for a complete release of the Indemnitee by such third party)), and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel (a "Voluntary Participation") in any proceedings relating to any third party claim. The Indemnifying Party shall, within 45 days of receipt of the Claim Notice, notify the Indemnitee of its intention to assume the defense of the claim (a "Defense Notice"). Until the Indemnitee has received the Defense Notice, the Indemnitee shall take reasonable steps to defend (but may not settle) the claim. If the Indemnifying Party declines to assume the defense of any such claim or fails to give a Defense Notice within 45 days after receipt of the Claim Notice, the Indemnitee shall defend against the claim but shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits (other than those incurred in a Voluntary Participation) with respect to claims as to which a party is entitled to indemnification under this Article 13 shall represent indemnifiable Losses under this



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

Agreement. Regardless of which party shall assume the defense of the claim, the parties shall cooperate fully with one another in connection therewith. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled (except with the consent of the Indemnitee) to take any of the actions referred to in clauses (x), (y) or (z) of the first sentence of this subparagraph unless:
(a) the third party claim involves principally monetary damages; (b) the Indemnifying Party shall have expressly agreed in writing that, as between the Indemnifying Party and the Indemnitee, the Indemnifying Party shall be solely obligated to satisfy and discharge such third party claim; and (c) the Indemnifying Party has the financial capacity to take over the defense of such claim.

                  13.5     ENVIRONMENTAL PROCEDURES.

                  (a) Harris agrees to respond on Buyer's or the Transferred Subsidiaries' behalf and defend Buyer Indemnitees with respect to Losses arising from Environmental Liabilities, or, at Harris' option, reimburse Buyer's or the Transferred Subsidiaries' for such Losses.

                  (b) With respect to any Environmental Liabilities for which Harris is responsible to conduct Remediation under this Master Agreement on or about any property owned, operated or leased by the Transferred Subsidiaries after the Closing, Harris shall be responsible for such Remediation to meet the Minimum Cleanup Standard. For purposes of this Master Agreement, the "Minimum Cleanup Standard" shall mean the least stringent standard acceptable under all Environmental Laws (as such laws are in effect upon the completion of the Remediation) and all Governmental Authorities with jurisdiction or, if no such standard has been adopted, promulgated or imposed by the applicable Governmental Authority or by Environmental Laws (as such laws are in effect upon the completion of the Remediation) as of the date such Remediation is being conducted, the standard to which the parties, in good faith agree; provided, however, that in no event shall the Minimum Cleanup Standard at or below a standard for which (i) Buyer or the Transferred Subsidiaries would be required to impose or implement controls or restrictions which would impair the use of the affected property as used as of the Closing Date, (ii) for which additional Remediation would be required in the future to achieve and maintain compliance with Environmental Laws or to meet the requirements of Governmental Authorities, as such Environmental Laws and requirements exist as of the date of the completion of the Remediation; or (iii) which does not fully resolve any liability of Buyer Indemnitees and the Transferred Subsidiaries with respect to such matter; provided, further, that with respect to any Remediation at any property leased by the Transferred Subsidiaries, the Minimum Cleanup Standard shall also meet the requirements of the landlord/lessor of such property.

                  (c) Remediation conducted by Harris shall be conducted in a manner which minimizes interference to the Transferred Subsidiaries after the Closing Date, and if and to the extent various Remediation alternatives are available, Harris shall implement or pay for the implementation, as the case may be, of such Remediation which imposes the least interruption, interference or disruption (taking into account the cost effectiveness, regulatory and legal constraints) unless (i) the Buyer Indemnitees and the Transferred Subsidiaries consent to a different alternative, or (ii) Harris indemnifies and reimburses the Buyer and the Transferred Subsidiaries for all Losses arising from such interruption, interference and disruption (including consequential damages resulting therefrom).

                  (d) With respect to Remediation performed by Harris, Harris shall: (i) diligently and expeditiously perform or cause to be performed such Remediation to completion; (ii) provide Buyer and the Transferred Subsidiaries reasonable prior notice of Harris' access requirements and obtain Buyer's consent before commencing or performing any Remediation (which consent shall not be unreasonably withheld); (iii) keep Buyer and the Transferred Subsidiaries reasonably informed of the progress of the on-site activities and provide Buyer and the Transferred Subsidiaries with copies of any results of sampling and analytical data (including any status reports of work in progress or reports required to be submitted to any Governmental Authorities in connection with conducting the Remediation); (iv) provide Buyer and the Transferred Subsidiaries a reasonable opportunity to review and comment on any submittal to Governmental Authorities and consider in good faith Buyer's and the Transferred Subsidiaries' reasonable comments which must be expeditiously provided (and Harris acknowledges that any comments, which relate to the interruption, interference, or disruption with the operation of the Business, damage to the Property, the safety of personnel, or compliance with Environmental Laws shall be deemed reasonable); (v) provide Buyer and the Transferred Subsidiaries with the opportunity to observe all of the activities undertaken by or on behalf of Harris in implementing the Remediation; (vi) provide reasonable advance notice to Buyer and the Transferred Subsidiaries of any meetings with any Governmental Authorities concerning the Remediation and permit Buyer and the Transferred Subsidiaries may attend such meetings; (vii) comply with all applicable Environmental Laws and other laws and Buyer's and the Transferred Subsidiaries' reasonable health and safety requirements; and (viii) promptly upon completion of any on-site activities, restore any adversely affected portions of the property to its predisturbed condition such that Buyer and the Transferred Subsidiaries can continue the operation of the Business in the manner in which such Business was conducted prior to the commencement of the on-site activities.

                  (e) Harris shall indemnify, defend and hold harmless Buyer Indemnitees and the Transferred Subsidiaries against any Losses asserted against or incurred by the Buyer Indemnitees or the Transferred Subsidiaries arising out of or relating to activities conducted by Harris or its employees, agents, contractors and their subcontractors in connection with the performance of the Remediation or the fulfillment of Harris' obligations with respect to Pre-Closing Environmental Claims, and the Buyer and the Transferred Subsidiaries shall indemnify and hold harmless Harris against any Losses to the extent arising out of or relating to Buyer's or the Transferred Subsidiaries' interference with or disruption of Harris' Remediation, or any Release caused by Buyer or any Transferred Subsidiary after the Closing Date.

                  (f) With respect to any Remediation which commenced prior to the Closing Date which is subject to any consent decree, administrative order or other agreement with a Governmental Authority or other Person, Harris shall remain the ordered and/or contracting party after the Closing. With respect to the Palm Bay, Florida Facility, the parties agree that, without cost to Harris, Buyer or Transferred Subsidiaries will continue to inspect and provide minor maintenance at the same level as occurred prior to the Closing Date (PROVIDED the cost to Buyer of such inspection and minor maintenance shall be DE MINIMIS) and provide access for sampling events for Operable Unit 2 Remediation activities in connection with the Harris Corporation

National Priorities List ("NPL") Site, and Harris will continue to perform all other activities, including all Remediation, sampling and analysis, and reporting those results to any Governmental Authority (including, without limitation, the United States Environmental Protection Agency). Harris agrees, without cost to Buyer or Transferred Subsidiaries, to continue to provide treated groundwater from its Operable Unit 1 Remediation activities with the Harris Corporation NPL Site, and Buyer and Transferred Subsidiaries agree to accept such water for its production process. Harris covenants and agrees that such water will be of a quality such that it will be able to be used in the same manner as such water was used prior to the Closing Date. Buyer and Transferred Subsidiaries acknowledge that the volume of such water may decrease as the Remediation activities at Operable Unit 1 proceed and both parties agree not to change this arrangement without providing the other party at least six (6) months' prior notice and agreeing to appropriate alternate arrangements for such water.

         13.6 COSTS RELATED TO DIRECT CLAIMS. Notwithstanding anything in this
Article 13 to the contrary, except as otherwise may be ordered by a court of competent jurisdiction, Buyer Indemnitees and Seller Indemnitees shall bear their own costs, including counsel fees and expenses, incurred in connection with direct claims against Buyer, Parent and Harris, respectively, hereunder that are not based upon claims asserted by third parties.

         13.7 EXCLUSIVITY. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this
Article 13 shall be the sole and exclusive right and remedy against the other party exercisable by such party after the Closing with respect to any breach by the other party hereto of any representation, warranty or covenant in this Master Agreement or any Ancillary Agreement or failure to pay or perform any Assumed Liability or Excluded Liability, as applicable, PROVIDED, HOWEVER, that neither this Section 13.7 nor Section 6 of Exhibit B to this Master Agreement shall prohibit the maintenance of actions to compel specific performance of the parties' respective covenants in this Master Agreement.

         13.8 NO SET-OFF. Neither Buyer nor Seller shall have any right to set-off any indemnification obligations that either may have under this Article 13 against any other obligations or amounts due to Buyer or Seller, as applicable, including, without limitation, under any other provisions of this Master Agreement or under any other Transaction Document.

         13.9 RETENTION OF RECORDS. From and after the date of this Master Agreement, Buyer and Harris shall preserve all books, records and other documents, materials and information ("Representation Records") relevant to the representations, warranties and covenants set forth in this Master Agreement for a period of three years following the date of this Master Agreement or for such longer period as the rights of the parties hereunder may exist. After Buyer and Harris are no longer obligated to retain the Representation Records pursuant to this Section 13.9, Buyer or Harris, as applicable, shall give the other party not less than thirty (30) days prior written notice before destroying any Representation Records and, if the other party so requests, shall deliver such Representation Records to the other party instead of destroying such Representation Records.

         13.10 NOTICE AS TO REPRESENTATIONS. Without limiting any of the other obligations of the respective parties hereunder, if at any time after the date of this Master Agreement Buyer or Parent shall have any reason to believe that any representation or warranty made by Harris hereunder may have been untrue, Buyer or Parent, as the case may be, shall promptly provide Harris written notice to that effect, indicating the basis for Buyer's or Parent's belief that such representation or warranty may have been untrue. For purposes of this
Article 13, Harris shall not be deemed to have breached any representation or warranty if Buyer or Parent, prior to the Closing Date, had actual knowledge of the breach, or facts and circumstances constituting or resulting in a breach, of such representation or warranty, and consummated, without written notice to Harris of such breach and a reservation of its right, the purchase of the Transferred Assets notwithstanding such knowledge.

         13.11 SEPARATE INDEMNIFICATION FOR TAXES. Notwithstanding anything contained in this Master Agreement to the contrary, indemnification for Tax matters set forth in Section 9.7 shall be governed solely by the terms of
Section 9.7.2. To the extent any terms of this Article 13 and Section 9.7.2 are deemed to be inconsistent with respect to any Tax matters, the terms of Section
9.7 shall govern such matter.

         13.12 INDEMNIFICATION PAYMENTS AS PURCHASE PRICE ADJUSTMENT. Any payments made by Buyer or Parent under this Article 13 shall be considered an increase to the Purchase Price. Any payments made by Harris under this Article 13 shall be considered a reduction of the Purchase Price.

                                   ARTICLE 14

                                  MISCELLANEOUS

         14.1 MATERIAL ADVERSE EFFECT. Any adverse change, event or effect that is proximately caused by conditions affecting the United States or international economy generally shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Business or a Material Adverse Effect on Buyer (unless such conditions adversely affect the Business Entities or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by any industry in which Buyer or the Business Entities competes shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or Material Adverse Effect on the Business (unless such conditions adversely affect the Business Entities or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by the announcement or pendency of the sale of the Business and the Transferred Assets shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or a Material Adverse Effect on the Business. Any adverse change, event or effect that is proximately caused by any breach by Buyer or the Business Entities of any covenant or obligation set forth in this Master Agreement shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Business or Material Adverse Effect on Buyer, respectively.

         14.2 DISCLAIMER OF PROJECTIONS, ETC. The Business Entities make no representation or warranty to Buyer except as specifically made in this Master Agreement and the Ancillary Agreements. In particular, the Business Entities make no representation or warranty to Buyer with respect to the contents of the Business Entity management presentations to Buyer or the data room made available to Buyer, including the certainty or accuracy of any financial projection or forecast delivered by or on behalf of any Business Entity to Buyer. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (d) it shall have no claim against Sellers with respect thereto.

         14.3 EXPENSES. If the purchase of the Transferred Assets is consummated or if this Master Agreement is terminated, Harris and Buyer shall pay their own respective expenses and costs incidental to the preparation of this Master Agreement, the performance and compliance with all agreements contained in this Master Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby, and none of such costs and expenses shall be or become liabilities of the Transferred Subsidiaries or be considered Assumed Liabilities.

         14.4 COMPLIANCE WITH BULK SALES LAWS. The parties hereby expressly waive compliance with any applicable bulk sales laws.

         14.5 INCONSISTENCIES. If there shall be any inconsistency between this Master Agreement and any of the Transaction Documents other than the IP Transfer Agreements, the provisions of this Master Agreement shall prevail. Nothing in any of the Ancillary Documents (other than the IP Transfer Agreements) which involve any agreement to convey, or the conveyance of, any of the Transferred Assets or any agreement to assume, or the assumption of, any of the Assumed Liabilities, shall be deemed to supercede, enlarge or modify any of the obligations, agreements, covenants, or warranties of the Sellers contained in the Master Agreement.

                                   ARTICLE 15

                              AGREEMENT CONVENTIONS


         The Agreement Conventions set forth in Exhibit B to this Master Agreement are incorporated herein by reference.

         IN WITNESS WHEREOF, the parties hereto have duly caused this Master Agreement to be executed as of the date first above written.

                             INTERSIL HOLDING CORPORATION



                             By:           /s/ Gregory L. Williams
                                      ------------------------------------------
                                      Name:   Gregory L. Williams
                                           -------------------------------------
                                      Title:        CEO
                                            ------------------------------------


                             INTERSIL CORPORATION



                             By:           /s/ Gregory L. Williams
                                      ------------------------------------------
                                      Name:   Gregory L. Williams
                                           -------------------------------------
                                      Title:         CEO
                                            ------------------------------------


                             By:           /s/ Ronald R. Spoehel
                                      ------------------------------------------
                                      Name:  Ronald R. Spoehel
                                      Title:  Vice President

                                                                       EXHIBIT A


                      DEFINITIONS AND RULES OF CONSTRUCTION
                      -------------------------------------


         1. DEFINITIONS. The following terms, as used in any Transaction Document, shall have the following meanings unless otherwise specifically defined therein:

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of Section 7.2 of the Master Agreement, the term "Affiliate" shall mean a Person that is controlled by another Person, with "control" being defined for this purpose as the right or ability to direct or cause the direction of the management and policies of the Affiliate.

                  "Allocation Statement" has the meaning set forth in Section 3.3(d) of the Master Agreement.

                  "Ancillary Agreements" means collectively: (i) the IP Transfer Agreements and the other agreements and documents the forms of which are attached to the Master Agreement as Exhibits C through L; (ii) the Subleases;
(iii) the Malaysian Purchase Agreement; and (iv) the Leaseback Agreements.

                  "Anshan Harris"' means Anshan Harris Broadcast Equipment Co. Ltd., a Chinese company.

                  "Applicable Law" means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) Government Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of, or agreements with, any Governmental Authority.

                  "Assumed Contract Obligations" means, collectively, all obligations under Contracts (other than Contracts included in the definition of Excluded Assets) (a) by which the Business Entities or any of their assets are bound as of the date of the Master Agreement in relation to the conduct of the Business and (b) that arise from the conduct of the Business between the date of the Master Agreement and the Closing Date to the extent such obligations relate to the Transferred Assets or the Assumed Liabilities. To the extent an Assumed Contract Obligation is guaranteed by Harris or an Affiliate of Harris, the Assumed Contract Obligation shall include such guaranty.

                  "Assumed Liabilities" has the meaning set forth in Section 2.3 of the Master Agreement.

                  "Assumed Pre-Closing Taxes" has the meaning set forth in
Section 2.3(h) of the Master Agreement.

                  "Audited Closing Balance Sheet" has the meaning set forth in
Section 3.6(a) of the Master Agreement.

                  "Baseline Financial Statements" has the meaning set forth in
Section 4.7 of the Master Agreement.

                  "Benefit Arrangement" has the meaning set forth in Section 4.18.1(a) of the Master Agreement.

                  "Best Efforts" is defined to require that the obligated party make a diligent, commercially reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require any significant expenditure of funds or the incurrence of any significant liability on the part of the obligated party, nor the incurrence of any expenditure or liability which is unreasonable in light of the related objective, nor does it require that the obligated party act in a manner which would otherwise be contrary to prudent business judgment or normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

                  "Books and Records" means the books and records of the Business Entities, including without limitation all manuals, price lists, mailing lists, supplier lists, lists of customers, sales and promotional or packaging materials, purchasing materials, personnel records, manufacturing and quality control records and procedures, research and development files, equipment maintenance records, warranty information, Tax records and accounting records (in each case, regardless of the media in which stored), in each case to the extent primarily used or held for use in the Business, and with respect to the Transferred Facilities, all building plans, blueprints, renderings or surreys.

                  "Business" means the operations of the Harris Semiconductor Sector, including, but not limited to, the Transferred Subsidiaries and the Transferred Facilities, which are engaged in the definition, design, development, manufacture and sale of Products, but does not include the Photomask Business or the Suppression Business.

                  "Business Day" means a day which is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York or any other day on which the principal offices of either Harris or Buyer are closed or become closed prior to 2:00 p.m. local time whether in accordance with established company policy or as a result of unanticipated events including adverse weather conditions.

                   "Business Entities" means Harris; the Transferred Subsidiaries; Harris Semiconductor Patents, Inc., a Delaware corporation; and the other direct and indirect Subsidiaries of Harris through which the Business is conducted.

                  "Buyer" has the meaning set forth in the preamble to the Master Agreement.

                  "Buyer Indemnitees " has the meaning set forth in Section 13.2(a) of the Master Agreement.

                  "China Subsidiaries" means Harris Suzhou, Anshan Harris, and Guangzhou Harris.

                  "Closing" means the closing of the transactions as contemplated by Section 3.1 of the Master Agreement.

                  "Closing Date" has the meaning set forth in Section 3.1 of the Master Agreement.

                  "Closing Date Working Capital" has the meaning set forth in
Section 3.6(a) of the Master Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Condition-Triggering Losses" means Losses that could be reasonably expected to exceed, in the aggregate, three percent (3%) of the Purchase Price.

                  "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, variance, exemption, order or other licenses or permits of, registration, certificate, declaration or filing with, or report or notice to, any Person, including, but not limited to, any Governmental Authority.

                  "Contracts" means all legally binding agreements, contracts, contractual rights, commitments, purchase orders, licenses, leases, warranty rights, sales orders, and other instruments and arrangements.

                  "Copyrights" means any and all United States and foreign copyright registrations and applications therefor and unregistered copyrights.

                  "Design Facilities" means the Leased Real Estate located in North Branch, New Jersey, Raleigh and/or Durham, North Carolina and San Antonio, Texas.

                  "Disclosure Schedule" has the meaning set forth in the preamble to Article 4 of the Master Agreement.

                  "Elected Subsidiary" has the meaning set forth in Section 3.3(a) of the Master Agreement.

                  "Employees of the Business" has the meaning set forth in
Section 4.16 of the Master Agreement.

                  "Encroachment" shall mean: (a) any encroachment onto the Real Estate by any building or other improvement located upon any adjoining land or right of way, and (b) any encroachment onto any adjoining land or right of way by any building or other improvement constituting a part of the Real Estate.

                  "Environmental Laws" has the meaning set forth in Section 4.14 of the Master Agreement.

                  "Environmental Liabilities" means, regardless of whether any of the following are contained in any disclosure schedule to this Master Agreement, any Ancillary Agreement or otherwise disclosed to Buyer prior to the Closing, any and all Losses to the extent not reflected in the Baseline Financial Statements, including the notes thereto (including the costs and expenses relating to Remediation), known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future asserted against or incurred by Buyer Indemnities or any Transferred Subsidiaries arising out of or related to (a) the presence, Release, threat of Release, Management or exposure to the extent occurring prior to the Closing Date (and the migration thereof, regardless of when such migration occurs, and the post-Closing consequences of such presence, Release, threatened Release, Management or exposure) of or to Hazardous Materials at, on, in or under any Transferred Assets, the Excluded Assets, or any property previously owned, operated or leased by Harris, the Transferred Subsidiaries or any of their Affiliates or predecessors or in connection with the operation of the Business, on-site or off-site (including, without limitation, any post-Closing consequences and with respect to the Harris Corporation NPL Site in Palm Bay, Florida); (b) arising from the pre-Closing off-site transportation, storage, treatment, recycling or Release (including disposal) of Hazardous Materials Managed or Released by Harris, the Transferred Subsidiaries or any of their Affiliates or predecessors or in connection with the operation of the Business; or (c) any violation of any Environmental Law to the extent existing as of the Closing Date (including, without limitation, any post-Closing consequences and costs and expenses for pollution control equipment required to bring the Transferred Subsidiaries or the Business into compliance with Environmental Laws and fines, penalties and defense costs incurred for such reasonable time after the Closing as it takes Buyer to come into compliance).

                  "Estimated Closing Balance Sheet" has the meaning set forth in
Section 3.5 of the Master Agreement.

                  "Estimated Working Capital" has the meaning set forth in
Section 3.6 of the Master Agreement.

                  "Exhibits" means the Exhibits to the Master Agreement.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" has the meaning set forth in Section 4.18 of the Master Agreement.

                  "European Severance Accruals" means any accruals for severance obligations in respect of Eduard Verbeek or Dieter Schacht.

                  "Excess IP Value" has the meaning set forth in Section 3.2(a) of the Master Agreement.

                  "Excluded Assets" has the meaning set forth in Section 2.2 of the Master Agreement.

                  "Excluded Liabilities" has the meaning set forth in Section
2.4 of the Master Agreement.

                  "Financial Statements Date" has the meaning set forth in
Section 4.7 of the Master Agreement.

                  "Financing" has the meaning set forth in Section 10.14 of the Master Agreement.

                  "Fixed Assets" means all machinery, equipment, tooling, molds, fixtures, improvements, furniture, furnishings, similar capital items which are owned or leased by Sellers and are primarily used or held for use in the conduct of the Business, and other tangible personal property classified as fixed assets in accordance with GAAP owned of leased by Sellers and primarily used or held for use in the conduct of the Business.

                  "Foreign Leased Real Estate" has the meaning set forth in
Section 7.9 of the Master Agreement.

                  "Foreign Owned Real Estate" has the meaning set forth in
Section 7.9 of the Master Agreement.

                  "Foreign Real Estate" has the meaning set forth in Section 7.9 of the Master Agreement.

                  "GAAP" means United States generally accepted accounting principles, consistently applied.

                  "Government Sponsored or Mandated Plans" has the meaning set forth in Section 4.18.2(a) of the Master Agreement.

                  "Governmental Approval" means any Consent of, with or to any Governmental Authority.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, quasi-governmental, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, any tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.

                  "Guangzhou Harris" means Guangzhou Harris Telecommunications Company Ltd., a Chinese company.

                  "Harris" means Harris Corporation, a Delaware corporation.

                  "Harris Malaysia" means Harris Advanced Technology (Malaysia) Snd. Bhd., a Malaysian corporation.

                  "Harris Patents" means and refers to all Patents owned as of the Closing Date by Sellers, other than Patents Types 1 and 2.

                  "Harris Semiconductor Sector" means the unincorporated business unit of Harris that produces standard, custom and semi-custom integrated circuits and discrete devices for analog, digital, mixed-signal, and power control and protection applications.

                  "Harris Suzhou" means Harris Semiconductor (Suzhou) Co. Ltd., a Chinese company.

                  "Harris Trademark License Agreement" means the Harris Trademark License Agreement the form of which is attached to the Master Agreement as Exhibit F.

                  "HAS" means Harris Airport Systems (Malaysia) Sdn. Bhd., a Malaysian corporation.

                  "Hazardous Materials" means any substance, material or waste that is regulated by any foreign, state or local Governmental Authority or the United States Government and any foreign Governmental Authority with jurisdiction, including, without limitation, any material or substance that is
(a) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of any applicable law, (b) petroleum, (c) asbestos, (d) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C.
Section 1251, ET SEQ. (33 U.S.C. Section 1321), or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (e) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, ET SEQ. (42 U.S.C. Section 6903), or (f) defined as a "hazardous substance" pursuant to

Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, ET SEQ. (42 U.S.C. Section 9601).

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "HSSM" means Harris Solid State (Malaysia) Sdn. Bhd., a Malaysian corporation.

                  "Income Tax" means any federal, state, local or foreign income or franchise tax, including any interest, penalty, or addition thereto.

                  "Income Tax Return" means any Tax Return with respect to Income Taxes.

                  "Indemnifying Party" has the meaning set forth in Section 13.4 of the Master Agreement.

                  "Indenture" means the Indenture dated as of the Closing Date, between Parent and a trustee with respect to the Note which shall be substantially in the form attached to the Master Agreement as Exhibit J.

                  "Independent Accounting Firm" has the meaning set forth in
Section 3.6 of the Master Agreement.

                  "Intangible Property Rights" means all rights in Technology which (a) are owned by the Sellers, and (b) exist under laws respecting Copyrights, Maskwork Rights, or Trade Secrets, but not Patents, trademark rights or rights in Invention Disclosures.

                  "Intangible Property Rights Type 1" means all Intangible Property Rights in Software Type 1 and Technology Type 1.

                  "Intangible Property Rights Type 2" means all Intangible Property Rights in Software Type 2 and Technology Type 2.

                  "Intellectual Property" means Copyrights, Maskwork Rights, Patents and Trade Secrets as defined herein.

                  "Invention Disclosures" means documented unpatented inventions specific to the Business submitted to the Semiconductor Patent Organization as of the Closing Date and owned by one or more of the Business Entities on which no patent applications have been filed, including the inventions listed on
Schedule 2(b) to the Patent Assignment and Services Agreement.

                  "Inventory" means all inventory, wherever located (including inventory in transit), including, without limitation, all the raw materials, work in process, recycled materials, finished products, supplies, and spare parts located at the premises of the Business Entities, or elsewhere and primarily used or held for use in the conduct of the Business, including items of the type and nature of the materials identified as inventory in the Baseline Financial Statements, and any rights to the warranties received from suppliers and any related claims, credits, rights of recovery and set-off with respect to such inventory.

                  "IP Agreement" means the Intellectual Property Agreement the form of which is attached to the Master Agreement as Exhibit C.

                  "IP Transfer Agreements" means the IP Agreement and the Ancillary Agreements the forms of which are attached to the Master Agreement as Exhibits D through G.

                  "Latham Lease" has the meaning set forth in Section 9.13 of the Master Agreement.

                  "Latham Lease Assignment" has the meaning set forth in Section
9.13 of the Master Agreement.

                  "Leaseback Agreements" has the meaning set forth in Section
8.4 of the Master Agreement.

                  "Leased Real Estate" has the meaning set forth in Section 4.9(b)(2) of the Master Agreement.

                  "Leases" has the meaning set forth in Section 4.9(b)(2) of the Master Agreement.

                  "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any Schedule to the Master Agreement.

                  "License Agreements" means agreements of one or more of the Business Entities with third parties concerning Patents and/or Technology, which agreements include rights flowing from third parties to a Business Entity, from a Business Entity to third parties, or between the Business Entities and third parties.

                  "License Assignment Agreement" means the License Assignment Agreement the form of which is attached to the Master Agreement as Exhibit E.

                  "Licensed Software" means Software that is the subject of Software Licenses.

                  "Licensed Software Type 1" means Licensed Software that is specific to the Business.

                  "Licensed Software Type 2" means Licensed Software other than Licensed Software Type 1.

                  "Lien" means any mortgage, pledge, hypothecation, security interest, title retention agreement, lease, sublease, occupancy agreement, adverse claim or interest, title defect, easement, covenant, servitude, restriction, Encroachment, burden, option, lien or right of first refusal or other encumbrances or defects.

                  "Loss" has the meaning set forth in Section 13.2 of the Master Agreement.

                  "Malaysia Facility" means the Owned Real Estate and the Leased Real Estate located in Kuala Lumpur, Malaysia.

                  "Malaysian Purchase Agreement" has the meaning set forth in
Section 3.12 of the Master Agreement.


                  "Manage" means to use, possess, generate, treat, manufacture, process, handle, store, recycle, transport or dispose of Hazardous Materials.

                  "Manufacturing Facilities" means the Owned Real Estate located in Palm Bay, Florida; Findlay, Ohio; and Mountaintop, Pennsylvania; and the Malaysia Facility.

                  "Mask" means an individual photolithographic plate, with a corresponding Pellicle, capable of being used to manufacture one level or layer of an integrated circuit wafer.

                  "Mask Set" means a set of Masks capable of being used to manufacture an integrated circuit wafer.

                  "Maskwork Rights" means all rights in the United States and foreign maskwork registrations and applications therefor covering Masks or Mask Sets used in the manufacture of Products.

                  "Master Agreement" means the Master Transaction Agreement dated June 2, 1999 among Harris, Buyer and Parent (including the Exhibits and the Schedules), as the same from time to time may be amended, supplemented or waived.

                  "Material Adverse Effect on the Business" has the meaning set forth in Section 4.1, as limited by Section 14.1, of the Master Agreement.

                  "Material Adverse Effect on Buyer" has the meaning set forth in Section 5.4, as limited by Section 14.1, of the Master Agreement.

                  "Material Contracts" has the meaning set forth in Section 4.11 of the Master Agreement.

                  "Material Real Estate Impairment" shall mean: (a) a material adverse effect upon the value of any one or more of the individual Principal Premises so affected, or (b) a material impairment of the use of, or the conduct of the Business at, any one or more of the individual Principal Premises so affected, as compared to such use or conduct as of the date of the Master Agreement and consistent with past practice.

                  "Non-Assignable Assets" has the meaning set forth in Section 3.8(a) of the Master Agreement.

                  "Non-U.S. Employee Benefit Plans" has the meaning set forth in
Section 4.18.2(a) of the Master Agreement.

                  "Note" has the meaning set forth in Section 3.2(a) of the Master Agreement.

                  "Owned Real Estate" has the meaning set forth in Section 4.9(b)(1)of the Master Agreement.

                  "Parent" has the meaning set forth in the preamble to the Master Agreement.

                  "Patent Assignment and Services Agreement" means the Patent Assignment and Services Agreement the form of which is attached to the Master Agreement as Exhibit D.

                  "Patents" means issued patents, including United States and foreign patents and applications therefor, petty patents, patents of importation, and divisions, reissues, continuations, continuations-in-part, renewals and extensions of any of the foregoing; certificates of addition and utility models and utility model applications; but does not include License Agreements.

                  "Patents Type 1" means Patents owned by one or more of the Business Entities that are specific to the Business as of the Closing Date.

                  "Patents Type 2" means Patents other than Patents Type 1 now or hereafter owned by one or more of the Business Entities that are based on inventions made prior to the Closing Date and are used in the Business as of the Closing Date but are not specific to the Business.

                  "Pellicle" means a protective covering applied to the surface of a photolithographic plate.

                  "Pension Plan" has the meaning set forth in Section 4.18.1 of the Master Agreement.

                  "Permitted Liens" means (a) Liens for current taxes or assessments or other governmental charges or levies which (i) are not yet due and payable, or (ii) which are being contested in good faith and by appropriate proceedings; (b) mechanics', carriers' or warehouseman's Liens arising in the ordinary course of business (i) which do not in the aggregate materially adversely affect the value of the Transferred Assets or materially impair their use in the operation of the Business; and (ii) the obligations secured by which are (x) disclosed in the Baseline Financial Statements, and (y) are not delinquent; (c) minor imperfections of title, conditions, easements and reservations of rights, including easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, Encroachments, covenants and restrictions, if any, none of which, individually or in the aggregate, materially detracts from the value of the affected property or impairs the use of such property or the conduct of the Business thereon as it is currently being used and conducted and as it has been used and conducted consistent with past practice; (d) zoning and other restrictions under Applicable Law as to the use of the Real Estate which do not, individually or in the aggregate, materially detract from the value of the affected property or impair the use of such property or the conduct of the Business thereon as it is currently being used and conducted and as it has been used and conducted consistent with past practice; and (e) Liens listed on
Schedule 4.9 to the Master Agreement.

                  "Permits" has the meaning set forth on Schedule 4.13 of the Master Agreement.

                  "Person" means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

                  "Photomask Business" means the operations of that portion of the Harris Semiconductor Sector, including, but not limited to, the right to occupy space as contemplated by Section 2.2(p) of the Master Agreement, that is in engaged in the definition, development, manufacture and sale of Photomask Products and Mask inspection and re-pellicization services, but does not include Maskwork Rights.

                  "Photomask Products" means Masks of various sizes (including 725" x .150", 6" x .250", 6" x .120", 5" x .090", and 4" x .090") and Mask Sets.

                  "Policies" has the meaning set forth in Section 4.19 of the Master Agreement.

                  "Products" means all products produced as of the date of this Agreement by the Harris Semiconductor Sector including, without limitation, discrete semiconductor devices, integrated circuits ("ICs"), and hybrid products ("HYBRIDs") but excluding Suppression Products and Photomask Products.

                  "Proprietary Information" means inventions, discoveries, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matter, copyright rights and registrations, know-how and show-how, whether or not protectible by patent, copyright or trade secret, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, blueprints, drawings, proprietary processes, product information and development work-in-process.

                  "Purchase Price" has the meaning set forth in Section 3.2 of the Master Agreement.

                  "Principal Premises" means each and all of the Manufacturing Facilities and each and all of the Design Facilities.

                  "Real Estate" has the meaning set forth in Section 4.9(b)(3) of the Master Agreement.

                  "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Closing Date among Parent and other stockholders, including Harris, of the Buyer, which shall be substantially in the form attached to the Master Agreement as Exhibit L.

                  "Release" means any spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allow to escape or presence of any Hazardous Materials.

                  "Remediation" means investigation, cleanup, remedial action or other response action.

                  "Retained Leased Real Estate" means those Sales Offices that are used as of the date of the Master Agreement in the Business and by other business lines of Harris or its Subsidiaries and that Harris and is Subsidiaries are to retain following the Closing.

                  "Retained Leases" means the Leases demising the Retained Leased Real Estate.

                  "Retained License Agreements" has the meaning set forth in
Section 3(d) of the License Assignment Agreement.

                  "Retirement Plan Accruals" means (a) any obligation to make contributions of any kind to the Harris Corporation Retirement Plan for the fiscal year ended July 2, 1999, (b) any obligation to make contributions of any kind to the Harris Corporation Union Retirement Plan for the fiscal year ended July 2, 1999, (c) medical benefits for any Harris retirees, and (d) any benefits payable or liabilities accrued under any other Seller Benefit Plan to the extent reflected in the accrual for "Retirement plan accruals" on the Audited Closing Balance Sheet.

                  "Sales Offices" means the Leased Real Estate constituting sales offices utilized, in whole or in part, by the Business as of the date of the Master Agreement that are located in San Jose, California, USA; Vorhees, New Jersey, USA; Hauppauge, Long Island, New York, USA; Huntsville, Alabama, USA; Branchburg (North Branch/Somerville), New Jersey, USA; Detroit (Southfield), Michigan, USA; Indianapolis (Carmel), Indiana, USA; Dallas, Texas, USA; Brussels, Belgium; Munich (Haar), Germany; Stuttgart (Sindelfingen), Germany; Paris, France; Milan, Italy; Camberly, United Kingdom; Singapore; Seoul, Korea; Taipei, Taiwan; Kowloon, Hong Kong; Tokyo, Japan; Burlington, Massachusetts, USA; Costa Mesa, California, USA; LaJolla, California, USA; and Schaumburg, Illinois, USA.

                  "Schedule" means the Schedules to the Master Agreement, including but not limited to sections of the Disclosure Schedule.

                  "Secondary Trademark Assignment and License Agreement" means the Secondary Trademark Assignment and License Agreement the form of which is attached to the Master Agreement as Exhibit G.

                  "Section 338(h)(10) Election" has the meaning set forth in
Section 3.3(h) of the Master Agreement.

                  "Seller Benefit Plans" means Pension Plans, Welfare Plans, Benefit Arrangements, and Non-U.S. Employee Benefit Plans.

                  "Seller Consolidated Group" has the meaning set forth in
Section 9.7.1(c) of the Master Agreement.

                  "Sellers" means HAS, HSSM and the Business Entities other than the Transferred Subsidiaries.

                  "Seller Indemnitees" has the meaning set forth in Section 13.3 of the Master Agreement.

                  "Sellers' IP Knowledge" means (a) the actual knowledge of one or more of the following individuals after reasonable inquiry: Leslie J. Hart, Fred Romano, John DeAngelis, Howard Rothman and Bidyut Niyogi; and (b) matters as to which Harris or the Harris Semiconductor Sector has received written notice.

                  "Sellers' Knowledge" means the actual knowledge of one or more of the following individuals after reasonable inquiry: G.L. Williams, G.L. Gidzinski, D.J. Heneghan, L.J. Hart, L.W. Sims, S.C. Ahrens, Russell Morcom, Dennis M. Marini and Karl McCalley.

                  "Semiconductor Patent Organization" means the intellectual property group of the Harris Semiconductor Sector Legal Department.

                  "Shared Contracts" has the meaning set forth in Section 3.9 of the Master Agreement.

                  "Shareholders Agreement" means the Securities Purchase and Holders Agreement, dated as of the Closing Date, among Harris, Parent and Management Investors (as such term is defined therein), and which shall be substantially in the form attached to the Master Agreement as Exhibit K.

                  "Software" means the manifestation of computer programs and databases in tangible or physical form, including, but not limited to magnetic media, firmware, and documentation in the form of source code, object code or microcode; Software includes, but is not limited to management information systems, computer aided design and/or engineering programs, computer aided manufacturing programs, CADBUS programs, machinery control programs, and personal computer programs, in each case that is owned by or licensed to one or more of the Business Entities and relevant to the Business. Software does not include any Technology or any Intangible Property Rights.

                  "Software Licenses" means agreements of the Business Entities with third parties concerning Software (other than Transition Services Software) used in or on behalf of the Business, which agreements include rights flowing from third parties to the Business Entities or from the Business Entities to third parties.

                  "Software Type 1" means Software owned by one or more of the Sellers that is specific to the Business. Software Type 1 does not include Transition Services Software.

                  "Software Type 2" means Software owned by one or more of the Sellers that is not specific to the Business, but is used in or for the benefit of the operations of the Business. Software Type 2 does not include Transition Services Software.

                  "Statement of Changes" has the meaning set forth in Section 3.3(d) of the Master Agreement.

                  "Subleased Real Estate" has the meaning set forth in Section
2.1 of the Master Agreement.

                  "Subleases" has the meaning set forth in Section 2.1 of the Master Agreement.

                  "Subsidiary" means and refers to any corporation, association or other business entity of which more than fifty (50) percent of the issued and outstanding shares of capital stock or equity interests is owned or controlled, directly or indirectly, by Sellers or Buyer, as the case may be, and in which Sellers or Buyer, as the case may be, has the power, directly or indirectly, to elect a majority of the directors.

                  "Suppression Business" means the operations of that portion of the Harris Semiconductor Sector, including but not limited to the facilities located in Dundalk, Ireland, that are engaged in the definition, design, development, manufacture and sale of the Suppression Products.

                  "Suppression Products" means transient voltage suppression devices ("TVS") currently produced by Harris Semiconductor Sector covering applications in the 3.5 volts to 480,000 volts spectrum at the electronic circuit board level and in power systems. These TVS devices are the following types including custom flow versions of these types: (a) metal oxide varistors ("MOVs") assembled in various radial packages and disc form covering a voltage range of 5.5 to 600v (family of products are CP, BA/BB, CA, CH, DA, DB, HA,LA. LA "C" III, NA. UltraMOV, MA, PA, RA, ZA; (b) surface mountable multilayer varistors ("MLs") chips used in standard industry sizes (0603, 0805, 1206, 1210, 1812, 2220) sold in the following series: ML, MLE, AUML; through-hole and surface mount thyristor protection devices; (c) SCR/Thyristors TVS used to protect Communication circuits, sold under SURGECTOR trademark (SGT27x.x and SGTxxxxSC, SGTxxxSB series) in TO-202 and DO-214AA industry standard packages; (d) AS series of High Energy Metal-Oxide Arrestor blocks (3KV-4KV in 32mm, 42mm, 60mm diameters); (e) SCR/diode arrays utilizing a patented structure used in 3v to 35v high speed data line protection applications (p/n: SP720, SP721, SP723 and SP724).

                  "Surveys" has the meaning set forth in Section 7.6 of the Master Agreement.

                  "Tax Contest" has the meaning set forth in Section 9.7.4(a) of the Master Agreement.

                  "Tax Data" has the meaning set forth in Section 9.7.5(a) of the Master Agreement.

                  "Tax Documentation" has the meaning set forth in Section 9.7.5(a) of the Master Agreement.

                  "Tax Indemnification Liability" has the meaning set forth in
Section 9.7.4(a) of the Master Agreement.

                  "Tax Indemnified Party" has the meaning set forth in Section 9.7.4(a) of the Master Agreement.

                  "Tax Indemnitor" has the meaning set forth in Section 9.7.4(a) of the Master Agreement.

                  "Taxes" in the plural and "Tax" in the singular means all Federal, state, local and foreign taxes, including income, gains, receipts, profits, license, alternative minimum, employment (including Social Security, withholding and state disability), excise, franchise, gross income, real or personal property, ad valorem, sales, use, customs, duties, transfer and other taxes, fees, assessments or charges of any kind, together with all interest, additions to tax and penalties relating thereto.

                  "Tax Return" means any return, report, declaration, form, claim for refund, information return, statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Technology" means the manifestation in tangible or physical form of all types of technical information and data including, but not limited to, inventions, works of authorship, know-how; product definitions and designs; research and development, engineering, manufacturing, assembly, process, test, quality control, procurement, and service specifications, procedures, standards, and reports; maskworks; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae, in each case that is owned by or licensed to one or more of the Business Entities and relevant to the Business. Technology does not include any Software or any Intangible Property Rights.

                  "Technology Type 1" means Technology owned by Business Entities and in the possession of the Business Entities as of the Closing Date that (a) is specific to Products, and (b) is resident at the Facilities.

                  "Technology Type 2" means Technology owned by Business Entities and in the possession of the Business Entities as of the Closing Date that is either (a) specific to Products but not resident at the Facilities or
(b) not specific to, but is used in the operations of, the Business, whether located at the Facilities or elsewhere.

                  "Title Company" has the meaning set forth in Section 7.5 of the Master Agreement.

                  "Title Commitments" has the meaning set forth in Section 7.5 of the Master Agreement.

                  "Title Policies" has the meaning set forth in Section 7.5 of the Master Agreement.

                  "Trade Secrets" means information relating to Technology or Software that is considered to be proprietary information by the owner, is maintained on a confidential or secret basis by the owner, and is not generally known to other parties.

                  "Transaction Documents" means the Master Agreement, the Ancillary Agreements, and the other documents and instruments contemplated by the Master Agreement and the Ancillary Agreements to be delivered at the Closing.

                  "Transfer Taxes" has the meaning set forth in Section 9.6 of the Master Agreement.

                  "Transferred Assets" has the meaning set forth in Section 2.1 of the Master Agreement.

                  "Transferred Facilities" means the Manufacturing Facilities, the Design Facilities, and the Sales Offices.

                  "Transferred Subsidiaries" means the following direct and indirect Subsidiaries of Harris: Harris Semiconductor, LLC (US), a Delaware limited liability company; Harris Semiconductor (Ohio), LLC, a Delaware limited liability company; Harris Semiconductor (Pennsylvania), LLC, a Delaware limited liability company; Choice Microsystems, Inc., a Kansas corporation; Harris Advanced Technology (Malaysia) Sdn. Bhd., a Malaysian corporation; Harris Semiconducteurs SARL (France), a French corporation; Harris Semiconductor S.r.l. (Italy), an Italian corporation; Harris Semiconductor China Ltd. (Hong Kong), a Hong Kong corporation; Harris Semiconductor (Taiwian) Ltd., a Taiwanese corporation; Harris KK (Japan), a Japanese corporation; Harris Semiconductor Y.H. (Korea), a Korean corporation; Harris Semiconductor

(Suzhou) Co. Ltd. (China), a Chinese corporation; Guangzhou Harris Telecommunications Company, Ltd., a Chinese Corporation, and Anshan Harris Broadcast Equipment Co., Ltd., a Chinese corporation.

                  "Transferee Employees" has the meaning set forth in Section 6.1(b) of the Master Agreement.

                  "Transition Services Agreement" means the Transition Services Agreement the form of which is attached to the Master Agreement as Exhibit H.

                  "Transition Services Software" means Software utilized in the delivery of the services referred to on Exhibit A to the Transition Services Agreement.

                  "Union Plants" means the Mountaintop, Pennsylvania and Findlay, Ohio plants of the Business.

                  "Warn Act" means the U.S. Workers' Adjustment Retraining Notification Act, as amended.

                  "Welfare Plan" has the meaning set forth in Section 4.18.1(a) of the Master Agreement.

         2. RULES OF CONSTRUCTION. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) references in the singular or to "him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
(d) the use of the word "including" shall mean including, without limitation, with regard to the items listed thereafter; (e) provisions apply to successive events and transactions; (f) references to Articles, Sections, Schedules and Exhibits in a Transaction Document shall refer to Articles, Sections, Schedules and Exhibits of that Transaction Document, unless otherwise specified; (g) the headings in the Transaction Documents are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Transaction Documents or any provision thereof; (h) the Transaction Documents shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused the Transaction Documents to be drafted; (i) the use of the term "specific" in relation to a subject means relating exclusively to that subject; and (j) references to "commercially reasonable efforts" in the Transaction Documents shall require the efforts that a prudent person desirous of achieving a commercially reasonable result would use in similar circumstances to achieve a result within a commercially reasonable time; and (k) references to "commercially reasonable efforts" in the IP Transfer Agreements shall not require the payment of more than nominal consideration or the granting or surrendering of more than nominal rights.

                                                                       EXHIBIT B

                              AGREEMENT CONVENTIONS
                              ---------------------


         1. FURTHER ASSURANCES. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances, assumptions, and powers of attorney as may reasonably be required for (a) the better assigning, transferring, granting, conveying, assuming, assuring and confirming to such other party, or its successors and assigns, of any of the assets, properties or liabilities to be assigned to it, or (b) the reassignment or return to Sellers of assets that may have been inadvertently assigned, transferred or delivered to Buyer but should not have been so assigned, transferred or delivered, in each case as provided in the Transaction Documents.

         2. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under the Transaction Documents shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile transmission or telegram. All such notices, requests, demands, waivers and other communication shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by certified or registered mail, on the seventh business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered, (iv) if by facsimile or telegram, on the next business day following the day on which such facsimile or telegram was sent, PROVIDED that a copy is also sent by certified or registered mail.

         If to Buyer or Parent:


         Citicorp Venture Capital Ltd.
         399 Park Avenue
         Sixth Floor
         New York, New York  10043
         Facsimile:  (212) 888-2940
         Attention:  Paul C. ("Chip") Schorr, IV


         with a copy to:


         Dechert Price & Rhoads
         4000 Bell Atlantic Tower
         1717 Arch Street
         Philadelphia, Pennsylvania  19103
         Facsimile:  (215) 994-2222
         Attention:  G. Daniel O'Donnell

         If to Harris or Sellers, to:

         Harris Corporation
         1025 W. NASA Boulevard
         Melbourne, Florida  32919
         Attention:  Corporate Secretary
         Facsimile:  (407) 727-9222


         with a copy to:

         Squire, Sanders and Dempsey
         1201 Pennsylvania Avenue, N.W.
         P.O. Box 407
         Washington, D.C.  20044-0407
         Facsimile:  (202) 626-6780
         Attention:  James J. Maiwurm/John C. Henry

or, in each case, to such other address as may be specified in writing to the other parties.

         Any party may give any notice, instruction or communication in connection with the Transaction Documents using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions, or communications are to be delivered by giving the other parties to the Transaction Documents notice thereof in the manner set forth in this Section 2.

         3. ASSIGNMENT. The Transaction Documents may not be assigned by any party thereto without the written consent of the other parties thereto, PROVIDED, HOWEVER that Buyer may assign its rights under the Transaction Documents as collateral security to any bona fide financial institution which is engaged in financing in the ordinary course providing financing to consummate the transactions contemplated hereby or any financial institution which is engaged in financing in the ordinary course through whom such financing is refunded, replaced, or refinanced and any of the foregoing financial institutions may, in enforcing its rights in connection with such financing, assign Buyer's rights or cause Buyer to assign its rights under the Transaction Documents in connection with a sale of Buyer or Parent or the business in the form then being conducted by Buyer substantially as an entirety; and PROVIDED, FURTHER, Buyer may assign its rights under the Transaction Documents, in whole or in part, but subject to all limitations contained in the Transaction Documents, to one or more Subsidiaries of Buyer, PROVIDED that, in any such case, Buyer gives Seller prior written notice of such assignment, and PROVIDED FURTHER that any assignment by Buyer pursuant to this Section 3 shall not release Buyer or Parent from any of their respective obligations under the Master Agreement or any of the other Transaction Documents. Buyer and Parent may engage in a PRO TANTO assignment of their rights under the Transaction Documents, other than the IP Transfer Agreements, to a bona fide purchaser of a Transferred

Facility, subject to the prior written consent of Harris, which shall not be unreasonably withheld, delayed or conditioned; provided however, that no such consent shall be required for any assignment in connection with the sale, conveyance, lease, sublease, assignment or other transfer of the Malaysia Facility or any portion thereof or interest therein. No such assignment shall relieve Buyer and Parent of their obligations under the Transaction Documents. The Transaction Documents shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. Notwithstanding that provided in this Section 3, Intersil Corporation, as assignee of Licensee (as such term is defined in the Harris Trademark License Agreement), may sublicense the Licensed Trademarks (as such term is defined in the Harris Trademark License Agreement) to Intersil Prism, LLC ("Intersil Prism"), a limited liability company organized under the laws of the State of Delaware, provided that in the event of any such sublicense, Intersil Prism will be subject to the terms of the Harris Trademark License Agreement and shall not have the right to sublicense the Licensed Trademarks.

         4. ENTIRE AGREEMENT; AMENDMENT; GOVERNING LAW; ETC. The Transaction Documents (together with the Exhibits and Schedules thereto) embody the entire agreement and understanding among the parties hereto with respect to the subject matter thereof. The Transaction Documents may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. The Transaction Documents shall be construed in accordance with and governed by the laws of the State of New York as it applies to contracts to be performed entirely within New York.

         5. SEVERABILITY. The provisions of the Transaction Documents are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause the Transaction Documents to become materially adverse to any party, in which event the parties shall use Best Efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

         6. DISPUTE RESOLUTION AND ARBITRATION. Subject only to Section 13.7 of the Master Agreement, in the event that any dispute arises between the parties pertaining to the subject matter of the Transaction Documents, and the parties, through the senior management of Buyer and Harris, are unable to resolve such dispute within a reasonable time through negotiations and mediation efforts by senior executives of both parties, such dispute shall be resolved as set forth in this Section 6.

         (a) The procedures of this Section 6 may be initiated by a written notice ("Dispute Notice") given by one party ("Claimant") to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution as described above. The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant's position on the dispute. Within twenty (20) days after the other party's ("Respondent") receipt of the Dispute Notice and accompanying materials, the parties shall submit the dispute to non-binding mediation in the



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Washington, D.C. area under the rules of the American Arbitration Association.
All negotiations and mediation procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

         (b) If the dispute is not resolved as provided in paragraph (a) within sixty (60) days after the Respondent's receipt of the Dispute Notice, the dispute shall be resolved by binding arbitration. In the event the dispute is to be resolved pursuant to arbitration, each party shall appoint an arbitrator within seventy-five (75) days after the Respondent's receipt of the Dispute Notice, and the two arbitrators so chosen shall promptly appoint a third arbitrator. If either party fails to name an arbitrator as aforesaid, such arbitrator shall be designated by the American Arbitration Association in the Washington, D.C. area. If any arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator's duties, the arbitrator's successor shall be appointed in the same manner as such arbitrator was appointed.

         (c) Except as otherwise provided in this Section 6, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, which shall be governed by the United States Arbitration Act.

         (d) Any resolution reached through mediation and any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of the Transaction Documents; (iii) may not include special, incidental, consequential or punitive damages; (iv) may in appropriate circumstances include injunctive relief; and
(v) may be entered in court in accordance with the United States Arbitration
Act.

         (e) Arbitration shall not be deemed a waiver of any right of termination under the Transaction Documents, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with the Transaction Documents.

         (f) The arbitrator may not limit, expand or otherwise modify the terms of the Transaction Documents.

         (g) The laws of the State of New York shall apply to any mediation, arbitration, or litigation arising under the Transaction Documents.

         (h) Each party shall bear its own expenses incurred in any mediation, arbitration or litigation, but any expenses related to the compensation and the costs of any mediator or arbitrator shall be borne equally by the parties to the dispute.

         (i) A request by a party to a court for interim measures necessary to preserve a party's rights and remedies for resolution pursuant to this Section 6 shall not be deemed a waiver of the obligation to mediate or of the agreement to arbitrate.



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

         (j) The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of mediation or arbitration in confidence.

         7. NO OTHER DUTIES. The only duties and obligations of the parties are as specifically set forth in the Transaction Documents, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

         8. RELIANCE ON COUNSEL AND OTHER ADVISORS. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into the Transaction Documents. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of the Transaction Documents.

         9. THIRD-PARTY RIGHTS. Except as expressly provided in Article 13 of the Master Agreement with respect to Indemnitees, the parties do not intend to confer any benefit hereunder on any Person other than the parties hereto and their respective successors in interest.

         10. EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules referred to in the Transaction Documents and attached thereto is an integral part of the Transaction Documents and is incorporated in the respective Transaction Documents by this reference.

         11. COUNTERPARTS. The Transaction Documents may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one instrument.

         12. HEADINGS. The headings preceding the text of the sections and subsections of the Transaction Documents are inserted solely for convenience of reference, and shall not constitute a part of the Transaction Documents, nor shall they affect the meaning, construction or effect of any of the Transaction Documents.


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